   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON AUGUST 20th, 2003



                                                   REGISTRATION NO. 333-
================================================================================


                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                           ---------------------------

                                    FORM F-10
                          REGISTRATION STATEMENT UNDER
                           THE SECURITIES ACT OF 1933

                             -----------------------

                                 NEUROCHEM INC.
             (Exact name of Registrant as specified in its charter)

                             -----------------------



              Canada                     2834                  Not Applicable
(Province or other jurisdiction   (Primary Standard           (I.R.S. Employer
         of incorporation       Industrial Classification    Identification No.)
         or organization)            Code Number)


                          7220 Frederick-Banting Street
                                    Suite 100
                      Saint-Laurent, Quebec H4S 2A1, Canada
                                 (514) 337-4646
   (Address and telephone number of Registrant's principal executive offices)

                             -----------------------


                              CT Corporation System
                          111 Eighth Avenue, 13th Floor
                            New York, New York 10011
                                 (212) 894-8400

(Name, address (including zip code) and telephone number (including area code) of agent for service in the United States)

                             -----------------------

                                   Copies to:

       Richard Cherney, Esq.                        David Skinner
Davies Ward Phillips & Vineberg LLP                Neurochem Inc.
    1501, McGill College Avenue       7220 Frederick-Banting Street, Suite 100
  Montreal, Quebec H3A 3N9, Canada      Saint-Laurent, Quebec H4S 2A1, Canada
           (514) 841-6400                          (514) 337-4646

      Donald J. Murray, Esq.                     Renaud Coulombe, Esq.
       Dewey Ballantine LLP                          Ogilvy Renault
   1301 Avenue of the Americas           1981 McGill College Avenue, Suite 1100
       New York, NY 10019                    Montreal, Quebec H3A 3C1, Canada
         (212) 259-8000                              (514) 847-4604

                               Guy P. Lander, Esq.
                      Davies Ward Phillips & Vineberg LLP
                               625 Madison Avenue
                               New York, NY 10022
                                 (212) 588-5511

                             -----------------------

            APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE OF THE
          SECURITIES TO THE PUBLIC: As soon as practicable after this
                   Registration Statement becomes effective.


                           Province of Quebec, Canada
                (Principal jurisdiction regulating this offering)

It is proposed that this filing shall become effective (check appropriate box):

A. [ ] Upon filing with the Commission, pursuant to Rule 467(a) (if in connection with an offering being made contemporaneously in the United States and Canada)

B.   |X|  At some future date (check the appropriate box below)

     1. [ ] pursuant to Rule 467(b) on ( ) at ( ) (designate a time not sooner than 7 calendar days after filing).

     2. [ ] pursuant to Rule 467(b) on ( ) at ( ) (designate at time 7 calendar days or sooner after filing) because the securities regulatory authority in the review jurisdiction has issued a receipt or notification of clearance on ( ).


     3. [ ] pursuant to Rule 467(b) as soon as practicable after notification of the Commission by the Registrant or the Canadian securities regulatory authority of the review jurisdiction that a receipt or notification of clearance has been issued with respect hereto.

     4. |X| after the filing of the next amendment to this Form (if preliminary material is being filed).

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to the home jurisdiction's shelf prospectus offering procedures, check the following box. [ ]


                         CALCULATION OF REGISTRATION FEE

   Title of Each Class of         Amount to be         Proposed Maximum         Proposed Maximum            Amount of
      Securities to be             Registered           Offering Price              Aggregate              Registration
         Registered                                      Per Unit(1)             Offering Price                Fee
----------------------------- --------------------- ------------------------ ------------------------ -----------------------
       Common Shares               5,100,000               US$10.15               US$51,765,000              US$4,188

============================= ===================== ======================== ======================== =======================

(1) Estimated solely for the purpose of calculating the amount of the registration fee.


                           ---------------------------

         The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registration Statement shall become effective as provided in Rule 467 under the Securities Act of 1933 or on such date as the Commission, acting pursuant to Section 8(a) of the Act, may determine.

                                     PART I

                     INFORMATION REQUIRED TO BE DELIVERED TO
                             OFFEREES OR PURCHASERS

Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.


PRELIMINARY PROSPECTUS        SUBJECT TO COMPLETION              August 19, 2003
--------------------------------------------------------------------------------

4,200,000 SHARES

 [NEUROCHEM LOGO]


NEUROCHEM INC.
COMMON SHARES
--------------------------------------------------------------------------------

This is the initial public offering of our common shares in the United States. Our common shares are listed on the Toronto Stock Exchange under the trading symbol "NRM," and we have applied to have our common shares quoted on the Nasdaq National Market under the symbol "NRMX." On August 18, 2003, the closing price of the common shares on the Toronto Stock Exchange was CDN$14.48 per share or US$10.41.

P.P. Luxco Holdings II S.A.R.L., a wholly-owned subsidiary of Picchio Pharma Inc., one of the principal shareholders of Neurochem, has confirmed its
intention to purchase          of our common shares, being approximately 33% of
the common shares we are offering, up to a maximum amount of CDN$20 million.

INVESTING IN OUR COMMON SHARES INVOLVES A HIGH LEVEL OF RISK. BEFORE BUYING ANY SHARES, YOU SHOULD CAREFULLY READ THE DISCUSSION OF MATERIAL RISKS OF INVESTING IN OUR COMMON STOCK UNDER THE HEADING "RISK FACTORS" BEGINNING ON PAGE 8.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENCE.

WE ARE PERMITTED TO PREPARE THIS PROSPECTUS IN ACCORDANCE WITH CANADIAN DISCLOSURE REQUIREMENTS, WHICH ARE DIFFERENT FROM THOSE OF THE UNITED STATES. WE PREPARE OUR CONSOLIDATED FINANCIAL STATEMENTS IN ACCORDANCE WITH CANADIAN GENERALLY ACCEPTED ACCOUNTING PRINCIPLES, AND THEY ARE SUBJECT TO CANADIAN AUDITING AND AUDITOR INDEPENDENCE STANDARDS. THEY MAY NOT BE COMPARABLE TO FINANCIAL STATEMENTS PREPARED IN ACCORDANCE WITH GENERALLY ACCEPTED ACCOUNTING PRINCIPLES OF THE UNITED STATES. THE NOTES TO OUR CONSOLIDATED FINANCIAL STATEMENTS FOR THE YEAR ENDED JUNE 30, 2003 SET FORTH THE PRINCIPAL DIFFERENCES BETWEEN CANADIAN GAAP AND US GAAP AS THEY RELATE TO OUR BUSINESS.

OWNING THE COMMON SHARES MAY SUBJECT YOU TO TAX CONSEQUENCES BOTH IN THE UNITED STATES AND CANADA. THIS PROSPECTUS MAY NOT DESCRIBE THESE TAX CONSEQUENCES FULLY. YOU SHOULD CONSULT YOUR OWN TAX ADVISOR WITH RESPECT TO YOUR OWN PARTICULAR CIRCUMSTANCES.

THE ABILITY OF UNITED STATES INVESTORS TO ENFORCE CIVIL LIABILITIES UNDER UNITED STATES FEDERAL SECURITIES LAWS MAY BE AFFECTED ADVERSELY BECAUSE WE ARE INCORPORATED UNDER THE LAWS OF CANADA, MOST OF OUR OFFICERS AND DIRECTORS ARE CANADIAN RESIDENTS, SOME OF THE UNDERWRITERS AND THE EXPERT NAMED IN THE REGISTRATION STATEMENT ARE CANADIAN RESIDENTS AND MOST OF OUR ASSETS ARE LOCATED OUTSIDE THE UNITED STATES.

                                                                                     PER SHARE         TOTAL
                                                                                     ---------         -----
Public offering price                                                                US$               US$
------------------------------------------------------------------------------------ ----------------- ------------
Underwriting fees and commissions                                                    US$               US$
------------------------------------------------------------------------------------ ----------------- ------------
Proceeds, before expenses, to us                                                     US$               US$
------------------------------------------------------------------------------------ ----------------- ------------

The underwriters may also purchase from us up to an additional 630,000 of our common shares at the public offering price to cover over-allotments, if any, within 30 days from the date of this prospectus. If the underwriters exercise the option in full, the total underwriting fees and commissions will be
US$          and our total proceeds, before expenses, will be US$          .

The underwriters are offering the common shares as described under
"Underwriting." Delivery of the shares will be made on or about          , 2003.

                           SOLE BOOK-RUNNING MANAGER

                              UBS Investment Bank

                               -------------------

Banc of America Securities LLC
            RBC Capital Markets
                CIBC World Markets
                    Loewen, Ondaatje, McCutcheon USA Limited
                                        Orion Securities (USA) Inc.

You should rely only on the information contained or incorporated by reference in this prospectus. Neither Neurochem nor the Underwriters have authorized anyone to provide you with information different from that contained in this prospectus or incorporated herein by reference. Neurochem is offering to sell Common Shares and seeking offers to buy Common Shares only in the jurisdictions where offers and sales are permitted. Unless otherwise indicated, the information contained in this prospectus is accurate only as at the date of this prospectus, regardless of the time of delivery of this prospectus or any sale of the Common Shares.


Market data and certain industry forecasts used throughout this prospectus and the documents incorporated by reference herein were obtained from market research, publicly available information and industry publications. We believe that these sources are generally reliable, but the accuracy and completeness of such information is not guaranteed. Neither Neurochem nor the Underwriters has independently verified this information, and neither Neurochem nor the Underwriters make any representation as to the accuracy of the information.


TABLE OF CONTENTS
--------------------------------------------------------------------------------


PROSPECTUS SUMMARY..................................1
RISK FACTORS........................................6
FORWARD-LOOKING STATEMENTS.........................16
EXCHANGE RATE INFORMATION..........................16
USE OF PROCEEDS....................................17
CAPITALIZATION.....................................18
PRICE RANGE AND TRADING VOLUMES OF OUR
  COMMON SHARES ...................................19
DIVIDEND POLICY....................................19
SELECTED CONSOLIDATED FINANCIAL DATA...............20
MANAGEMENT'S DISCUSSION AND ANALYSIS OF
   FINANCIAL CONDITION AND RESULTS OF OPERATIONS . 22
OUR BUSINESS.......................................26
DIRECTORS AND MANAGEMENT...........................40
PRINCIPAL SHAREHOLDERS.............................47
RELATED PARTY TRANSACTIONS AND INTERESTS OF
   MANAGEMENT IN MATERIAL TRANSACTIONS ............49
DESCRIPTION OF SHARE CAPITAL.......................51
CERTAIN INCOME TAX CONSIDERATIONS..................52
UNDERWRITING.......................................57
CORPORATE INFORMATION AND REGISTERED OFFICE........60
DOCUMENTS INCORPORATED BY REFERENCE................60
DOCUMENTS FILED AS PART OF THE REGISTRATION
  STATEMENT .......................................61
WHERE YOU CAN FIND MORE INFORMATION................61
ENFORCEMENT OF CIVIL LIABILITIES...................61
TRANSFER AGENT AND REGISTRAR.......................62
LEGAL MATTERS......................................62
LEGAL PROCEEDINGS..................................62
ELIGIBILITY FOR INVESTMENT.........................62
INDEPENDENT CHARTERED ACCOUNTANTS..................62
PURCHASERS' STATUTORY RIGHTS.......................62
INDEX OF CONSOLIDATED FINANCIAL STATEMENTS
  OF NEUROCHEM ...................................F-1

PROSPECTUS SUMMARY

The following is a summary only and is qualified in its entirety by, and should be read in conjunction with, the more detailed information and financial statements appearing elsewhere in this prospectus. As used in this prospectus, unless the context otherwise requires or indicates, the terms "we", "us", "our", "Neurochem" or the "Company" mean or refer to Neurochem and, unless the context otherwise requires, its subsidiaries and its Affiliates (as such term is defined in this prospectus). The holdings and purchases of Common Shares by Picchio Pharma through P.P. Luxco Holdings II S.A.R.L. are referred to in and for the purposes of this prospectus as being holdings and purchases of Picchio Pharma.

In this prospectus, unless otherwise indicated, all dollar amounts and references to "$" are to Canadian dollars and US$ refers to United States dollars. Unless otherwise indicated, the information contained in this prospectus does not give effect to the exercise of the Over-Allotment Option.

OUR BUSINESS

We are a biopharmaceutical company focused on the development and commercialization of innovative therapeutics for neurological disorders. Our strategy is to in-license early-stage products and to focus our resources on the management of clinical development and the commercialization of novel products. We have three orally-administered product candidates in clinical trials and one product candidate in pre-clinical development, each targeting disorders for which there are currently no known cures. Because our drugs target what are known or believed to be the causes of disorders and potentially inhibit their progression, as opposed to merely treating the symptoms of disorders, they are known as "disease modifiers".

Our product candidates consist of a new class of small molecules that are designed to bind to amyloid proteins. There are at least 21 different proteins recognized as, or believed to be, causative agents of severe amyloid-related disorders. All of these proteins can change structure by binding to components of proteins known as "GAGs", generate strands of amyloid known as amyloid fibrils and accumulate as amyloid deposits in various organs such as the brain and kidneys. When deposits of a certain type of amyloid protein appear in the brain, they may cause Alzheimer's Disease or certain types of strokes and when deposits of a different type of amyloid protein appear in the kidneys, they can cause systemic disorders.

Our product candidates are designed to inhibit both the formation of amyloid fibrils and the resulting toxic deposits by mimicking GAGs which promote amyloid fibril formation. We call these molecules "GAG mimetics". Fibrillex(TM), Alzhemed(TM) and Cerebril(TM), our product candidates in clinical trials, are based on our GAG mimetics technology. Our focus on neurology has also led to the development of dual-action compounds to treat epileptic seizures induced by Traumatic Brain Injury ("TBI"). These compounds are designed to protect the brain from neuronal damage often associated with TBI.

Fibrillex(TM), our most advanced product candidate, is in a Phase II/III clinical trial. Fibrillex(TM) is designed to treat Amyloid A Amyloidosis ("AA Amyloidosis"), a systemic disorder resulting in significant illness, organ failure (particularly of the kidney, spleen and liver), and ultimately death.

Alzhemed(TM), our next most advanced product candidate, is our drug for the treatment of Alzheimer's Disease, a degenerative neurological disorder that progressively impairs a person's cognitive functions and gradually destroys the brain. We have completed a Phase II clinical trial for Alzhemed(TM) and are currently designing Phase III efficacy trials.

Cerebril(TM), our third product candidate, is designed to treat Hemorrhagic Stroke due to Cerebral Amyloid Angiopathy ("CAA"). Cerebril(TM) is currently in a Phase II clinical trial. Hemorrhagic Stroke due to CAA is a fatal neurological disorder characterized by recurrent brain hemorrhage.

We are also conducting pre-clinical testing on a compound, NC-1461, for the treatment of epileptic seizures induced by TBI.

The following table illustrates the stage of development, the estimated date of United States Food and Drug Administration ("FDA") New Drug Application ("NDA") filing and the patent expiration date for each of our product candidates:


                                                                                     ESTIMATED US         PATENT
PRODUCT CANDIDATE  TARGET DISORDER           STAGE OF DEVELOPMENT                   NDA FILING (1)     EXPIRATION(2)
------------------ ------------------------- ------------------------------------- ------------------ ----------------
Fibrillex(TM)      AA Amyloidosis            Phase II/III clinical trial                 2005              2014

Alzhemed(TM)       Alzheimer's Disease       Phase III clinical trials in design         2006              2016

                   Hemorrhagic Stroke due
Cerebril(TM)       to CAA                    Phase II clinical trial                     2007              2016

                   Epileptic seizures
NC-1461            induced by TBI            Pre-clinical testing                          -               2018

(1) The actual date of NDA filing, if any, can vary widely depending on a variety of factors. There is no assurance that FDA approval will be obtained following NDA filing and there is typically a period of many months from filing to approval of a product. In addition, we may not be able to successfully commercialize our products, even if they are approved.

(2) See "Our business - Intellectual Property" for a more detailed discussion of our patent portfolio.

OUR BUSINESS STRATEGY


Our goal is to become a leading biopharmaceutical company in the development and commercialization of innovative therapeutics for neurological disorders. To achieve this goal, we are pursuing the following strategies:

>>   Target unmet medical needs;

>>   Expedite clinical development;

>>   Maximize ownership and control of our products;

>> Maintain a staged product pipeline through internal development and in-licensing; and

>> Leverage management's scientific, product development and commercialization expertise.

REGISTERED OFFICE


Our registered office is located at 7220 Frederick-Banting Street, Suite 100, Saint-Laurent, Quebec, H4S 2A1. Our corporate website is www.neurochem.com. The information contained on our website is not part of this prospectus.

THE OFFERING





Common Shares we are Offering...    This Offering is the initial public offering
                                    of Neurochem's Common Shares in the United
                                    States and is a new issue of Common Shares in Canada. We are offering 4,200,000 Common
                                    Shares.

Common Shares Outstanding after
the Offering....................    27,861,931 Common Shares

Use of Proceeds.................    We currently intend to use the net proceeds
                                    of the Offering to fund pre-clinical testing and clinical trials for our product candidates, primarily Alzhemed(TM); for other research and development programs; for capital expenditures, including for additional laboratory and analytical equipment to enhance our drug discovery and screening capabilities and for leasehold improvements for additional laboratory and office facilities; and the balance for working capital and general corporate purposes.

                                    See "Use of proceeds".

Purchase by Principal Shareholder   P.P. Luxco Holdings II S.A.R.L., a wholly-
                                    owned subsidiary of Picchio Pharma Inc.,
                                    one of the principal shareholders of
                                    Neurochem, has confirmed its intention to
                                    purchase                 of the Common
                                    Shares offered hereby, being approximately
                                    331/3% of the Common Shares offered hereby, without giving effect to the exercise of the Over-Allotment Option, up to a maximum of $20 million. See "Principal shareholders",
                                    "Underwriting" and "Related party and
                                    transactions and interest of management in material transactions".

TSX Symbol......................    NRM

Proposed NASDAQ Symbol..........    NRMX

Risk factors....................    An investment in the Common Shares offered
                                    hereby involves certain risks which should be carefully considered by prospective investors. See "Risk factors".



The number of Common Shares referred to above that will be outstanding immediately after the completion of the Offering is based on the number of Common Shares outstanding as of August 18, 2003, and excludes:

>> up to 630,000 Common Shares, if any, issuable on the exercise of the Over-Allotment Option as described under "Underwriting";

>> 4,000,000 Common Shares issuable upon the exercise of warrants outstanding at a weighted average exercise price of $4.53 per Common Share;

>> 100,000 additional Common Shares reserved for issuance pursuant to options granted in 1994 prior to establishing our Stock Option Plan (as defined in this prospectus) at a weighted average exercise price of US$2.50 per Common Share; and

>> up to 3,196,973 additional Common Shares reserved for issuance under our Stock Option Plan.

SUMMARY CONSOLIDATED FINANCIAL INFORMATION

     Set forth below is a summary of our consolidated financial information as of the dates and for the periods indicated. This summary consolidated financial information is derived from our audited consolidated financial statements for the years ended June 30, 2003, 2002 and 2001, which have been audited by KPMG LLP. The summary consolidated financial information should be read in conjunction with such statements and the related notes as well as "Management's discussion and analysis of financial condition and results of operations" included elsewhere in this prospectus. For your convenience, we have converted certain Canadian dollar amounts for the year ended June 30, 2003 into US dollars at the rate of US$0.7378 per $1.00 (the noon exchange rate quoted by the Bank of Canada on June 30, 2003). You should not view such currency translations as a representation that such Canadian dollar amounts actually represent such US dollar amounts or could be or could have been converted into US dollars at the rates indicated or at any other rate.

     We prepare our consolidated financial statements in accordance with Canadian GAAP. See Note 16 to our audited consolidated financial statements included in this prospectus for a description of the principal differences between Canadian GAAP and US GAAP as they relate to our business.



                                                                            YEAR ENDED JUNE 30
                                                        ------------------------------------------------------------
STATEMENT OF OPERATIONS DATA:                               2003
                                                             US$          2003           2002            2001
------------------------------------------------------- -------------- -------------- -------------- ---------------

                                                           (In thousands of dollars, except per share and share
                                                                                 amounts)
  Revenues:
    Research contracts..............................             $-             $-         $2,271        $6,370

  Expenses:
    Research and development........................         13,857         18,782         15,304         9,926
    Research tax credits............................         (1,040)        (1,410)        (1,048)         (752)
    Research grants and other.......................         (1,398)        (1,895)        (2,071)       (1,837)
                                                           --------       --------       --------       -------
                                                             11,419         15,477         12,185         7,337
    General and administrative......................          5,300          7,184          3,698         3,189
    Depreciation of property and equipment..........            752          1,019            758           348
    Amortization of patent costs....................            131            178            130            74
    Interest and bank charges.......................            106            144            232           127
                                                           --------       --------       --------       -------
                                                             17,708         24,002         17,003        11,075
                                                           --------       --------       --------       -------
  Net loss before undernoted items..................        (17,708)       (24,002)       (14,732)       (4,705)
  Investment and other income:
    Interest income.................................            590            800          1,144         1,979
    Foreign exchange................................             74            100            113            39
    Gain on disposal of intellectual property.......          2,570          3,484              -             -
                                                           --------       --------       --------       -------
  Net loss..........................................       $(14,474)      $(19,618)      $(13,475)      $(2,687)
                                                           ========       ========       ========       =======
  Net loss per share:
    Basic and diluted...............................         $(0.66)        $(0.90)        $(0.75)       $(0.15)
  Basic weighted average number of Common
    Shares outstanding..............................     21,770,541     21,770,541     18,007,392    17,436,716


                                                                   AS AT JUNE 30, 2003
                                          -----------------------------------------------------------------------
                                                ACTUAL        AS ADJUSTED(1)         ACTUAL              AS
BALANCE SHEET DATA:                              US$              US $                            ADJUSTED(1),(2)
----------------------------------------- ---------------- ----------------- ------------------- ----------------

                                                                (In thousands of dollars)

Cash, cash equivalents and marketable
securities..........................           $12,051         $52,551           $16,334            $72,662
Research tax credits receivable.....               866             866             1,174              1,174
Working capital.....................            10,346          50,846            14,023             70,351
Total assets........................            22,990          63,490            31,160             87,488
Obligations under capital leases -
long-term portion...................               467             467               633                633
Total liabilities...................             4,764           4,764             6,457              6,457
Total shareholders' equity..........            18,226          58,726            24,703             81,031

(1) As adjusted to give effect to the sale of 4,200,000 Common Shares pursuant to the Offering, at an assumed Offering price of US$10.41, and our receipt of estimated net proceeds of US$40.5 million. See "Use of proceeds".

(2) For the purposes of the adjustment, we have assumed that the net proceeds from the Offering will be received in US dollars and we have converted such proceeds using the noon exchange rate on August 18, 2003 for one Canadian dollar, expressed in US dollars, as quoted by the Bank of Canada, being US$0.7190.

--------------------------------------------------------------------------------

RISK FACTORS

Investing in our Common Shares involves a significant amount of risk. You should carefully consider the risks described below, together with all of the other information included in this prospectus and the documents incorporated by reference into this prospectus, before making an investment decision. If any of the following risks actually occurs, our business, financial condition or results of operations could be adversely affected. In such an event, the trading price of our Common Shares could decline and you may lose part or all of your investment.

RISKS RELATED TO US AND OUR BUSINESS


WE HAVE A HISTORY OF LOSSES, AND WE HAVE NOT GENERATED ANY PRODUCT REVENUES. WE MAY NEVER ACHIEVE OR MAINTAIN PROFITABILITY.


All of our potential products are in development, and as a result we have not to date generated any revenues from product sales. We have incurred substantial expenses in our efforts to develop products. Consequently, we have generated operating losses each year since our inception, and as of June 30, 2003 we had an accumulated deficit of approximately $62.8 million (US$46.3 million). We do not expect to generate any revenues from product sales for several years, and our expenses are likely to increase as we expand our research and development and clinical study programs and our sales and marketing activities and seek regulatory approval for our product candidates. We may never commercialize any of our products. Even if we succeed in developing commercial products, we expect to incur additional operating losses for at least the next several years. If we do not ultimately commercialize products and achieve or maintain profitability, your investment in our shares could result in a significant or total loss.

WE DO NOT HAVE THE REQUIRED APPROVALS TO MARKET ANY OF OUR PRODUCT CANDIDATES, AND WE DO NOT KNOW IF WE WILL EVER RECEIVE SUCH APPROVALS.


None of our product candidates has received regulatory approval for commercial sale. We cannot market a pharmaceutical product in any jurisdiction until it has completed rigorous preclinical testing and clinical trials and such jurisdiction's extensive regulatory approval process. In general, significant research and development and clinical studies are required to demonstrate the safety and efficacy of our product candidates before we can submit regulatory applications. Preparing, submitting and advancing applications for regulatory approval is complex, expensive and time consuming and entails significant uncertainty. We have not completed this process for any product candidates. Even if a product is approved by the FDA or any other regulatory authority, we may not obtain approval for an indication whose market is large enough to recoup our investment in that product. We may never obtain the required regulatory approvals for any of our product candidates.




OUR CLINICAL TRIALS MAY NOT YIELD RESULTS WHICH WILL ENABLE US TO OBTAIN REGULATORY APPROVAL FOR OUR PRODUCTS.


We will only receive regulatory approval for a product candidate if we can demonstrate in carefully designed and conducted clinical trials that the product candidate is safe and effective. We do not know whether our pending or any future clinical trials will demonstrate sufficient safety and efficacy to obtain the requisite regulatory approvals or will result in marketable products. Clinical trials are lengthy, complex, expensive and uncertain processes. It will take us several years to complete our testing, and failure can occur at any stage of testing. Results attained in preclinical testing and early clinical studies, or trials, may not be indicative of results that are obtained in later studies. We may suffer significant setbacks in advanced clinical trials, even after promising results in earlier studies. Based on results at any stage of clinical trials, we may decide to repeat or redesign a trial or discontinue development of one or more of our product candidates. If we fail to adequately demonstrate the safety and efficacy of our products under development, we will not be able to obtain the required regulatory approvals to commercialize our product candidates.

RISK FACTORS
--------------------------------------------------------------------------------

Clinical trials are subject to continuing oversight by governmental regulatory authorities and institutional review boards and:

>>   must meet the requirements of these authorities;

>>   must meet requirements for informed consent; and

>>   must meet requirements for good clinical practices.

We may not be able to comply with these requirements.

We rely on third parties, including contract research organizations and outside consultants, to assist us in managing and monitoring clinical trials. Our reliance on these third parties may result in delays in completing, or in failing to complete, these trials if they fail to perform with the speed and level of competence we expect.

If clinical trials for a product candidate are unsuccessful, we will be unable to commercialize such product candidate. If one or more of our clinical trials are delayed, we will be unable to meet our anticipated development or commercialization timelines. Either circumstance could cause the price of our shares to decline.

IF WE ENCOUNTER DIFFICULTIES ENROLLING PATIENTS IN OUR CLINICAL TRIALS, OUR TRIALS COULD BE DELAYED OR OTHERWISE ADVERSELY AFFECTED.


Clinical trials for our product candidates require that we identify and enroll a large number of patients with the disorder under investigation. We may not be able to enroll a sufficient number of patients to complete our clinical trials in a timely manner. Patient enrollment is a function of many factors including:

>>   design of the protocol;

>>   the size of the patient population;

>>   eligibility criteria for the study in question;

>>   perceived risks and benefits of the drug under study;

>>   availability of competing therapies;

>>   efforts to facilitate timely enrollment in clinical trials;

>>   patient referral practices of physicians; and

>>   availability of clinical trial sites.

If we have difficulty enrolling a sufficient number of patients to conduct our clinical trials as planned, we may need to delay or terminate ongoing clinical trials.

A SETBACK IN ANY OF OUR CLINICAL TRIALS WOULD LIKELY CAUSE A DROP IN THE PRICE OF OUR SHARES.


We have an ongoing Phase II/III clinical trial of Fibrillex(TM) and expect to begin enrollment for Phase III clinical trials of Alzhemed(TM) and Cerebril(TM) in 2004. Setbacks in any phase of the clinical development of our product candidates would likely cause a drop in the price of our shares. Moreover, because Alzhemed(TM) and Cerebril(TM) are the same compound, a failure in the development of either of these product candidates could have a negative impact on the development of the other.

EVEN IF WE OBTAIN REGULATORY APPROVALS OF OUR PRODUCT CANDIDATES, WE WILL BE SUBJECT TO STRINGENT ONGOING GOVERNMENT REGULATION.


Even if regulatory authorities approve any of our product candidates, the manufacture, marketing and sale of such products will be subject to strict and ongoing regulation. Compliance with such regulation will be expensive and consume substantial financial and management resources. For example, an approval for a product may be conditioned on our conducting costly post-marketing follow-up studies. In addition, if based on these studies, a regulatory authority does not believe that the product

RISK FACTORS
--------------------------------------------------------------------------------

demonstrates a benefit to patients, such authority could limit the indications for which the product may be sold or revoke the product's regulatory approval.

We and our contract manufacturers will be required to comply with applicable current Good Manufacturing Practice ("GMP") regulations for the manufacture of our products. These regulations include requirements relating to quality assurance as well as the corresponding maintenance of records and documentation. Manufacturing facilities must be approved before we can use them in commercial manufacturing of our products and are subject to subsequent periodic inspection by regulatory authorities. In addition, material changes in the methods of manufacturing or changes in the suppliers of raw materials are subject to further regulatory review and approval.

If we or any future marketing collaborators or contract manufacturers fail to comply with applicable regulatory requirements, we may be subject to sanctions including fines, product recalls or seizures, injunctions, total or partial suspension of production, civil penalties, withdrawals of previously granted regulatory approvals and criminal prosecution. Any of these penalties could delay or prevent the promotion, marketing or sale of our products.

IF OUR PRODUCTS DO NOT GAIN MARKET ACCEPTANCE, WE MAY BE UNABLE TO GENERATE SIGNIFICANT REVENUES.


Even if our products are approved for sale, they may not be successful in the marketplace. Market acceptance of any of our products will depend on a number of factors including:

>>   demonstration of clinical effectiveness and safety;

>>   the potential advantages of our products over alternative treatments;

>> the availability of acceptable pricing and adequate third-party reimbursement; and

>>   the effectiveness of marketing and distribution methods for the products.

If our products do not gain market acceptance among physicians, patients and others in the medical community, our ability to generate significant revenues from our products would be limited.

WE MAY NOT ACHIEVE OUR PROJECTED DEVELOPMENT GOALS IN THE TIME FRAMES WE ANNOUNCE AND EXPECT.


We set goals for and make public statements regarding timing of the accomplishment of objectives material to our success, such as the commencement and completion of clinical trials, anticipated regulatory approval dates and time of product launch. The actual timing of these events can vary dramatically due to factors such as delays or failures in our clinical trials, the uncertainties inherent in the regulatory approval process and delays in achieving manufacturing or marketing arrangements sufficient to commercialize our products. There can be no assurance that our clinical trials will be completed, that we will make regulatory submissions or receive regulatory approvals as planned or that we will be able to adhere to our current schedule for the launch of any of our products. If we fail to achieve one or more of these milestones as planned, the price of our shares could decline.

IF WE FAIL TO OBTAIN ACCEPTABLE PRICES OR ADEQUATE REIMBURSEMENT FOR OUR PRODUCTS, OUR ABILITY TO GENERATE REVENUES WILL BE DIMINISHED.


Our ability to successfully commercialize our products will depend significantly on our ability to obtain acceptable prices and the availability of reimbursement to the patient from third-party payers, such as government and private insurance plans. While we have not commenced discussions with any such parties, these third-party payers frequently require companies to provide predetermined discounts from list prices, and they are increasingly challenging the prices charged for pharmaceuticals and other medical products. Our products may not be considered cost-effective, and reimbursement to the patient may not be available or sufficient to allow us to sell our products on a competitive basis. We may not be able to negotiate favorable reimbursement rates for our products.

In addition, the continuing efforts of third-party payers to contain or reduce the costs of healthcare through various means may limit our commercial opportunity and reduce any associated revenue and profits. We expect proposals to implement similar government control to continue. In addition, increasing emphasis on managed care will continue to put pressure on the pricing of pharmaceutical

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and biopharmaceutical products. Cost control initiatives could decrease the price that we or any potential collaborators could receive for any of our future products and could adversely affect our profitability. In addition, in Canada and in many other countries, pricing and/or profitability of some or all prescription pharmaceuticals and biopharmaceuticals are subject to government control.

If we fail to obtain acceptable prices or an adequate level of reimbursement for our products, the sales of our products would be adversely affected or there may be no commercially viable market for our products.

COMPETITION IN OUR TARGETED MARKETS IS INTENSE, AND DEVELOPMENT BY OTHER COMPANIES COULD RENDER OUR PRODUCTS OR TECHNOLOGIES NON-COMPETITIVE.


The biopharmaceutical industry is highly competitive. New products developed by other companies in the industry could render our products or technologies non-competitive. Competitors may have developed or may be developing technologies that could form the basis for competitive products. Some of these products may be more effective or have an entirely different approach or means of accomplishing the desired effect than our products. We expect competition from biopharmaceutical and pharmaceutical companies and academic research institutions to increase over time. Many of our competitors and potential competitors have substantially greater product development capabilities and financial, scientific, marketing and human resources than we do. Our competitors may succeed in developing products earlier and in obtaining regulatory approvals and patent protection for such products more rapidly than we can or at a lower price.

WE MAY NOT OBTAIN ADEQUATE PROTECTION FOR OUR PRODUCTS THROUGH OUR INTELLECTUAL PROPERTY.


Our success depends, in large part, on our ability to protect our competitive position through patents, trade secrets, trademarks and other intellectual property rights. The patent positions of pharmaceutical and biopharmaceutical firms including Neurochem are uncertain and involve complex questions of law and fact for which important legal issues remain unresolved. The patents issued or to be issued to us may not provide us with any competitive advantage. Our patents may be challenged by third parties in patent litigation, which is becoming widespread in the biopharmaceutical industry. In addition, it is possible that third parties with products that are very similar to ours will circumvent our patents by means of alternate designs or processes. We may have to rely entirely on method of use protection for our products, which may not confer the same protection as composition of matter patents. We cannot be certain that we are the first creator of inventions covered by pending patent applications or that we were the first to file patent applications for any such inventions and, if we are not, we may be subject to inventorship claims. We may be required to disclaim part of the term of certain patents or all of the term of certain patent applications. There may be prior art of which we are not aware that may affect the validity or enforceability of a patent claim. There also may be prior art of which we are aware, but which we do not believe affects the validity or enforceability of a claim, which may, nonetheless ultimately be found to affect the validity or enforceability of a claim. No assurance can be given that our patents would be declared by a court to be valid or enforceable or that a competitor's technology or product would be found by a court to infringe our patents. Applications for patents and trademarks in Canada, the United States and in foreign markets have been filed and are being actively pursued by us. Pending patent applications may not result in the issuance of patents, and we may not develop additional proprietary products which are patentable.

Patent applications relating to or affecting our business have been filed by a number of pharmaceutical and biopharmaceutical companies and academic institutions. A number of the technologies in these applications or patents may conflict with our technologies, patents or patent applications, and such conflict could reduce the scope of patent protection which we could otherwise obtain. We could also become involved in interference proceedings in connection with one or more of our patents or patent applications to determine priority of invention.

In addition to patents, we rely on trade secrets and proprietary know-how to protect our intellectual property. We generally require our employees, consultants, outside scientific collaborators and sponsored researchers and other advisors to enter into confidentiality agreements. These agreements provide that all confidential information developed or made known to the individual during the course

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of the individual's relationship with us is to be kept confidential and not disclosed to third parties except in specific circumstances. In the case of our employees, the agreements provide that all of the technology which is conceived by the individual during the course of employment is our exclusive property. These agreements may not provide meaningful protection or adequate remedies in the event of unauthorized use or disclosure of our proprietary information. In addition, it is possible that third parties could independently develop proprietary information and techniques substantially similar to ours or otherwise gain access to our trade secrets.

We currently have the right to use certain technology under license agreements with third parties. Our failure to comply with the requirements of material license agreements could result in the termination of such agreements, which could cause us to terminate the related development program and cause a complete loss of our investment in that program.

As a result of the foregoing factors, we cannot rely on our intellectual property to protect our products in the marketplace.

WE MAY INFRINGE THE INTELLECTUAL PROPERTY RIGHTS OF OTHERS.


Our commercial success depends significantly on our ability to operate without infringing the patents and other intellectual property rights of third parties. There could be issued patents of which we are not aware that our products infringe or patents, that we believe we do not infringe, but that we may ultimately be found to infringe. Moreover, patent applications are in many cases maintained in secrecy until patents are issued. The publication of discoveries in the scientific or patent literature frequently occurs substantially later than the date on which the underlying discoveries were made and patent applications were filed. Because patents can take many years to issue, there may be currently pending applications of which we are unaware that may later result in issued patents that our products infringe. For example, pending applications may exist that provide support or can be amended to provide support for a claim that results in an issued patent that our product infringes.

In the event of infringement or violation of another party's patent, we may be required to obtain a license from that party or redesign our products so as not to infringe the patent. We may not be able to enter into licensing arrangements at a reasonable cost or effectively redesign our products. Any inability to secure licenses or alternative technology could result in delays in the introduction of our products or lead to prohibition of the manufacture or sale of products by us.

PATENT LITIGATION IS COSTLY AND TIME CONSUMING AND MAY SUBJECT US TO
LIABILITIES.


Our involvement in any patent litigation, interference or other administrative proceedings will likely cause us to incur substantial expenses, and the efforts of our technical and management personnel will be significantly diverted. In addition, an adverse determination could subject us to significant liabilities.

WE MAY NOT OBTAIN TRADEMARK REGISTRATIONS.


The Company has filed trademark registrations in connection with Fibrillex(TM), Alzhemed(TM) and Cerebril(TM) in various jurisdictions, including the United States. Although we do not believe that any of these trade names is critical to the success of the product candidate to which it relates, we intend to defend any opposition to our trademark registrations. No assurance can be given that any of our trademarks will be registered in the United States or elsewhere or that the use of any trademark will confer a competitive advantage in the marketplace. Furthermore, even if we are successful in our trademark registrations, the FDA has its own process for drug nomenclature and its own views concerning appropriate proprietary names. It also has the power, even after granting market approval, to request a company to reconsider the name for a product because of evidence of confusion in the market place. No assurance can be given that the FDA or any other regulatory authority will approve of any of our trademarks or will not request reconsideration of one of our trademarks at some time in the future.

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WE WILL REQUIRE SIGNIFICANT ADDITIONAL FINANCING, AND WE MAY NOT HAVE ACCESS TO SUFFICIENT CAPITAL.


After the Offering, we will require additional capital to pursue planned clinical trials, regulatory approvals as well as further research and development and marketing efforts for our product candidates. We do not anticipate generating revenues from operations in the foreseeable future, and we have no committed sources of capital. We intend to raise additional funds through public or private financing, collaborations with other pharmaceutical companies or financing from other sources. Additional funding may not be available on terms which are acceptable to us. If adequate funding is not available on reasonable terms, we may need to delay, reduce or eliminate one or more of our product development programs or obtain funds on terms less favorable than we would otherwise accept. To the extent that additional capital is raised through the sale of equity or convertible debt securities, the issuance of those securities could result in dilution to our shareholders. Moreover, the incurrence of debt financing could result in a substantial portion of our operating cash flow being dedicated to the payment of principal and interest on such indebtedness and could impose restrictions on our operations. This could render us more vulnerable to competitive pressures and economic downturns.

We anticipate that the net proceeds from the Offering, together with our existing working capital, will be sufficient to fund our development programs, clinical trials and other operating expenses into fiscal 2005. However, our future capital requirements are substantial and may increase beyond our current expectations depending on many factors including:

>> the duration and results of our clinical trials for Fibrillex(TM), Alzhemed(TM) and Cerebril(TM);

>>   unexpected delays or developments in seeking regulatory approvals;

>> the time and cost in preparing, filing, prosecuting, maintaining and enforcing patent claims; and

>> other unexpected developments encountered in implementing our business development and commercialization strategies.

OUR REVENUES AND EXPENSES MAY FLUCTUATE SIGNIFICANTLY, AND ANY FAILURE TO MEET FINANCIAL EXPECTATIONS MAY DISAPPOINT SECURITIES ANALYSTS OR INVESTORS AND RESULT IN A DECLINE IN OUR SHARE PRICE.


Our revenues and expenses have fluctuated in the past and are likely to do so in the future. These fluctuations could cause our share price to decline. Some of the factors that could cause our revenues and expenses to fluctuate include:

>> the inability to complete product development in a timely manner that results in a failure or delay in receiving the required regulatory approvals to commercialize our product candidates;

>>   the timing of regulatory submissions and approvals;

>> the timing and willingness of any future collaborators to invest the resources necessary to commercialize our product candidates;

>> the timing of receipts of milestone payments from future collaborators, if any; and

>> failure to enter into or the expiration or termination of agreements with collaborators.

Due to fluctuations in our revenues and expenses, we believe that period-to-period comparisons of our results of operations are not a good indication of our future performance. It is possible that in some future quarter or quarters, our revenues and expenses will be below the expectations of securities analysts or investors. In this case, the price of our shares could fluctuate significantly or decline.

WE ARE CURRENTLY DEPENDENT ON THIRD PARTIES FOR A VARIETY OF FUNCTIONS AND MAY ENTER INTO FUTURE COLLABORATIONS FOR THE MANUFACTURE OF OUR PRODUCTS. OUR ARRANGEMENTS WITH THESE THIRD PARTIES MAY NOT PROVIDE US WITH THE BENEFITS WE EXPECT.


We currently rely upon third parties to perform functions related to the research, development and clinical trials of our product candidates. In addition, because we do not have the resources, facilities or experience to manufacture our product candidates on our own, we currently rely, and will continue

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to rely, on contract manufacturers to produce our product candidates for clinical trials, and, if our products are approved, in quantities for commercial sales. We do not currently have long-term supply agreements with our third-party manufacturers. Our reliance on these relationships poses a number of risks, including the following:

>> disagreements with third parties could delay or terminate the research, development or manufacturing of product candidates, or result in litigation or arbitration;

>> we cannot effectively control the resources our third-party partners will devote to our programs or products;

>> contracts with our third parties may fail to provide sufficient protection or we may have difficulty enforcing the contracts if one of these partners fails to perform;

>> the third parties with whom we contract may fail to comply with regulatory requirements;

>> conflicts of interest may arise between their work for us and their work for another entity, and we may lose their services;

>>   with respect to our contract manufacturers:

     >> we may not be able to locate acceptable manufacturers or enter into favorable long-term agreements with them;

     >> third parties may not be able to manufacture our product candidates in a cost-effective or timely manner or in quantities needed for clinical trials or commercial sales;

     >> delays in, or failures to achieve, scale-up to commercial quantities, or changes to current raw material suppliers or product manufacturers (whether the change is attributable to us or the supplier or manufacturer) could delay clinical studies, regulatory submissions and commercialization of our product candidates; and

     >> we may not have all of the required intellectual property rights to the manufacturing processes for our product candidates.

Given these risks, our current and future collaborative efforts with third parties may not be successful. Failure of these efforts could require us to devote additional internal resources to the activities currently performed, or to be performed, by third parties, to seek alternative third-party collaborators, or to delay our product development or commercialization.

WE WILL NOT BE ABLE TO SUCCESSFULLY COMMERCIALIZE OUR PRODUCT CANDIDATES IF WE ARE UNABLE TO CREATE SALES, MARKETING AND DISTRIBUTION CAPABILITIES OR MAKE ADEQUATE ARRANGEMENTS WITH THIRD PARTIES FOR SUCH PURPOSES.


In order to commercialize our product candidates successfully, we intend, on a product-by-product basis, either to develop internal sales, marketing and distribution capabilities or make arrangements with third parties to perform some or all of these services. We currently have no marketing or sales force and we have limited experience in developing, training or managing a marketing or sales force. To the extent we internally develop a sales force, the cost of establishing and maintaining a sales force would be substantial and may exceed its cost effectiveness. In addition, in marketing our products, we would likely compete with many companies that currently have extensive and well-funded marketing and sales operations. Despite our marketing and sales efforts, we may be unable to compete successfully against these companies. For example, we intend to seek a co-development and co-promotion partner to assist us in completing the development and commercialization of AlzhemedTM. We may not be able to do so on favorable terms. We do not currently have any arrangements in place with third parties for the sale, marketing or distribution of any of our products. In the future, we may rely on third parties to market and sell our products in certain territories, rather than establish our own sales force. If we contract with third parties for the sales and marketing of our products, our revenues will depend upon the efforts of these third parties, whose efforts may not be successful. If we fail to establish successful marketing and sales capabilities or to make arrangements with third parties for such purposes, our business, financial condition and results of operations will be materially adversely affected.

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WE ARE SUBJECT TO INTENSE COMPETITION FOR OUR SKILLED PERSONNEL, AND THE LOSS OF KEY PERSONNEL OR THE INABILITY TO ATTRACT ADDITIONAL PERSONNEL COULD IMPAIR OUR ABILITY TO CONDUCT OUR OPERATIONS.


We are highly dependent on our management and our clinical, regulatory and scientific staff, the loss of whose services might adversely impact the achievement of our objectives. Recruiting and retaining qualified management and clinical, scientific and regulatory personnel will be critical to our success. Competition for skilled personnel is intense, and our ability to attract and retain qualified personnel may be affected by such competition.

WE ARE SUBJECT TO THE RISK OF PRODUCT LIABILITY CLAIMS, FOR WHICH WE MAY NOT HAVE OR BE ABLE TO OBTAIN ADEQUATE INSURANCE COVERAGE.


Human therapeutic products involve the risk of product liability claims and associated adverse publicity. Currently, our principal risks relate to participants in our clinical trials, who may suffer unintended consequences. If we ultimately are successful in commercializing a product, claims might be made directly by patients, healthcare providers or pharmaceutical companies or others selling our products. We may not have or be able to obtain or maintain sufficient and affordable insurance coverage, and without sufficient coverage any claim brought against us could have a materially adverse effect on our business, financial condition or results of operations.

OUR BUSINESS INVOLVES THE USE OF HAZARDOUS MATERIALS WHICH REQUIRES US TO COMPLY WITH ENVIRONMENTAL REGULATION.


Our discovery and development processes involve the controlled use of hazardous and radioactive materials. We are subject to federal, provincial and local laws and regulations governing the use, manufacture, storage, handling and disposal of such materials and certain waste products. The risk of accidental contamination or injury from these materials cannot be completely eliminated. In the event of such an accident, we could be held liable for any damages that result, and any such liability could exceed our resources. We may not be adequately insured against this type of liability. We may be required to incur significant costs to comply with environmental laws and regulations in the future, and our operations, business or assets may be materially adversely affected by current or future environmental laws or regulations.

LEGISLATIVE ACTIONS, POTENTIAL NEW ACCOUNTING PRONOUNCEMENTS AND HIGHER INSURANCE COSTS ARE LIKELY TO IMPACT OUR FUTURE FINANCIAL POSITION OR RESULTS OF OPERATIONS.


Future changes in financial accounting standards may cause adverse, unexpected revenue fluctuations and affect our financial position or results of operations. New pronouncements and varying interpretations of pronouncements have occurred with greater frequency and are expected to occur in the future, and we may make or be required to make changes in our accounting policies in the future. Compliance with changing regulations of corporate governance and public disclosure may result in additional expenses. Changing laws, regulations and standards relating to corporate governance and public disclosure are creating uncertainty for companies such as ours, and insurance costs are increasing as a result of this uncertainty.

WE MAY INCUR LOSSES ASSOCIATED WITH FOREIGN CURRENCY FLUCTUATIONS.


Our operations are in some instances conducted in currencies other than the Canadian dollar (principally in US dollars), and fluctuations in the value of foreign currencies relative to the Canadian dollar could cause us to incur currency exchange losses.

RISKS RELATED TO THE OFFERING


OUR LARGEST SHAREHOLDER HAS INFLUENCE OVER OUR BUSINESS AND CORPORATE MATTERS, INCLUDING THOSE REQUIRING SHAREHOLDER APPROVAL. THIS COULD DELAY OR PREVENT A CHANGE IN CONTROL.


After giving effect to the Offering, Picchio Pharma will beneficially own or
control approximately       % of our outstanding Common Shares, and     % of our
Common Shares after giving effect to

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the exercise of the four million warrants currently held by Picchio Pharma. In addition, three of our nine directors are nominees of Picchio Pharma. As a result, Picchio Pharma has the ability to exercise influence over our business and the outcome of various corporate matters, including those requiring shareholder approval. In particular, this concentration of ownership may have the effect of delaying, deferring or preventing a change in control of us and may adversely affect the price of our shares. Dr. Francesco Bellini, O.C., our Chairman and Chief Executive Officer, is a beneficiary of a trust which owns 50% of the voting shares of Picchio Pharma. See "Principal shareholders" and "Related party transactions and interests of management in material transactions".

OUR SHARE PRICE MAY BE VOLATILE, AND AN INVESTMENT IN OUR SHARES COULD SUFFER A DECLINE IN VALUE.


Our Common Shares are currently listed only on the TSX. Our valuation and share price since the beginning of trading after our initial public offering in Canada have had no meaningful relationship to current or historical financial results, asset values, book value or many other criteria based on conventional measures of the value of shares. The market price of our shares will fluctuate due to various factors including:

>> clinical and regulatory developments regarding Fibrillex(TM), Alzhemed(TM) and Cerebril(TM) and our other product candidates;

>>   developments regarding potential or future third-party collaborators;

>> other announcements by us regarding technological, product development or other matters;

>>   additions or departures of key personnel;

>> government regulatory action affecting our product candidates and our competitors' products in the United States, Canada and foreign countries;

>>   developments or disputes concerning patent or proprietary rights;

>>   actual or anticipated fluctuations in our revenues or expenses;

>> general market conditions and fluctuations for the emerging growth and biopharmaceutical market sectors; and

>>   economic conditions in the United States, Canada or abroad.

Listing on the TSX and NASDAQ may increase share price volatility due to various factors including:

>>   different ability to buy or sell our shares;

>>   different market conditions in different capital markets; and

>>   different trading volume.

Prior to the Offering, there has been no public market in the United States for our shares. The initial US public offering price for our shares may bear no relationship to the price at which our shares will trade upon the completion of the Offering. The price at which our shares will trade may be lower than the price at which they are sold in the Offering. In addition, because the liquidity and trading patterns of securities listed on the TSX may be substantially different from those of securities quoted on NASDAQ, historical trading prices may not be indicative of the prices at which our shares will trade in the future.

In the past, following periods of large price declines in the public market price of a company's securities, securities class action litigation has often been initiated against that company. Litigation of this type could result in substantial costs and diversion of management's attention and resources, which would adversely affect our business. Any adverse determination in litigation could also subject us to significant liabilities.

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BECAUSE WE ARE A CANADIAN COMPANY, CERTAIN CIVIL LIABILITIES AND JUDGMENTS MAY BE UNENFORCEABLE AGAINST US BY US INVESTORS.


We are incorporated under the laws of Canada. Most of our directors and officers named elsewhere in this prospectus are residents of Canada. Most of our assets and the assets of such persons are located outside of the United States. As a result, it may be difficult for our US-based shareholders to initiate a lawsuit within the United States. It may also be difficult for shareholders to enforce a United States judgment in Canada or elsewhere or to succeed in a lawsuit in Canada or elsewhere based only on violations of United States securities laws.

WE DO NOT INTEND TO PAY DIVIDENDS IN THE NEAR FUTURE.


We have never declared or paid any dividends on our Common Shares. We currently intend to retain our future earnings, if any, to finance further research and the expansion of our business. As a result, the return on an investment in our Common Shares will depend upon any future appreciation in value. There is no guarantee that our Common Shares will appreciate in value or even maintain the price at which shareholders have purchased their shares.

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FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements concerning the business, operations, financial performance and condition of Neurochem. When used in this prospectus the words "believe", "anticipate", "intend", "estimate" and "expect" and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain such words. These forward-looking statements are based on current expectations and are naturally subject to uncertainty and changes in circumstances that may cause actual results to differ materially from those expressed or implied by such forward-looking statements. Factors that may cause such differences include but are not limited to technological change, regulatory change, the general state of the economy and competitive factors. More detailed information about these and other factors is included in this prospectus under the section entitled "Risk factors". Many of these factors are beyond our control; therefore, future events may vary substantially from what we currently foresee. You should not place undue reliance on such forward-looking statements. Neurochem is under no obligation to update or alter such forward-looking statements whether as a result of new information, future events or otherwise.


EXCHANGE RATE INFORMATION

The following table sets forth: (i) the noon exchange rates for one Canadian dollar, expressed in US dollars, in effect at the end of the periods indicated, as quoted by the Bank of Canada; (ii) the high and low noon exchange rates during such periods as quoted by the Bank of Canada; and (iii) the average noon exchange rates for such periods.


                                                                              YEAR ENDED JUNE 30
                                                           ----------------------------------------------------------
                                                                  2003                2002               2001
                                                           ------------------- ------------------- ------------------
Closing                                                    US$   0.7378         US$  0.6585         US$  0.6589
High                                                             0.7495              0.6623              0.6830
Low                                                              0.6273              0.6199              0.6334
Average                                                          0.6640              0.6377              0.6585

The average exchange rate is calculated based on the last business day of each month for the applicable period. On August 18, 2003, the noon exchange rate for one Canadian dollar, expressed in US dollars, as quoted by the Bank of Canada, was US$0.7190. Unless otherwise indicated, all US dollar amounts referred in this prospectus which have been converted into US dollars from Canadian dollars have been so converted using the noon exchange rate on June 30, 2003, expressed in US dollars for $1.00, as quoted by the Bank of Canada, being US$0.7378.

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USE OF PROCEEDS

We estimate that the net proceeds from the sale of the Common Shares we are offering will be approximately US$40.5 million after deducting underwriting fees and commissions, and the estimated Offering expenses payable by us, based on an assumed Offering price of US$10.41 per Common Share. If the Underwriters exercise their Over-Allotment Option in full, we estimate that the net proceeds will be approximately US$46.5 million. We currently intend to use the net proceeds of the Offering as follows:

>> approximately US$23 million to fund pre-clinical testing and clinical trials for our product candidates, primarily Alzhemed(TM);

>>   approximately US$5 million for other research and development programs;

>> approximately US$3 million for capital expenditures, including for additional laboratory and analytical equipment to enhance our drug discovery and screening capabilities and for leasehold improvements for additional laboratory and office facilities; and

>>   the balance for working capital and general corporate purposes.

The amounts actually expended for the purposes described above may vary significantly depending on, among other things, the progress of our research and development programs, regulatory filings, technological advances, activities in anticipation of the commercialization of our products, the terms of any collaborative or in-licensing arrangements and the status of competitive products.

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CAPITALIZATION

The following table presents our capitalization as at June 30, 2003.

>>   on an actual basis; and

>> on an as adjusted basis to give effect to the receipt by us of estimated net proceeds of this Offering of US$40,500,000 after deducting the underwriting fees and commissions and the estimated Offering expenses payable by us and assuming an Offering of 4,200,000 Common Shares at an assumed Offering price of US$10.41 per Common Share.

For your convenience, we have converted certain Canadian dollar amounts for the year ended June 30, 2003 into US dollars at the rate of US$0.7378 per $1.00 (the noon exchange rate quoted by the Bank of Canada on June 30, 2003). You should not view such currency translations as a representation that such Canadian dollar amounts actually represent such US dollar amounts or could be or could have been converted into US dollars at the rates indicated or at any other rate.


                                                                                                 AS AT JUNE 30, 2003
                                                                                   -------------------------------------------------
                                                                                                    AS                      AS
                                                                                    ACTUAL       ADJUSTED     ACTUAL    ADJUSTED(1)
                                                                                      (In thousands of dollars, except number of
                                                                                                       shares)
                                                                                       US$         US$           $           $
                                                                                    ------       --------     ------    -----------
      Cash, cash equivalents and marketable securities...........................    $12,051      $52,551     $16,334      $72,662
                                                                                     =======      =======     =======      =======
      Obligations under capital leases...........................................        770          770       1,044        1,044
                                                                                     -------      -------     -------      -------
      Shareholders' equity:
        Common Shares:
          Authorized - unlimited number; issued and outstanding 23,483,024 (as
          adjusted 27,683,024)...................................................     64,544      108,264      87,482      148,288
         Preferred shares:
      ---------------------------------------------------------------------------
          Authorized - unlimited number of shares issuable in series; issued and
          outstanding - Nil (as adjusted - Nil)..................................          -            -           -            -
         Deficit.................................................................    (46,318)     (49,538)    (62,779)     (67,257)
                                                                                     -------      -------     -------      -------
      Total shareholders' equity                                                      18,226       58,726      24,703       81,031
                                                                                     -------      -------     -------      -------
      Total capitalization.......................................................     18,996       59,496      25,747       82,075
                                                                                     =======      =======     =======      =======

(1) For the purposes of the adjustment, we have assumed that the net proceeds from the Offering will be received in US dollars and we have converted such proceeds using the noon exchange rate on August 18, 2003 for one Canadian dollar, expressed in US dollars, as quoted by the Bank of Canada, being US$0.7190.

The information presented in the table does not include:

>> up to 630,000 Common Shares, if any, issuable on the exercise of the Over-Allotment Option as described under "Underwriting";

>> 4,106,785 Common Shares issuable upon the exercise of warrants outstanding as of June 30, 2003 at a weighted average exercise price of $4.46 per Common Share;

>> 100,000 additional Common Shares reserved for issuance as of June 30, 2003 pursuant to options granted in 1994 prior to establishing our Stock Option Plan (as defined in this prospectus) at a weighted average exercise price of US$2.50 per Common Share; and

>> up to 3,196,973 additional Common Shares reserved for issuance as of June 30, 2003 under our Stock Option Plan.

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PRICE RANGE AND TRADING VOLUMES OF OUR COMMON SHARES

Our Common Shares are listed and posted for trading on the TSX. The following table sets forth, for the periods indicated, the reported high and low sales prices and the aggregate volume of trading of our Common Shares on the TSX.

                                                                                       TSX
                                                               ----------------------------------------------------
 PERIOD                                                              HIGH              LOW             VOLUME
                                                               ----------------- ----------------- ----------------
 Calendar 2001
      Third Quarter..........................................    $      7.10       $      3.05          1,031,600
      Fourth Quarter.........................................           5.25              2.90          1,666,500
 Calendar 2002
      First Quarter..........................................           5.20              3.80            813,100
      Second Quarter.........................................           5.00              2.40          3,057,200
      Third Quarter..........................................           5.60              2.81         10,773,600
      Fourth Quarter.........................................           8.48              4.60          6,244,200
 Calendar 2003
      First Quarter..........................................           9.59              7.61          5,390,400
      Second Quarter.........................................          15.00              8.00          7,925,300
      Third Quarter (through August 18, 2003)................          14.60             10.80          3,528,130

DIVIDEND POLICY

We have not declared any dividends since our incorporation. Any future determination to pay dividends will remain at the discretion of our Board of Directors and will depend on our financial condition, results of operations, capital requirements and such other factors as our Board of Directors deems relevant.

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SELECTED CONSOLIDATED FINANCIAL DATA

Set forth below is our selected consolidated financial data as of the dates and for the periods indicated. Such selected consolidated financial data is derived from and should be read in conjunction with our audited consolidated financial statements for the years ended June 30, 2003, 2002 and 2001, which have been audited by KMPG LLP, and the related notes, as well as "Management's discussion and analysis of financial condition and results of operations" included elsewhere in this prospectus. For your convenience, we have converted certain Canadian dollar amounts for the year ended June 30, 2003 into US dollars at the rate of US$0.7378 per $1.00 (the noon exchange rate quoted by the Bank of Canada on June 30, 2003). You should not view such translations as a representation that such Canadian dollar amounts actually represent such US dollar amounts or could be or could have been converted into US dollars at the rates indicated or at any other rate.

We prepare our consolidated financial statements in accordance with Canadian GAAP. See Note 16 to our audited consolidated financial statements included in this prospectus for a description of the principal differences between Canadian GAAP and US GAAP as they relate to our business.



                                                                           YEAR ENDED JUNE 30
                                                      --------------------------------------------------------------
                                                           2003            2003            2002            2001
STATEMENT OF OPERATIONS DATA:                               US$
----------------------------------------------------- -------------- --------------- --------------- ---------------
                                                      (In thousands of dollars, except per share and share amounts)
  Revenues:
    Research contracts..............................           $-             $-          $2,271         $6,370

  Expenses:
    Research and development........................       13,857         18,782          15,304          9,926
    Research tax credits............................       (1,040)        (1,410)         (1,048)          (752)
    Research grants and other.......................       (1,398)        (1,895)         (2,071)        (1,837)
                                                         --------       --------        --------        -------
                                                           11,419         15,477          12,185          7,337
    General and administrative......................        5,300          7,184           3,698          3,189
    Depreciation of property and equipment..........          752          1,019             758            348
    Amortization of patent costs....................          131            178             130             74
    Interest and bank charges.......................          106            144             232            127
                                                         --------       --------        --------        -------
                                                           17,708         24,002          17,003         11,075
                                                         --------       --------        --------        -------
  Net loss before undernoted items..................      (17,708)       (24,002)        (14,732)        (4,705)
  Investment and other income:
    Interest income.................................          590            800           1,144          1,979
    Foreign exchange................................           74            100             113             39
    Gain on disposal of intellectual property.......        2,570          3,484               -              -
  Net loss..........................................     $(14,474)      $(19,618)       $(13,475)       $(2,687)
                                                         ========       ========        ========        =======

  Net loss per share
    Basic and diluted...............................       $(0.66)        $(0.90)         $(0.75)        $(0.15)
  Basic weighted average number of Common Shares
    outstanding.....................................   21,770,541     21,770,541      18,007,392     17,436,716

SELECTED CONSOLIDATED FINANCIAL DATA
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                                                      AS AT JUNE 30, 2003
                                    --------------------------------------------------------
BALANCE SHEET DATA:                                  AS                                         AS AT      AS AT
                                      ACTUAL     ADJUSTED(1)                     AS           JUNE 30,    JUNE 30,
                                       US$          US$           ACTUAL    ADJUSTED(1),(2)     2002        2001
----------------------------------- ----------- ------------- ------------- ----------------  --------    --------
                                                               (In thousands of dollars)

Cash, cash equivalents and
marketable securities........         $12,051     $52,551       $16,334       $72,662         $24,162      $36,147
Research tax credits receivable           866         866         1,174         1,174             718          752
Working capital..............          10,346      50,846        14,023        70,351          21,739       35,306
Total assets.................          22,990      63,490        31,160        87,488          32,733       43,703
Obligations under capital leases
- long-term
portion......................             467         467           633           633           1,044          168
Total liabilities............           4,764       4,764         6,457         6,457           5,856        3,362
Total shareholders' equity...          18,226      58,726        24,703        81,031          26,877       40,341


(1) As adjusted to give effect to the sale of 4,200,000 Common Shares pursuant to the Offering, at an assumed Offering price of US$10.41, and our receipt of estimated net proceeds of US$40.5 million. See "Use of proceeds".


(2) For the purposes of the adjustment, we have assumed that the net proceeds from the Offering will be received in US dollars and we have converted such proceeds using the noon exchange rate on August 18, 2003 for one Canadian dollar, expressed in US dollars, as quoted by the Bank of Canada, being US$0.7190.

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MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

You should read the following in conjunction with the "Selected Consolidated Financial Data" section of this prospectus and our audited consolidated financial statements and the notes thereto appearing elsewhere in this prospectus. Our audited consolidated financial statements have been prepared in accordance with Canadian generally accepted accounting principles ("GAAP"). A reconciliation to US GAAP of the net loss and shareholders' equity is presented in note 16 of our audited consolidated financial statements. The forward-looking statements in this discussion regarding our industry, our expectations regarding our future performance, liquidity and capital resources and other non-historical statements in this discussion include numerous risks and uncertainties, as described in the "Risk factors" section of this prospectus. Our actual results may differ materially from those contained in any forward-looking statements. You should read this discussion completely and with the understanding that our actual future results may be materially different from what we expect. We are under no obligation to update these forward-looking statements after the date of this prospectus, even though our situation will change in the future. All forward-looking statements attributable to us are expressly qualified by these cautionary statements.

OVERVIEW


We are a biopharmaceutical company focused on the development and commercialization of innovative therapeutics for neurological disorders. We have three orally-administered product candidates in clinical trials and one product candidate in pre-clinical development, each targeting disorders for which there are currently no known cures.

Since inception, our business activities have been devoted principally to research and development. Accordingly, we have not been profitable to date and have not received any revenues other than from collaborative research and license agreements and interest income. Until commercialization of our product candidates, either alone or in collaboration, we expect losses to continue as we invest in product research and development, pre-clinical testing, clinical trials and regulatory compliance for our product candidates. Moreover, we expect operating losses to increase as our product candidates enter more advanced stages of clinical development. Since inception, research and development expenditures totaled $68,108,000 (US$50,250,000), before research tax credits and grants of $16,984,000 (US$12,531,000). We do not anticipate generating revenues from product sales in the near future. Until commercialization of our product candidates, we expect that the principal sources of funds would be limited to proceeds from equity or debt financing, interest income, revenues from collaborative research and license agreements, research tax credits and grants.

We completed two significant strategic private placements totaling $15,148,000 (US$11,176,000) to Picchio Pharma, a company established between a trust of which Dr. Francesco Bellini, O.C. is a beneficiary and Power Technology Investment Corporation, a subsidiary of Power Corporation of Canada.

During the year, we transitioned our business from a research and development focused company to a product-driven company and concentrated our activities on neurological disorders. In a strategic move aimed at focusing on our core expertise, we completed a technology transfer pertaining to our Diabetes program to Innodia Inc. ("Innodia"), a company focused exclusively on the development of therapeutic treatments for Diabetes in exchange for an equity interest in Innodia. We also invested $500,000 (US$369,000) in a private placement concluded by Innodia. As at June 30, 2003, we indirectly owned a 31% equity interest in Innodia. This strategy will eliminate funding requirements associated with our Diabetes program while allowing us to share in the program's economic potential as an indirect shareholder of Innodia.

Our product pipeline has made significant progress during the year. Fibrillex(TM), our most advanced product candidate to treat AA Amyloidosis, completed patient recruitment for its Phase II/III clinical trial. Alzhemed(TM), our next most advanced product candidate for the treatment of Alzheimer's

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
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Disease, completed a Phase II clinical trial. Cerebril(TM), our product candidate to treat Hemorrhagic Stroke due to CAA, initiated a Phase II clinical trial during the year. A compound for the treatment of epileptic seizures due to TBI is advancing through pre-clinical testing. Advancement of these product candidates to more advanced development stages will entail a significant increase in our operating expenses as we approach the commercialization of our products.

We are determined to optimize the time necessary to bring our product candidates to market and are aligning both financial and human resources accordingly. Our goal is to become a leading biopharmaceutical company in the development and commercialization of innovative therapeutics for neurological disorders.

SUMMARY OF OPERATING RESULTS


TWELVE MONTHS ENDED JUNE 30, 2003 COMPARED TO TWELVE MONTHS ENDED JUNE 30, 2002


Revenues for the year ended June 30, 2003 amounted to nil compared to $2,271,000 for the same period last year. The decrease is due to the termination in the second quarter of 2002 of the collaborative research and license agreement with
H. Lundbeck A/S ("Lundbeck"). As a result of the termination of this agreement, we have regained our ownership rights on drug molecules aimed at treating Alzheimer's Disease, including Alzhemed(TM).

Research and development expenditures, before research tax credits and grants, amounted to $18,782,000 for the year ended June 30, 2003, compared to $15,304,000 for the year ended June 30, 2002. The increase is a direct result of our product candidates progression to more advanced stages of clinical development during the year. Alzhemed(TM) and Cerebril(TM) were in Phase II clinical trials during the current year compared to Phase I last year, and Fibrillex(TM) completed patient recruitment for its Phase II/III clinical trial during fiscal year 2003. As at June 30, 2003, approximately 240 patients were enrolled in clinical trials compared to approximately 50 patients a year earlier.

Research tax credits amounted to $1,410,000 for the year ended June 30, 2003 compared to $1,048,000 for the corresponding period last year. The increase is in line with the corresponding increase in research and development expenses qualifying for such tax credits.

Research and other grants amounted to $1,895,000 for the year ended June 30, 2003 compared to $2,071,000 for the corresponding period last year. Research grants refer principally to investment contributions under the Technology Partnerships Canada ("TPC") Program received by us for the development of Alzhemed(TM) as well as payments received from the FDA for the development of Fibrillex(TM).

General and administrative expenses amounted to $7,184,000 for the fiscal year 2003 compared to $3,698,000 for the fiscal year 2002. The increase is mainly due to the hiring of new employees, increased awareness and educational activities related to AA Amyloidosis, increased professional fees due to increased corporate development activities, as well as non-recurring expenses of $873,000 incurred in connection with the departure of two senior officers.

Depreciation and amortization expense for the fiscal year 2003 increased to $1,197,000 compared to $888,000 for fiscal year 2002. The increase reflects the depreciation and amortization associated with the acquisition of additional property and equipment, as well as additions to patent costs, during the past year.

Interest and bank charges for the fiscal year 2003 amounted to $144,000 compared to $232,000 for the fiscal year 2002. The decrease is primarily attributable to lower external fees associated with the management of our cash resources.

Interest income for the year ended June 30, 2003 amounted to $800,000 compared to $1,144,000 for the same period the previous year. The decrease results from lower average cash balances in the current year, compared to the same period last year.

Gain on disposal of intellectual property amounted to $3,484,000 in fiscal 2003 and represents the gain realized on the technology transfer related to our pre-clinical Diabetes program to Innodia.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
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Net loss for the year ended June 30, 2003 amounted to $19,618,000 ($0.90 per share) compared to $13,475,000 for the year ended June 30, 2002 ($0.75 per share).

TWELVE MONTHS ENDED JUNE 30, 2002 COMPARED TO TWELVE MONTHS ENDED JUNE 30, 2001


The following analysis explaining the variations in the results of operations for the year ended June 30, 2002 and 2001 has been adjusted from previously issued Management's discussion and analysis of financial condition and results of operations to reflect reclassifications made to conform with the presentation of our financial statements adopted in fiscal 2003.

Revenues for the year ended June 30, 2002 amounted to $2,271,000 as compared to revenues of $6,370,000 for the same period in the prior year. The reduction in revenues was due to the termination in the second quarter of 2002 of the collaborative research and license agreement with Lundbeck. We received the last payment pursuant to such agreement in October 2001. As a result of the termination of this agreement, we regained our ownership rights on drug molecules aimed at treating Alzheimer's Disease, including Alzhemed(TM).

Research and development expenditures, before research tax credits and grants, increased to $15,304,000, for the fiscal year ended June 30, 2002, compared to $9,926,000 for fiscal 2001. The increase was due to the progression of the product candidates in our pipeline. Three product candidates were in clinical trials in 2002 compared to two in fiscal 2001.

Research tax credits amounted to $1,048,000 for the year ended June 30, 2002 compared to $752,000 for the corresponding period in the prior year. The increase is in line with the corresponding increase in research and development expenses qualifying for such tax credits.

Research and other grants amounted to $2,071,000 for the year ended June 30, 2002 compared to $1,837,000 for the year ended June 30, 2001. The increase was due to payments received from the FDA as part of a grant of approximately $1,400,000 to support the Phase II/III clinical trial in the United States for Fibrillex(TM), as well as higher investment contributions received from the TPC in 2002 based on increased qualifying expenditures.

General and administrative expenses amounted to $3,698,000 for the fiscal year 2002 as compared to $3,189,000 for the fiscal 2001 period. The increase was mainly due to increased activity level, including increased salary costs from the hiring of additional personnel, higher corporate communication expenses and higher legal fees due to increased corporate development activities.

Depreciation and amortization expense for the fiscal year 2002 increased to $888,000 compared to $422,000 for fiscal 2001. The increase was primarily due to the acquisition of research equipment towards the end of fiscal 2001 and during the course of fiscal 2002.

Interest and bank charges for the fiscal year 2002 increased to $232,000 compared to $127,000 for fiscal 2001. The increase is primarily attributable to higher external fees associated with the management of our cash resources.

Interest income for the year ended June 30, 2002 amounted to $1,144,000 compared to $1,979,000 for the same period the previous year. The decrease results from lower average cash balances in fiscal 2002.

Net loss for the year ended June 30, 2002 amounted to $13,475,000 ($0.75 per share) compared to $2,687,000 ($0.15 per share) for the corresponding period in the prior year.

LIQUIDITY AND CAPITAL RESOURCES


As at June 30, 2003, we had cash, cash equivalents and marketable securities of $16,334,000 compared to $24,162,000 a year earlier. The decrease is due to funds used in operations and for additions to property and equipment, net of proceeds received from the issuance of shares to Picchio Pharma and from the exercise of options and warrants.

Additions to property and equipment for the year ended June 30, 2003 amounted to $1,638,000 compared to $946,000 in 2002 and $2,122,000 in 2001. The main additions to property and equipment

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
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during the 2003 fiscal period were research equipment ($790,000) and software ($532,000). In the comparable 2002 period, additions to property and equipment amounted to $946,000, consisting mainly of research equipment ($738,000). In the 2001 fiscal year, additions to property and equipment amounted to $2,122,000 and were mainly attributable to leasehold improvements ($1,089,000) and research equipment ($881,000). Additions to patent costs in the 2003 fiscal year amounted to $538,000 compared to $1,156,000 in the 2002 fiscal year and $424,000 in the 2001 fiscal period.

Proceeds from the issue of share capital for the year ended June 30, 2003 amounted to $17,981,000 and are mainly related to two investments by Picchio Pharma during the year for a total of $15,148,000. In July 2002, Picchio Pharma purchased 2.8 million units of the Company at a price of $2.50 per unit for a total cash consideration of $7,000,000. The units were comprised of one Common Share and one warrant exercisable anytime within a three-year period, at the exercise price of $3.13. In February 2003, we issued 1.2 million additional units to Picchio Pharma at a price of $6.79 per unit for a total cash consideration of $8,148,000. The units were comprised of one Common Share and one warrant exercisable anytime within a three-year period, at the exercise price of $7.81.

We invest our available cash resources, in a manner consistent with our goal of capital preservation, liquidity and with limited credit risk, in liquid securities with varying terms to maturity not exceeding 12 months, selected with regard to the expected timing of expenditures to be incurred from continuing operations and prevailing interest rates.

OUTLOOK


We believe that our available cash and short-term investments, expected interest income, estimated funding from research, potential partnerships and licensing agreements, research tax credits, grants, net proceeds from this Offering and support from our principal shareholder should be sufficient to finance our operations and capital needs for the coming year. However, in light of the inherent uncertainties associated with the regulatory approval process and our ability to secure additional research, partnerships and/or licensing agreements, further financing may be required to support our operations in the future.

See the "Risk factors" section of this prospectus for a discussion of the risks and uncertainties affecting us.

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OUR BUSINESS

COMPANY OVERVIEW


We are a biopharmaceutical company focused on the development and commercialization of innovative therapeutics for neurological disorders. Our strategy is to in-license early-stage products and to focus our resources on the management of clinical development and the commercialization of novel products. We design and manage the clinical trials for our product candidates which are carried out by recognized contract research organizations. We have three orally-administered product candidates in clinical trials and one product candidate in pre-clinical development, each targeting disorders for which there are currently no known cures. Because our drugs target what are know or believed to be the causes of disorders and potentially inhibit their progression, they are known as "disease modifiers".

As people age, specific types of normal proteins can change structure to become long strands called amyloid fibrils. There are at least 21 different proteins recognized as, or believed to be, causative agents of severe amyloid-related disorders. All of these proteins can change structure by binding to components of proteins known as glycosaminoglycans or "GAGs", generate amyloid fibrils and accumulate as deposits in parts of the body, including various organs such as the brain and kidneys. See "Our business - Our Product Technology Platforms". These amyloid deposits can kill cells and lead to organ failure. When deposits of a certain type of amyloid protein appear in the brain, they may cause Alzheimer's Disease or Hemorrhagic Stroke due to Cerebral Amyloid Angiopathy ("CAA"). When deposits of a different type of amyloid protein appear in the kidneys, they can induce systemic disorders such as Amyloid A Amyloidosis ("AA Amyloidosis").

Our product candidates consist of a new class of small molecules that mimic the GAGs. We call these molecules "GAG mimetics". By binding to the amyloid protein, our molecules inhibit both the formation of fibrils and the resulting toxic deposits. Fibrillex(TM), Alzhemed(TM) and Cerebril(TM), our product candidates in clinical trials, are based on our GAG mimetics technology.

In addition, our focus in neurology has led to the development of compounds to treat epileptic seizures induced by Traumatic Brain Disorder ("TBI"). These compounds are designed to protect the brain from neuronal damage often associated with TBI.

Fibrillex(TM), our most advanced product candidate, is in a Phase II/III clinical trial. Fibrillex(TM) is designed to treat AA Amyloidosis, a systemic disorder resulting in significant illness, organ failure (particularly or the kidney, spleen and liver), and ultimately death.

Alzhemed(TM), our next most advanced product candidate, is our drug for the treatment of Alzheimer's Disease, a degenerative neurological disorder that progressively impairs a person's cognitive functions and gradually destroys the brain. We have completed a Phase II clinical trial for Alzhemed(TM) and are currently designing Phase III efficacy trials.

Cerebril(TM), our third product candidate, is designed to treat Hemorrhagic Stroke due to CAA. Hemorrhagic Stroke due to CAA is a fatal neurological disorder that is characterized by recurrent brain hemorrhage. Cerebril(TM) is currently in a Phase II clinical trial.

We are also conducting pre-clinical testing on a compound, NC-1461, for the treatment of epileptic seizures induced by TBI.

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The following table illustrates the stage of development, the estimated date of FDA New Drug Application ("NDA") filing and the patent expiration date for each of our product candidates:


                                                                                                           PATENT
                                                                                      ESTIMATED US       EXPIRATION
PRODUCT CANDIDATE  TARGET DISORDER           STAGE OF DEVELOPMENT                    NDA FILING (1)         (2)
------------------ ------------------------- ------------------------------------- ------------------- ---------------

Fibrillex(TM)      AA Amyloidosis            Phase II/III clinical trial                  2005              2014

Alzhemed(TM)       Alzheimer's Disease       Phase III clinical trials in design          2006              2016

                   Hemorrhagic Stroke due
Cerebril(TM)       to CAA                    Phase II clinical trial                      2007              2016

                   Epileptic seizures
NC-1461            induced by TBI            Pre-clinical testing                          -                2018

(1) The actual date of NDA filing, if any, can vary widely depending on a variety of factors. There is no assurance that FDA approval will be obtained following NDA filing and there is typically a period of many months from filing to approval of a product. In addition, In addition, we may not be able to successfully commercialize our products, even if they are approved.

(2) See "Our business - Intellectual Property" for a more detailed discussion of our patent portfolio.

OUR BUSINESS STRATEGY


Our goal is to become a leading biopharmaceutical company in the development and commercialization of innovative therapeutics for neurological disorders. To achieve this goal, we are pursuing the following strategies:

TARGET UNMET MEDICAL NEEDS: Each of our product candidates addresses a disorder for which there is currently no known cure. To our knowledge, Fibrillex(TM) is the only amyloid-targeting product in advanced clinical development to treat AA Amyloidosis. Contrary to currently available Alzheimer's Disease therapies which treat only the symptoms of the disease, Alzhemed(TM) targets what is believed to be its main underlying cause. To our knowledge, Cerebril(TM) is the only product targeting the underlying cause of Hemorrhagic Stroke due to CAA and NC-1461 is a compound candidate with a novel mechanism of action targeting the underlying cause of epileptic seizures induced by TBI. We intend to continue to target opportunities in related neurological areas where medical needs are unmet.

EXPEDITE CLINICAL DEVELOPMENT: We leverage our scientific and clinical development expertise to optimize the time it takes for our product candidates to reach market. We have already successfully brought forward three product candidates to Phase II and Phase II/III clinical trials. In addition to the Phase II/III clinical trial for Fibrillex(TM), we expect to have Alzhemed(TM) and Cerebril(TM) in Phase III trials and NC-1461 in a Phase I trial during 2004.

MAXIMIZE OWNERSHIP AND CONTROL OF OUR PRODUCTS: We will continue to maximize ownership of our products throughout their development and commercialization phases by conducting clinical development and marketing activities on our own, or in partnership with others where appropriate. We intend to retain full commercialization rights for products and in markets that we can adequately exploit on our own. In cases where extensive clinical trials are required and a commercialization strategy with global reach is needed, we intend to enter into collaborative agreements with industry partners to develop and to co-market our products. The decision whether to partner with respect to the development and commercialization of our product candidates and the terms and conditions of such agreements will be product and market specific in order to maximize our economic benefits.

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MAINTAIN A STAGED PRODUCT PIPELINE THROUGH INTERNAL DEVELOPMENT AND IN-LICENSING: We pursue sustained development by maintaining a portfolio of products at different stages. We intend to continue feeding our product pipeline to leverage our drug development and commercialization infrastructure over time. In addition to developing products on our own, we intend to continue to in-license lead compounds at early stages of development.

LEVERAGE MANAGEMENT'S SCIENTIFIC, PRODUCT DEVELOPMENT AND COMMERCIALIZATION
EXPERTISE: We are led by an experienced group of individuals with significant industry expertise. Dr. Francesco Bellini, O.C., Chairman and Chief Executive Officer of the Company, was the co-founder and former Chairman and Chief Executive Officer of Biochem Pharma Inc., an innovative biopharmaceutical company which was merged with Shire Pharmaceuticals Plc in 2001 in a transaction of approximately US$4 billion. Other members of our management team include scientists experienced in drug discovery and development, and pharmaceutical industry professionals having significant expertise in the areas of new product launches, sales and marketing and finance.

OUR PRODUCTS


FIBRILLEX(TM) - OUR SOLUTION TO AA AMYLOIDOSIS


Fibrillex(TM) is our product candidate for the treatment of AA Amyloidosis. AA Amyloidosis is a chronic, systemic disorder characterized by the over-expression of Serum Amyloid A ("SAA"), a protein found in the blood that is produced in response to inflammation. SAA is a precursor to an amyloid protein known as the AA protein (Amyloid A). In AA Amyloidosis, the AA protein forms fibrils that accumulate in the kidney, spleen, liver and other internal organs, compromising their function. AA Amyloidosis results from certain chronic inflammatory diseases, such as Rheumatoid Arthritis and Inflammatory Bowel Disease, certain chronic infections such as Tuberculosis, and from a genetic disease named Familial Mediterranean Fever. As AA Amyloidosis progresses, it results in serious illness, organ failure (particularly of the kidney, spleen and liver) and ultimately death. There is at present no known cure for the disorder, and patients with AA Amyloidosis normally have a life expectancy of five to 15 years. It is estimated that approximately 270,000 patients suffer from AA Amyloidosis in industrialized areas and countries, including North America, Europe and Japan.

OUR PRODUCT

Fibrillex(TM), our most advanced product candidate, is in a two-year Phase II/III clinical trial. We have received a grant from the FDA of approximately US$900,000 for this Phase II/III trial, which is designed to investigate the safety and efficacy of Fibrillex(TM) in 183 patients suffering from AA Amyloidosis at 27 sites across the United States, Europe and Israel. To our knowledge, Fibrillex(TM) is the first amyloid-targeting drug candidate to undergo advanced clinical testing for AA Amyloidosis. The Phase II/III clinical trial completed patient enrollment in January 2003 and is expected to be completed in January 2005. All patients who complete the Phase II/III clinical trial are invited to join an open-label extension study and receive Fibrillex(TM) for an additional two year period. No safety issues have been reported to us by the independent Data Safety Monitoring Board we have established to monitor the safety of patients during the trial.

Fibrillex(TM) is a small molecule that was selected to compete with naturally occurring GAGs for binding sites on the AA protein. Animal studies have shown that Fibrillex(TM) inhibits amyloid deposition in tissues by binding to the AA protein.

To date, the safety, tolerability and pharmacokinetic profiles of Fibrillex(TM) have been investigated in four Phase I studies in either healthy adult volunteers or volunteers with renal impairment due to non-amyloid-related diseases. Fibrillex(TM) was well tolerated in these studies, and no major adverse events were reported. Fibrillex(TM) exhibited a well-characterized pharmacokinetic profile in both subject groups. In pre-clinical trials, Fibrillex(TM) was shown to be an effective and potent inhibitor of amyloid fibril formation and amyloid deposition in the affected organs and to be specific for the AA protein.

CURRENT THERAPEUTIC ALTERNATIVES

There is, at the present time, no known cure for AA Amyloidosis. Current therapies attempt to control the chronic infection or inflammatory disease which leads to the disorder. It is thought that treatment

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that suppresses the inflammation or infection will also decrease the production of SAA and will slow the progression of the disorders. Historically, efficient anti-inflammatory or immunosuppressor treatments have been shown to suppress or halt the development of AA Amyloidosis in some patients with Rheumatoid Arthritis. Patients with severe Rheumatoid Arthritis are currently being treated through a new anti-cytokine therapy (e.g. Remicade(TM) by Centocor, Inc., Enbrel(TM) by Wyeth and Amgen Inc.) to minimize the inflammatory response characteristic of Rheumatoid Arthritis. These new therapies might have an impact on the onset and progression of AA Amyloidosis by partly controlling the production of the precursor protein SAA. However, scientific and clinical reports on the benefits of such new therapies for the treatment of AA Amyloidosis are not yet available.

Several studies have demonstrated improved renal function in patients with rheumatic conditions complicated by AA Amyloidosis following treatment with alkylating agents. Regression of amyloid deposits has been documented in patients with chronic infections following successful surgical excision (for example, excision of bone in osteomyelitis). In AA Amyloidosis associated with Familial Mediterranean Fever, treatment with colchicine has shown some beneficial effects. In addition, an injectable compound is being tested by the Centre for Amyloidosis and Acute Phase Proteins, Department of Medicine, Royal Free and University College Medical School, London.

Consequently, while there are a variety of therapeutic alternatives being investigated, none has been shown to be a safe and effective curative treatment for AA Amyloidosis.

ALZHEMED(TM) - OUR SOLUTION TO ALZHEIMER'S DISEASE


Alzhemed(TM) is our product candidate for Alzheimer's Disease. According to the American Alzheimer's Association, it is estimated that over four million North Americans are currently afflicted with Alzheimer's Disease. Alzheimer's Disease is reported to be the third most expensive disease in terms of health care cost in the United States, behind heart disease and cancer. The patient population is expected to grow significantly over the next decade, primarily due to an increasing elderly population. In addition, the combination of awareness campaigns and the anticipated introduction of a number of diagnostic products is expected to markedly increase the total number of estimated cases, as previously undiagnosed patients are confirmed and the disease is detected at an earlier stage and age.

Alzheimer's Disease is a degenerative neurological disease that progressively impairs a person's cognitive functions and gradually destroys the brain. There is no cure currently available for Alzheimer's Disease, and existing drugs only treat symptoms such as cognitive function deficit. In its early stages, Alzheimer's Disease may cause only minor incidences of memory loss or forgetfulness. However, as it progresses, the symptoms multiply and intensify and the patient experiences the deterioration of both cognitive and motor functions, leading ultimately to death within an average of seven to 10 years. Although popularly perceived as a disease associated with old age, Alzheimer's Disease is increasingly being diagnosed in individuals in their 50s and 60s.

The pathogenesis of Alzheimer's Disease is still somewhat ill-defined. It is now well recognized in published scientific material that, although there is an early onset form of the disease that is genetically inherited, the vast majority of cases have no known genetic cause and occur later in life. However, common to all cases of Alzheimer's Disease is the deposition of amyloid fibrils in the brain. These fibrils result when the Amyloid (beta) protein ("A(beta)"), interacts with naturally occurring GAGs. We have therefore chosen to pursue an amyloid-based approach in developing a treatment for Alzheimer's Disease.

OUR PRODUCT

Alzhemed(TM) is designed to prevent the onset of Alzheimer's Disease in genetically pre-disposed individuals as well as to stop the progression of the disease in symptomatic patients. We are currently designing Phase III efficacy trials for Alzhemed(TM) which are scheduled to begin in the spring of 2004. The trials will be large multi-center, international, randomized, double-blind, placebo-controlled and parallel group studies that will include approximately 1,200 patients with mild-to-moderate Alzheimer's Disease. It is anticipated that patients will be treated for 12 to 18 months. The effects of Alzhemed(TM) on disease progression will be measured through cognitive function and global performance tests. The clinical study protocols are being developed in collaboration with our Alzhemed(TM) Clinical

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Advisory Board and the regulatory authorities.

Alzhemed(TM) is a small molecule that binds to soluble non-fibrillar A(beta) and prevents it from interacting with naturally occurring GAGs. By inhibiting the binding of GAGs to A(beta), Alzhemed(TM) can prevent the A(beta) protein from assuming its fibrillar structure, thus preventing amyloid deposition in brain tissue and the associated toxicity and neuronal damage. Alzhemed(TM) has been shown to decrease amyloid deposition and to favor A(beta) clearance from the brain in an animal model of Alzheimer's Disease.

In order to be effective, Alzhemed(TM) must overcome the challenge of crossing from the blood to the brain through a protective barrier called the blood-brain-barrier ("BBB"). Alzhemed(TM) has been found to be present in both the brain of animals and in the cerebrospinal fluid ("CSF") of humans participating in our trials, suggesting that Alzhemed(TM) has the ability to cross the BBB. The in vivo brain pharmacokinetic profile obtained in two animal species showed brain uptake of the drug with a half-life in the brain which is markedly longer than that found in plasma.

Our Alzhemed(TM) Phase II clinical study, which concluded in March 2003 and the results of which were released in June 2003, primarily investigated the safety, tolerability, pharmacokinetic and pharmacodynamic profiles of Alzhemed(TM) over a 12-week period in patients with mild-to-moderate Alzheimer's Disease. There were no safety findings of concern in the Phase II clinical trial. Alzhemed(TM) was detected in CSF, indicating an ability to cross the BBB. As secondary objectives, the trial evaluated, on an exploratory basis, the effect of Alzhemed(TM) on amyloid protein levels in CSF and on the cognitive function of the Alzheimer's Disease patients participating in the study. Alzhemed(TM) was found, after 12 weeks of use, to decrease the level of A(beta)42 (the more fibrillogenic form of the two A(beta) proteins) in CSF. A nine-month open-label extension study was initiated in January of 2003, with patients invited to join the extension study as they completed the Phase II trial. The results of the highest dose group in standard cognitive tests at six months were consistent with a stabilizing effect of Alzhemed(TM) on cognitive function.

We have completed four Phase I clinical studies to assess the safety, tolerability and pharmacokinetic profiles of Alzhemed(TM) (and Cerebril(TM), being the same compound as Alzhemed(TM)) in 117 healthy volunteers (including 37 elderly persons). Alzhemed(TM) has also undergone extensive toxicology and pharmacokinetic investigations in two animal species. In these studies, no safety findings of concern were found and Alzhemed(TM)'s pharmacokinetic profile was well characterized.

CURRENT THERAPEUTIC ALTERNATIVES

None of the existing treatments for Alzheimer's Disease is curative. Patients with the disease are treated with drugs which target only its symptoms. These drugs enhance patients' cognitive functions and general behavior for a certain period of time but do not stop the progression of the disease.

Patients with Alzheimer's Disease are usually treated with drugs designed to improve their cognitive function using compounds which maintain a higher concentration of a specific neurotransmitter (acetylcholine) which results in improved cognitive function and behavior. The most prescribed drugs in this category are Aricept(TM) (Pfizer Inc./Eisai Company, Ltd.), Exelon(TM) (Novartis
AG) and Reminyl(TM) (Shire Pharmaceuticals Group Plc and Janssen Pharmaceutica Products, L.P.). Another drug, Memantine(TM), which targets another neurotransmitter system, brings temporary benefits to patients with moderate-to-severe Alzheimer's Disease. Memantine(TM) developed by Merz Pharma GmbH & Co. KgaA ("Merz"), is already distributed in Europe (by Merz/H. Lundbeck A/S) and is undergoing a Phase III trial in the United States.

Several pharmaceutical companies have drug development efforts aimed at the development of drugs to stop the progression of Alzheimer's Disease. The majority of these programs target different aspects of the amyloid protein. The different strategies consist in stopping the production of A(beta), blocking the fibril formation or clearing the deposits from the brain. The major companies working on an amyloid-based therapeutic approach are Merck & Co., Bristol-Myer Squibb Company, Prana Biotechnology Limited, Axonyx Inc., Praecis Pharmaceuticals Incorporated, Eunoe Incorporated, GlaxoSmithKline plc and Elan Corporation, plc. However, to our knowledge, Alzhemed(TM) is the only orally-administered disease modifying product candidate with preliminary human proof-of-concept scheduled to enter Phase III clinical trials.

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CEREBRIL(TM) - OUR SOLUTION TO HEMORRHAGIC STROKE DUE TO CAA


Cerebril(TM) is our product candidate to treat Hemorrhagic Stroke due to CAA. Hemorrhagic Stroke due to CAA is a syndrome of recurrent strokes caused by amyloid deposits that cause blood vessels in the brain to rupture or otherwise malfunction. This type of stroke represents approximately seven percent of all strokes, with the incidence increasing as the population ages. It is typically diagnosed in patients aged 55 years or older with multiple hemorrhages confined to lobar brain regions and no other cause of hemorrhage. CAA can appear alone in some patients and is also a common pathology found in 50% or more of patients with Alzheimer's Disease. Approximately five percent of patients with Alzheimer's Disease experience Hemorrhagic Stroke due to CAA. It is estimated that approximately 135,000 patients suffer from Hemorrhagic Stroke due to CAA each year (either alone or in association with Alzheimer's Disease).

Hemorrhagic Stroke due to CAA remains a largely untreated disorder which is often undiagnosed unless it is confirmed by an autopsy. It ranges in severity from asymptomatic amyloid deposition in otherwise normal cerebral vessels to lobar hemorrhages resulting from progressive invasion of the vascular wall by amyloid fibrils. Seventy percent (70%) to 80% of lobar hemorrhages are not fatal in their first occurrence, providing the opportunity for therapeutic intervention. However, recurrent lobar hemorrhages are frequent and are often fatal within just a few years.

OUR PRODUCT

Cerebril(TM) is designed to prevent the recurrence of Hemorrhagic Stroke due to CAA by reducing the deposit of amyloid fibrils within the microvasculature of the brain. The active ingredient in Cerebril(TM) is the same compound, and Cerebril(TM) has the same properties, as Alzhemed(TM).

Cerebril(TM) is currently being studied in a Phase II clinical trial for which our lead investigator, Dr. Steven M. Greenberg of Massachusetts General Hospital of Boston has been awarded a grant of approximately US$1 million from the National Institute of Health. Enrollment was initiated in the fall of 2002 and the trial is being conducted in five centers in the United States. The study involves a 12-week treatment and is primarily investigating the safety, tolerability, pharmacokinetic and pharmacodynamic profiles of the product candidate in 24 patients who have suffered a lobar hemorrhage. The Phase II study also aims to determine the optimal dosing regimens for subsequent efficacy trials. Secondary objectives include assessing the effect of Cerebril(TM) on neurological function and the occurrence of new lesions detectable by MRI. There are currently 20 CAA patients enrolled in the Phase II study. An independent Data Safety Monitoring Board has been established to monitor the safety of patients throughout the duration of the study. The first meeting of our Data Safety Monitoring Board for Cerebril(TM) was held after the first eight patients had completed two weeks of treatment, and no safety findings of concern were reported to us.

Cerebril(TM) has been found to markedly reduce CAA in an animal model. Cerebril(TM), being the same compound as Alzhemed(TM), has undergone comprehensive pre-clinical and clinical trials. See "Alzhemed(TM)-Our solution to Alzheimer's Disease".

CURRENT THERAPEUTIC ALTERNATIVES

No effective therapy has yet been developed for Hemorrhagic Stroke due to CAA. Patients experiencing Hemorrhagic Stroke due to CAA are currently offered palliative therapies which are not directed at treating the disorder. To our knowledge, no specific treatment aimed at preventing the recurrence of Hemorrhagic Stroke due to CAA through the inhibition of amyloid fibril formation and deposition is available.

Novartis AG, Aventis and Pfizer Inc. have reported work done in research in CAA, mostly using animal models where CAA has been observed, but to our knowledge none has identified a specific treatment approach to the disorder or advanced to a pre-clinical stage of development.

NC-1461 - OUR SOLUTION TO EPILEPTIC SEIZURES DUE TO TBI


We have identified a series of compounds, of which NC-1461 is the lead candidate, to prevent epileptic seizures due to TBI.

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In the United States, approximately 1.5 million people sustain a TBI each year. TBI causes severe damage to the brain with internal bleeding, inflammation and neuronal cell death. TBI can lead very early on to an imbalance between the activities of two specialized types of neuronal cells. This imbalance is due to the uncontrolled up-regulation of excitatory neurons, coupled with a strong down-regulation of inhibitory neurons. The imbalance leads to an uncontrolled electrical discharge which manifests itself as an epileptic seizure. Approximately 13% of patients who have had a TBI will start experiencing epileptic seizures 12 to 18 months following their injury. The brain tissue which is damaged as a result of TBI and which exhibits the neurological imbalance is called an "epileptic focus" and the process is referred to as "epileptogenesis".

Since it is impossible to identify patients with a TBI who will develop epileptic seizures, all patients who have suffered a TBI would benefit from treatment early on following the injury to prevent the later development of seizures.

OUR PRODUCTS

In collaboration with Queen's University of Kingston, Ontario, we have identified a series of compounds, of which the lead candidate is NC-1461, that we are developing as a treatment for patients at risk of developing epileptic seizures following a TBI. NC-1461 has been shown to cross the BBB and to have anti-epileptogenic activity in an animal model of spontaneous recurrent seizures following chemically-induced brain injury.

Our compounds are designed to have dual action to: (i) bring down the activity of the excitatory neurons while (ii) increasing the activity of the inhibitory neurons. To achieve such an activity profile, the molecules need to act at the level of both the excitatory and inhibitory responses. This type of activity profile (although weak) has already been observed with (beta)-alanines. A series of (beta)-alanine analogs was therefore developed to identify compounds which would possess this activity profile and be able to maintain normal neuronal electrical activities early-on following a TBI, therefore preventing the establishment of epileptic foci. In pre-clinical studies, NC-1461 has indicated a potential for a dual mechanism of action. Promising results have also been achieved in animal models of epileptogenesis.

CURRENT THERAPEUTIC ALTERNATIVES

Presently, no treatment is available to TBI patients to prevent the establishment of the epileptic foci and the resulting onset of epileptic seizures. Drugs currently on the market aim only at preventing the onset epileptic seizures. None of these anti-convulsant drugs has been shown to prevent or treat the neurological damage resulting from TBI which leads to the development of epileptic foci and the resulting seizures.

Although several pharmaceutical companies are focusing on developing more effective therapeutics to treat epileptic seizures, we are not aware of any other company developing a therapy based on compounds with dual activity or with the same mechanism of action as our compounds. NeuroSearch A/S of Denmark has reported anti-epileptogenic activity with a compound which is presently in a Phase II trial for the treatment of seizures in patients already suffering from Epilepsy. UCB Pharma SA of Belgium has also reported anti-epileptogenic activity with a compound presently in Phase I trials which is being developed as an anti-convulsant drug.

SALES AND MARKETING


We intend to pursue different commercialization strategies for our products in different parts of the world. We intend to retain full commercialization rights for products in markets that we can adequately exploit on our own. In other markets, we intend to partner with third parties through collaborative arrangements, including co-marketing agreements. In addition, in various designated markets, we intend to enter into out-licensing arrangements.

FIBRILLEX(TM): Because AA Amyloidosis is a disorder affecting a specific patient population and treated by a well-defined pool of specialists, we intend to develop and deploy our own sales and marketing force for the commercialization of Fibrillex(TM) in North America. We intend to partner for distribution in Europe in order to take advantage of local commercialization expertise while maximizing ownership for our products, and to out-license in the Japanese market due to regulatory requirements. We intend to

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capitalize on any benefits which result from Fibrillex(TM) having been granted Orphan Drug status in the United States and its equivalent in Europe.

ALZHEMED(TM): Alzheimer's Disease is characterized by a large and growing patient population and a broad prescriber base composed of general practitioners, internists and specialists. We therefore intend to partner with a leading pharmaceutical company possessing a global marketing and commercial network for the commercialization, marketing and sale of Alzhemed(TM).

CEREBRIL(TM): Cerebril(TM) targets a small and well-defined population primarily treated by a relatively small group of specialists. Therefore, our commercialization strategy for CerebrilTM is similar to our strategy for Fibrillex(TM). Cerebril(TM) will require targeted sales efforts and will provide us with the opportunity to expand our anticipated Fibrillex(TM) sales force in North America, while seeking a distribution partner in Europe and an out-license arrangement in Japan. Since Cerebril(TM) and Alzhemed(TM) are made up of the same compound, potential commercialization synergies between the two products will be evaluated as we explore partnership arrangements for Alzhemed(TM).

OTHER PRODUCT CANDIDATES


In addition to our ongoing clinical work, we have an active research and development program aimed at feeding our product pipeline.

SECOND GENERATION ANTI-AMYLOID COMPOUNDS


Know-how acquired through the development of Alzhemed(TM) has led to the design and synthesis of a second generation of anti-amyloid compounds based on our GAG mimetics technology. The compounds present, both in vitro and in vivo, a promising anti-amyloid activity profile. We have already conducted preliminary studies on approximately 200 of these compounds.

VACCINE


Our approach to Alzheimer's Disease has been to focus on targeting the A(beta) protein before it organizes into fibrils and causes neuronal damage. One approach to block the development of Alzheimer's Disease is to prevent the damage caused by A(beta) by intervening early using a vaccine strategy. Our vaccine approach consists of a modified A(beta) peptide to induce an immune response which targets soluble A(beta) (prior to any structural change which leads to fibril formation).

Preliminary in vivo studies have shown promising results where immune recognition of soluble A(beta) reduces brain amyloid protein levels but does not attack fibrillar deposits, thereby minimizing the risk of brain inflammation.

LIBRARY OF PRODUCT CANDIDATES


To date, we have produced a library of potential product candidates of over 2,000 molecules through traditional organic chemistry. The library comprises several different classes of potential pharmacophores, sulfates, sulphonates, phosphonates, carboxylates and a number of other functional groups, all of which address amyloid proteins. In addition, we have access to compound libraries through alliances, collaborations and commercial arrangements.

Through our portfolio of in vitro and in vivo screening assays, we have identified lead drug molecules with potent anti-amyloid activity, the most promising of which are undergoing further research and development.

OUR PRODUCT TECHNOLOGY PLATFORMS


GAG MIMETICS FOR AMYLOID-RELATED DISORDERS


Our therapeutic approach to amyloid-related disorders aims at preventing the onset and arresting the progression of the targeted disorders. We have identified small molecules which can inhibit the formation of amyloid deposits and thereby prevent amyloid-induced toxicity.

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A variety of neurological as well as systemic disorders are mediated by a class of proteins known as amyloids. Amyloids are naturally occurring proteins found in the central nervous system, the blood and elsewhere in the body. To date, at least 21 different unrelated proteins have been found to be capable of changing structure, depositing in different tissues and causing different types of amyloid diseases. During amyloid fibril formation, the amyloid protein associates with other proteins, such as GAGs, which bind to the amyloid protein, promote fibril formation and protect the fibrils from being degraded by enzymes. Our molecules, designed to mimic GAGs and therefore called "GAG mimetics", attach to the amyloid protein and inhibit the development of amyloid deposits and associated toxicity.

The first of the following diagrams illustrates the interaction between GAGs and an amyloid protein during the process of fibril formation. The next diagram shows how our GAG mimetics can block the amyloid fibril formation process. By binding to the amyloid protein, our molecules can prevent the natural GAGs from binding to the amyloid protein, preventing the promotion of amyloid fibril formation. We believe that our GAG mimetic approach presents an effective therapeutic intervention which may ultimately either be combined with or replace other approaches which treat only the symptoms of the disorders we are targeting.




            [PICTURE WITHOUT GAG MIMETICS]                                               [PICTURE WITH GAG MIMETICS]
The amyloid fibril formation and associated elongation of                       Our compounds act as mimetics and target GAG binding
the fibrils is modulated by the presence of                                     sites on the amyloid protein. In this capacity, they
GAGs. The GAGs are involved in promoting amyloid fibril formation and its       compete with natural GAGs which results in
interaction with cells.                                                         interference  with amyloid fibril formation and
                                                                                prevention of cellular toxicity which damages the
                                                                                surrounding cells.


DUAL ACTION ANTI-EPILEPTOGENICS


Our drug design aims at correcting the neurotransmitter imbalance created early on following a TBI using compounds capable of dual action: (i) bringing down the activity of the excitatory neurons and (ii) up-regulating the activity of the inhibitory neurons, thereby restoring the natural balance.

We have developed and synthesized a library of approximately 300 (beta)-alanine analogs which demonstrate this dual activity. In addition, we are evaluating the anti-epileptogenic and anti-convulsion activities of a small library of uracil and dihydrouracil compounds. In in vivo and in vitro experiments, we have found that these compounds (which may get metabolized into (beta)-alanine analogs in vivo) are capable of (i) preventing the development of epileptogenesis following a TBI or (ii) blocking the onset of epileptic seizures. We believe that such an activity profile is unique to our compounds and may lead to the development of therapeutics addressing both epileptogenesis and the control of epileptic seizures.

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RESEARCH ALLIANCES, LICENSE AGREEMENTS AND GOVERNMENT FUNDING AGREEMENTS


We have entered into research alliances, licensing agreements and services agreements with Queen's University (Kingston, Ontario, Canada); University of Montreal - Ste. Justine Hospital (Montreal, Quebec, Canada) and the National Research Council of Canada with respect to amyloid and Epilepsy research, testing in animal models for epileptic seizures due to TBI and developing techniques to permit measurement of A(beta) protein, respectively.

In addition, we have entered into an agreement with Technology Partnerships Canada ("TPC") regarding financial assistance to be provided by the Government of Canada for the development of one or more oral therapeutic products for the treatment of Alzheimer's Disease. To date, we have received approximately $6.7 million under this agreement and we will pay to TPC a royalty equal to 7.24% of gross revenues from the commercialization of effective orally-administered therapeutics for the treatment of Alzheimer's Disease until June 30, 2010. After June 30, 2010, we may have to continue to pay royalties to TPC until such time as the aggregate amount of royalties paid pursuant to the agreement reaches $20.5 million.

INTELLECTUAL PROPERTY


We, and the pharmaceutical industry in general, attach significant importance to patents and the protection of industrial secrets for new technologies, products and processes. Accordingly, our success depends, in part, on our ability to obtain patents or rights thereto, protect our commercial secrets and carry on our activities without infringing the rights of third parties. Our strategic approach is to build a portfolio which provides broad protection of our technology, as well as a tiered patent claim structure to provide back-up patent positions in commercially significant areas. We have established internal mechanisms for developing strategy and identifying patentable technology, including a patent committee and frequent status reports from our scientific personnel. We have filed for patent protection on our novel compositions, methods of therapy, screening assays for identifying new lead drug candidates, and diagnostic procedures. We generally seek to protect our proprietary treatment methods and drug discovery techniques by filing patent applications unless we believe that keeping an invention as a trade secret is preferable. In addition, it is our policy to require our employees, consultants, members of the scientific advisory boards and parties to collaborative agreements to enter into agreements which typically provide (among other things) that specified information obtained or developed during the relationship remain confidential and that work product belongs to us. We may not obtain adequate protection for our products through intellectual property.

We currently hold rights to a number of patents and patent applications in the United States and Canada relating to our technology, as well as foreign counterparts for many of these patents and patent applications. A number of these patents and patent applications were filed by Queen's University and licensed to us. Other patents and patent applications are co-owned by Queen's University and us or by us and the University of British Columbia. A number of other patents and patent applications were filed by us. With respect to our product candidates and product pipeline, our patent portfolio is continually expanding, focusing on our commercialization and clinical efforts.

We are a party to license agreements under which we have obtained rights to use certain technologies to develop our product candidates. The licenses to which we are a party impose various milestones, commercialization, sublicensing, royalty and other payment, insurance, indemnification and other obligations on us and are subject to certain reservations of rights.

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The following sets forth the status of our trademarks and trademark applications for our product candidates:

         TRADEMARK                   COUNTRY                    STATUS
---------------------------- ------------------------- --------------------------
       Fibrillex(TM)                  Canada                    Allowed
       Fibrillex(TM)              United States                 Pending
       Fibrillex(TM)                 Germany                  Registered
       Fibrillex(TM)                  Spain                   Registered
       Fibrillex(TM)                  Japan                     Pending
       Alzhemed(TM)                   Canada                    Allowed
       Alzhemed(TM)               United States                 Pending
       Cerebril(TM)                   Canada                    Pending
       Cerebril(TM)               United States                 Pending
       Neuroxil(TM)                   Canada                    Allowed

Alza Corporation of California has filed an opposition to our registration of the trademark Alzhemed(TM) in the United States. We currently intend to contest this opposition. No assurance can be given that we will prevail in this proceeding or that we will be able to register the trademark Alzhemed(TM) in the United States or any other country, or that the use of this or any of our trademarks will confer a competitive advantage in the marketplace.

All of our intellectual property, with the exception of the commercialization rights of our products in Canada and the applications for our Canadian trademarks (which are owned by Neurochem Inc.), is owned by Neurochem (International) Limited, a Swiss corporation and an indirect wholly-owned subsidiary of Neurochem Inc. See "Corporate information and registered office".

THE REGULATORY PROCESS FOR DRUG DEVELOPMENT


The development, testing, manufacturing, safety, labeling, storage, record-keeping, adverse-event reporting, distribution and marketing of pharmaceuticals are subject to extensive regulation by governmental authorities in Canada, the United States and other countries where we intend to commercialize our products. In Canada, these activities are regulated by the Food and Drugs Act and the rules and regulations promulgated thereunder, which are enforced by the Health Product and Food Branch ("HPFB") of the Federal Department of Health. The HPFB is responsible for evaluating and monitoring the safety, effectiveness and quality of pharmaceutical drugs. In the United States, drugs are subject to regulation by the FDA pursuant to the federal Food, Drug and Cosmetics Act and related statutes. These laws require licensing and inspection of manufacturing and contract research facilities, carefully controlled research and testing of products and governmental review and approval of detailed applications prior to marketing therapeutic products. Additionally, adherence to good laboratory and good clinical practices is required during clinical testing and to good manufacturing practice ("GMP") during production. The system of new drug approvals in the United States is generally considered to be the most rigorous in the world.

The steps required for drug development in Canada and the United States include:

>> Pre-Clinical Animal Testing: Pre-clinical tests primarily involve evaluations of toxic effects and pharmacokinetics and metabolism of a drug in animals to provide evidence of the safety and bioavailability of the drug prior to its administration to humans in clinical studies. A typical program of pre-clinical testing takes an average of 18 to 24 months to complete. The results of the pre-clinical tests as well as the comprehensive descriptions of proposed human clinical studies are then submitted as part of the Investigational New Drug application to the relevant regulatory authorities (e.g. the FDA and HPFB).

>> Phase I Clinical Trials: Phase I clinical trials typically take one year to complete and are conducted generally on a small number of healthy human volunteers to evaluate the drug's safety, tolerability and pharmacokinetics.

>> Phase II Clinical Trials: Phase II clinical trials typically take one to two years to complete and are

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     carried out on a relatively small number of patients suffering from the targeted disease or medical condition to provide additional safety data and to identify possible common short-term side effects and risks. This phase also investigates the drug's effectiveness and dose response relationship.

>> Phase III Clinical Trials: Phase III clinical trials typically take two to four years to complete and involve tests on a much larger population of patients suffering from the targeted condition or disease. These studies generally involve controlled testing in an expanded patient population (several hundred to several thousand patients) at geographically dispersed test sites (multi-center trials) to establish clinical safety and effectiveness. These trials also generate information from which the overall benefit-risk relationship relating to the drug can be determined and provide a basis for drug labeling. In some instances, the FDA will allow a Phase II/III clinical study to serve as an efficacy trial to support the filing of a NDA.

In addition, open-label studies may be conducted where both the investigator and the patient are aware of the particular drug being administered.

Upon completion of Phase III clinical studies, the company sponsoring the new drug then assembles all the information gathered on the drug candidate to that date, including data from the clinical trials, and submits it to the relevant regulatory authority as part of a New Drug Submission ("NDS")in Canada or a New Drug Application ("NDA") in the United States. The submission or application is then reviewed by the regulatory body for approval to market the product within its jurisdiction. As a condition to approval, a sponsor may be required to conduct post-marketing studies, also known as Phase IV studies, to develop additional safety or other information.

In the United States, upon approval, a product candidate may be marketed only in those dosage forms and for those indications approved in the NDA. In addition to obtaining FDA approval for each indication to be treated with a product candidate, the product candidate manufacturing establishment must register with the FDA, list its product candidates with the FDA, comply with GMP and pass manufacturing plant inspections by the FDA. Any product candidates that are manufactured or distributed pursuant to FDA approval are subject to extensive continuing regulation by the FDA, including record-keeping requirements and reporting of adverse experiences with the product candidate. If any modifications to a product are proposed, including changes in manufacturing process, manufacturing facility or labeling, a supplement to the NDA may be required to be submitted to the FDA.

In Canada, upon approval, a product may be marketed only in those dosage forms and for those indications approved in the New Drug Submission ("NDS"). In addition to obtaining HPFB approval for each indication to be treated with a product, the product manufacturing establishment must register with the HPFB, list its product with the HPFB, comply with GMP and pass manufacturing plant inspections by the HPFB. Any product that is manufactured or distributed pursuant to HPFB approval is subject to extensive continuing regulation by the HPFB, including record-keeping requirements and reporting of adverse events with the product. If any modifications to a product are proposed, including changes in the manufacturing process, manufacturing facility or labeling, a supplement to the NDS may be required to be submitted to the HPFB.

THE DEVELOPMENT PROCESS FOR ORPHAN DRUGS


The Orphan Drug Act (the "ODA"), enacted in the United States in January 1983, encourages the development of orphan drugs, which are generally defined as drugs intended to treat "rare diseases or conditions" within the meaning of the ODA, i.e., those that affect less than 200,000 people in the United States. The provisions of the ODA are intended to stimulate the research, development and approval of products that treat rare diseases. The mission of the orphan drug program is accomplished through: (i) sponsors being granted seven years of marketing exclusivity after approval of the NDA of a product; (ii) sponsors being granted tax incentives for clinical research; (iii) the FDA's office of orphan products development co-ordinating research study design assistance for sponsors; and (iv) the granting of funds to defray costs of qualified clinical testing. During the period of market exclusivity, the FDA may not approve any other application to market the same drug for the same indication except in very limited circumstances.

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In Europe, orphan drug designation will be granted to products for the treatment of a life-threatening or chronically debilitating disease affecting no more than 5 people per 10,000. Under the proposed regulation, orphan drugs will normally receive 10 years of specified market exclusivity for the indication for which orphan status was awarded. Orphan drug manufacturers, particularly small and medium-sized companies, will also be able to benefit from any measures offered by the EU and member states to support the research, development and marketing of such products.

MANUFACTURING


The manufacturing of Fibrillex(TM), Alzhemed(TM) and Cerebril(TM)'s active pharmaceutical ingredients ("APIs") and drug products (formulations) has been carried out by contract manufacturing companies under the direction of our staff. In general, we order production of our product candidates on a purchase-order basis and do not have long-term contracts with our suppliers.

GMP scale-up of the APIs and drug product of Fibrillex(TM) has been completed for the Phase II/III trial. GMP scale-up of APIs and drug product of Alzhemed(TM) and Cerebril(TM) is ongoing for the planned Phase III clinical trials.

Our current strategy is to contract-out commercial supplies of the APIs and drug products for these three product candidates. This strategy may be affected by future partnering agreements for any or all of the three products.

HUMAN RESOURCES


We currently employ 105 people, of which the majority are involved in drug development and of which 41 are scientists. Of these scientists, 29 have Ph. D. degrees and the remaining 12 have M.Sc. degrees.

ADVISORY BOARDS


SCIENTIFIC ADVISORY BOARD


Activities of our research and development team are regularly reviewed by our Scientific Advisory Board ("SAB"), which generally meets twice a year. Members of the SAB include internationally recognized scientists working in the fields of Alzheimer's Disease, amyloid and neurology. The Chairman of the SAB is Dr. Howard Fillit (Director of the Institute for the Study of Aging, New York, United States) and the other members are Dr. Alan Cohen (Editor-in-Chief, Amyloid the Journal of Protein Folding Disorders), Dr. Alex Roher (Sun Health Research Institute, Sun City, United States) and Dr. Jack Gauldie (McMaster University Medical Centre, Hamilton, Canada). The SAB reports to the Technical Committee of our Board of Directors which then reports to the full Board of Directors.

CLINICAL ADVISORY BOARDS


Internationally renowned clinical experts are collaborating in the development and implementation of our clinical trials for Fibrillex(TM), Alzhemed(TM) and Cerebril(TM). The following are the members of our Clinical Advisory Boards.

Fibrillex(TM):


>> Dr. Alan Cohen (Editor-in-Chief, Amyloid the Journal of Protein Folding Disorders)

>>   Dr. Philip Hawkins (Royal Free Hospital, London, United Kingdom)

>>   Dr. Bouke Hazenberg (Groningen University Hospital, Netherlands)


>>   Dr. Martha Skinner (Boston University School of Medicine, United States)

Alzhemed(TM):

>> Dr. Paul Aisen (Georgetown University Medical Center, Washington D.C., United States)

>> Dr. Howard Chertkow (Lady Davis Institute for Medical Research, Montreal, Canada)

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>> Dr. Steven Ferris (New York University School of Medicine, New York, United States)

>> Dr. Serge Gauthier (McGill University Center for Studies in Aging, Montreal, Canada)


>>   Dr. Simon Lovestone (Institute of Psychiatry, London, United Kingdom)

>> Dr. John Morris (Washington University School of Medicine, St-Louis, United States)

>>   Dr. Bruno Vellas (Toulouse Geriatric Alzheimer's Center, France)

Cerebril(TM):

>> Dr. Clive Ballard (Newcastle General Hospital, Newcastle-upon-Tyne, United Kingdom)

>>   Dr. Franz Fazekas (Karl-Franzens University, Graz, Austria)

>>   Dr. Steven Greenberg (Massachussetts General Hospital, Boston, United
     States)

>>   Dr. Vladimir Hachinsky (University of Western Ontario, London, Canada)

>>   Dr. Ralph Sacco (Columbia University, New York, United States)

FACILITIES


We currently conduct our activities at three leased locations. One facility is located at 7220 Frederick-Banting, St-Laurent, Canada, has a total square-footage of approximately 19,000 square feet and houses our laboratory facilities (11,000 square feet), with the balance used primarily for office space. The second location, located at 1375 Trans-Canada Highway, Dorval, Canada, is nearby and consists of approximately 11,300 square feet of office space. In addition, we lease 1,100 square feet of laboratory space from the Institut National de la Recherche Scientifique / Institut Armand-Frappier in Laval, Quebec.

RECENT TRANSACTION


We incorporated a wholly-owned subsidiary, 4126335 Canada Inc. ("Canco") to operate our Diabetes program. On May 7, 2003, we entered into a license agreement with Canco pursuant to which we granted to Canco an exclusive, perpetual, royalty free, worldwide license to our Diabetes program. Immediately following such transaction, we entered into a share purchase agreement with Innodia Inc. ("Innodia"), a company focused exclusively on developing therapeutic treatments for Diabetes, pursuant to which we sold the shares of Canco to Innodia in return for common shares of Innodia valued at $5,400,000. In addition, we subscribed for $500,000 of preferred shares of Innodia, as part of a $7 million private placement of Innodia. P.P. Luxco Holdings II S.A.R.L., a wholly owned subsidiary of Picchio Pharma, also participated in the private placement. Subsequent to the private placement, we transferred our entire interest in Innodia to 4166591 Canada Inc., a single purpose entity whose other shareholders are P.P. Luxco Holdings II S.A.R.L. and the FMRC Family Trust, of which Dr. Bellini is a beneficiary. The majority of the voting shares of 4166591 Canada Inc. are held by the FMRC Family Trust. The majority of the equity ownership of 4166591 Canada Inc. is held by us. As a result of these transactions, and a subsequent $3 million private placement of Innodia by a third party, we indirectly own approximately 26.8% of the outstanding equity interest of Innodia. We are entitled to nominate one director to the board of directors of Innodia for so long as (i) Innodia is actively developing a product incorporating the rights to which it acquired a license from us or (ii) we (or our affiliates) hold(s) in the aggregate at least 10% of the issued and outstanding shares of Innodia.

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DIRECTORS AND MANAGEMENT

DIRECTORS

The following table sets forth the name, municipality of residence and the principal occupation of each director of the Company as well as the year such individual first became a director of the Company. During the last five years, each of the directors has been engaged in his present principal occupation or in other executive capacities with the entity indicated opposite his name or with related or affiliated entities, except as indicated.


                                                                                                      YEAR FIRST
                                                                                                       BECAME A
     NAME AND MUNICIPALITY OF RESIDENCE                   PRINCIPAL OCCUPATION                         DIRECTOR
     ----------------------------------                   --------------------                        -----------
Dr. Francesco Bellini, O.C.(1), (2), (3)    Chairman and Chief Executive Officer of the Company           2002
Mont-Royal, Quebec

Dr. Colin Bier(1), (3), (4) ............    Consultant                                                    1996
Montreal, Quebec

Richard Cherney(5)......................    Co-Managing Partner, Davies Ward Phillips & Vineberg LLP      2003
Westmount, Quebec                           (a law firm)

Michael Du Cros(5)......................    Consultant(7)                                                 1994
Sudbury, Massachusetts

Peter Kruyt(2), (6).....................    Vice-President, Power Corporation of Canada (a                2002
Westmount, Quebec                           diversified management and holding company)

Dr. Louis R. Lamontagne(4), (5).........    Consultant(8)                                                 1995
Ottawa, Ontario

John Molloy(6)..........................    President and Chief Executive Officer, Parteq Research        1994
Kingston, Ontario                           and Development Innovations, Queen's University (a
                                            university technology transfer organization)

Ronald M. Nordmann(1), (2), (3), (6)....    Co-President, Global Health Associates, LLC (a                2002
Little Falls, New Jersey                    consulting company to the healthcare and financial
                                            services industries)(9)

Dr. Emil Skamene(4).....................    Scientific Director, McGill University Health Centre          2002
Montreal, Quebec                            (an academic health center)



(1)  Member of the Compensation Committee

(2) Dr. Bellini and Messrs. Kruyt and Nordmann are the current nominees of Picchio Pharma. See "Related party transactions and interests of management in material transactions".

(3)  Member of the Nominating Committee

(4)  Member of the Technical Committee

(5)  Member of the Corporate Governance Committee

(6)  Member of the Audit Committee

(7) Prior to 1999, Mr. Du Cros was a partner at Atlas Venture II and a general partner at Aspen Venture Partners L.P., both venture capital funds focusing on healthcare and high-technology investments.

(8) Dr. Lamontagne was President and Chief Executive Officer of the Company until December 11, 2002.

(9) From 1994 to 1999, Mr. Nordmann was a partner at Deerfield Management Inc., a healthcare equity fund.

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MANAGEMENT

The following table sets forth the name, municipality of residence and the position held with the Company of each officer of the Company.


NAME AND MUNICIPALITY OF RESIDENCE    POSITION HELD WITH NEUROCHEM
----------------------------------    ----------------------------
Dr. Francesco Bellini, O.C..........  Chairman and Chief Executive Officer
Mont-Royal, Quebec

Dr. Philippe Calais.................  President
St-Lazare, Quebec

Claude Michaud......................  Senior Vice-President, Finance and Chief Financial Officer
Mont-Royal, Quebec

Dr. Denis Garceau...................  Vice-President, Drug Development
Kirkland, Quebec

Dr. Francine Gervais................  Vice-President, Research and Development
Montreal, Quebec

Dr. Lise Hebert.....................  Vice-President, Corporate Communications
Montreal-Nord, Quebec

David Skinner.......................  Director of Legal Affairs, General Counsel and Corporate Secretary
Pointe-Claire, Quebec


The following are brief biographies of the Company's officers:

Dr. Francesco Bellini, O.C., Chairman and Chief Executive Officer: Dr. Bellini has considerable experience building a successful biopharmaceutical company. Since 2001, Dr. Bellini has acted as Chairman of Picchio International Inc. and Picchio Pharma (biopharmaceutical holding companies) and has acted as our Chairman and Chief Executive Officer since December 2002. From 1968 to 1984, Dr. Bellini was a researcher at a Canadian subsidiary of Ayerst Inc., a multi-national pharmaceutical company (which has since been acquired by Wyeth). In 1984, he established the Biochemicals Division of the Institut Armand-Frappier at the Universite du Quebec, which specialized in research, manufacturing and the commercialization of fine chemicals. In December 1986, this unit was spun-off to form BioChem Pharma Inc., an innovative biopharmaceutical company focused on infectious diseases, cancer and vaccine. Dr. Bellini was President and Chief Executive Officer and subsequently Chief Executive Officer and Chairman until May 2001 when BioChem Pharma Inc. merged with Shire Pharmaceuticals Plc in a transaction of approximately US$4 billion. Dr. Bellini received his Bachelor of Science degree from Loyola College (now Concordia University) in 1972 and his Ph.D. in organic chemistry from University of New Brunswick in 1977. He is the author or co-author of approximately 20 patents and has published numerous articles and papers based on his research.

Dr. Philippe Calais, President: Dr. Calais has developed business expertise in clinical research, sales & marketing and management. Since 1985, Dr. Calais has developed a broad expertise in the ethical pharmaceutical industry. For eight years he held different responsibilities in Clinical Research, from Clinical Research Associate for Imperial Chemical Industries PLC in France and in the United Kingdom, to R&D International Coordination Manager for F. Hoffmann-La Roche Ltd. in Switzerland and in the United States. In 1994, he joined the Global Strategic Marketing for F. Hoffmann-La Roche Ltd. in Switzerland to ultimately become Head of Business Unit. Prior to joining Neurochem as President in January 2003, Dr. Calais was General Manager at Servier Canada Inc., part of the French private pharmaceutical group. Dr. Calais received his Doctorate in Pharmacy with Honors from the Universite Francois Rabelais in Tours, France, in 1987.


Claude Michaud, Senior Vice-President, Finance and Chief Financial Officer:
Throughout his career, Mr. Michaud developed extensive North American capital markets and corporate finance expertise.

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Prior to joining Neurochem, Mr. Michaud served as Vice-President and Chief Financial Officer of C-MAC Industries Inc., a global electronic manufacturing services company which was listed on the TSX and the New York Stock Exchange. He also served as Managing Director, Investment Banking, at Scotia Capital Inc., and as Director, Management Consulting with Secor Group Inc. (a management consulting company). Mr. Michaud is a member of the Board of Directors of Andromed Inc. (a company involved in the manufacturing and marketing of cardiac and pulmonary monitoring and diagnostic products), and a member of the Executive Committee of the Montreal Board of Trade. He is a professional engineer and a member of the Quebec Order of Engineers. He holds a Bachelor Degree in Engineering from McGill University and an M.B.A. from Cornell University's Johnson Graduate School of Management. Mr. Michaud joined Neurochem in October 2002.


Dr. Denis Garceau, Vice-President, Drug Development: Since February 1997, Dr. Garceau has directed Neurochem's drug development program, from toxicology to regulatory submissions and clinical evaluation through to approval of new products. Prior to joining the Company, Dr. Garceau successfully oversaw North American clinical programs and participated in global clinical development steering committees as a Clinical Scientist and Product Team Leader for Hoechst Marion Roussel Inc. Dr. Garceau was responsible for developing clinical operating plans, designing clinical protocols, and supervising clinical trials. Dr. Garceau holds a Ph.D. in Pharmacology from the University of Montreal, where he is currently a Guest Lecturer (Pharmacology) for the faculty of Pharmacy.

Dr. Francine Gervais, Vice-President, Research and Development: Dr. Francine Gervais oversees Neurochem's research and development program, bringing compounds from discovery to drug development. Dr. Gervais has more than 15 years of experience in amyloid-related research as an Associate Professor at McGill University. Dr. Gervais has been involved in determining mechanisms responsible for the resistance or susceptibility to diseases such as amyloidosis and bacterial and viral infections. Over the years, she has interacted with internationally well known research groups on the study of the genetic control of the host response to inflammatory and infectious diseases. Dr. Gervais holds a Ph. D. in Microbiology and Immunology from the University of Montreal. Dr. Gervais started with Neurochem as a consultant, and then joined the Company on a full-time basis in June 1997.


Dr. Lise Hebert, Vice-President, Corporate Communications: Since April 1999, Dr. Hebert has supervised the corporate communications program, including the investor relations program, of Neurochem. She is in charge of developing and implementing the communications and investor relations strategies, in line with the Company's development objectives. Before joining Neurochem, Dr. Hebert was Executive Director of the Federation of Quebec Alzheimer Societies for six years. She holds a Ph.D in Experimental Medicine from McGill University on amyloidosis and finished post-doctoral studies where she investigated the mechanism of programmed cell death as found in Alzheimer's Disease. Dr. Hebert has also completed the Canadian Securities Course from the Canadian Securities Institute.


David Skinner, Director of Legal Affairs, General Counsel and Corporate
Secretary: Mr. Skinner has significant international experience in managing and executing cross-border M&A and private equity transactions. Prior to joining Neurochem, Mr. Skinner served as Commercial Counsel and Deputy to the Director of Commercial and Legal Affairs in the London, England office of Antfactory Limited, a global venture capital firm. Mr. Skinner also served in the corporate commercial departments of the law firms Freshfields Bruckhaus Deringer in London, England and Stikeman Elliott in Montreal, Budapest and London, England. Mr. Skinner holds a B.A. in Geology from Williams College in Massachusetts, as well as a Bachelor of Common Law and a Bachelor of Civil Law from McGill University's Faculty of Law. He is a member of the Quebec, the New York and the Massachusetts bars. Mr. Skinner joined Neurochem in April 2003.

COMMITTEES OF OUR BOARD OF DIRECTORS


We have in place an Audit Committee, a Compensation Committee, a Corporate Governance Committee, a Nominating Committee and a Technical Committee.

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AUDIT COMMITTEE


The mandate of the Audit Committee includes assisting our Board of Directors in its oversight of (i) the integrity of our financial statements, financial reporting process, system of internal controls over financial reporting, and audit process, (ii) our compliance with, and process for monitoring compliance with, legal and regulatory requirements, (iii) the independent auditors' qualifications and independence, and (iv) the performance of the independent auditors. The current members of the Audit Committee are Messrs. Peter Kruyt (chair), John Molloy and Ronald Nordmann.

COMPENSATION COMMITTEE


The mandate of the Compensation Committee includes reviewing the compensation arrangements for our employees, including executive officers, and directors and making recommendations to our Board of Directors with respect to such compensation arrangements, as well making recommendations to our Board of Directors with respect to our incentive compensation plans and equity-based plans and to oversee succession planning. The Compensation Committee is also responsible for preparing an annual report on executive compensation for purposes of disclosure to shareholders. The current members of the Compensation Committee are Drs. Colin Bier (chair), Francesco Bellini, O.C. and Mr. Ronald Nordmann.

CORPORATE GOVERNANCE COMMITTEE


The mandate of the Corporate Governance Committee is to develop and recommend to our Board of Directors a set of corporate governance principles and to prepare and review the disclosure with respect to, and the operation of, our system of corporate governance, before such disclosure is submitted to our Board of Directors for its approval. In addition, the Corporate Governance Committee is responsible for the review and periodic update of our Code of Ethics which governs the conduct of our directors, officers and other employees. The current members of the Corporate Governance Committee are Messrs. Michael Du Cros (chair), Richard Cherney and Dr. Louis Lamontagne.

NOMINATING COMMITTEE


The mandate of the Nominating Committee is to examine on an annual basis the size and composition of our Board of Directors and, if appropriate, recommend to our Board of Directors a program to establish a Board of Directors comprised of members who facilitate effective decision-making. In addition, the Nominating Committee shall identify individuals qualified to become members of our Board of Directors, recommend to the Board the Director nominees to be put before shareholders at each annual meeting and recommend to our Board of Directors a process for board, committee and director assessment. The current members of the Nominating Committee are Drs. Colin Bier (chair), Francesco Bellini, O.C. and Mr. Ronald Nordmann.

TECHNICAL COMMITTEE


The mandate of the Technical Committee is to direct the activities of our research and development team to our Scientific Advisory Board ("SAB") for periodic review. The SAB provides its comments and recommendations to the Technical Committee which then reports to our Board of Directors. The current members of the Technical Committee are Drs. Louis Lamontagne (chair), Colin Bier and Emil Skamene.

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EXECUTIVE COMPENSATION


REMUNERATION OF OFFICERS


The following table provides a summary of compensation earned during the years ended June 30, 2003, 2002 and 2001 by our current Chief Executive Officer and each of the five other most highly compensated current senior executives of the Company (collectively the "Named Executive Officers").



                                                                                                         LONG-TERM
                                                                                                        COMPENSATION
                                                                    ANNUAL COMPENSATION                    AWARDS
                                                      ------------------------------------------------ ---------------
                                                                                                        SECURITIES
                                        FISCAL YEAR                                    OTHER ANNUAL    UNDER OPTIONS
                                           ENDED          SALARY          BONUS        COMPENSATION       GRANTED
     NAME AND PRINCIPAL POSITION          JUNE 30          ($)             ($)             ($)              (#)
-------------------------------------- -------------- --------------- --------------- --------------- ----------------
Dr. Francesco Bellini, O.C.
Chairman and Chief Executive Officer
and Director.....................          2003                 -(1)            -(1)           -(1)        200,000

Dr. Philippe Calais
President........................          2003           112,500(2)          Nil          6,000           200,000

Claude Michaud
Senior Vice-President,
Finance and Chief Financial Officer        2003           150,000(3)          Nil            Nil           250,000

Dr. Denis Garceau                          2003           250,000          38,500          9,600               Nil
Vice-President,                            2002           192,500          38,500          9,600            84,500
Drug Development.................          2001           175,000          32,000          9,600               Nil

Dr. Francine Gervais                       2003           225,000          36,900            Nil               Nil
Vice-President,                            2002           184,800          37,000            Nil            84,500
Research and Development.........          2001           168,000          30,000            Nil               Nil

Dr. Lise Hebert                            2003(4)        107,250          18,150            Nil            24,000
Vice-President,                            2002            90,750              --            Nil            13,500
Corporate Communications.........          2001            82,500          12,375            Nil               Nil


(1) Dr. Bellini was appointed Chief Executive Officer of the Company on December 11, 2002. Dr. Bellini is compensated for acting as Chief Executive Officer of the Company through a management services agreement dated March 1, 2003, by and between Picchio International Inc. and the Company (see "Related party transactions and interest of management in material transactions"). All of the shares of Picchio International Inc. are owned by Dr. Bellini and his spouse.

(2)  Dr. Calais' employment with the Company began on January 6, 2003.

(3)  Mr. Michaud's employment with the Company began on October 1, 2002.

(4) Dr. Hebert was promoted to Vice-President, Corporate Communications on December 12, 2002. Prior to that date, she was Director, Communications and Investor Relations.

On December 11, 2002, Dr. Louis R. Lamontagne resigned as President and Chief Executive Officer of the Company. Dr. Lamontagne remains a director of the Company. Dr. Lamontagne received an indemnity in lieu of notice and severance of $695,500, the whole in accordance with the terms of his employment agreement.

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OPTION GRANTS DURING FISCAL 2003


The following table provides details as to the options granted to the Named Executive Officers during the fiscal year ended June 30, 2003:


                                   COMMON      % OF TOTAL                 MARKET VALUE OF
                                   SHARES        OPTIONS                   COMMON SHARES
                                   UNDER        GRANTED TO     EXERCISE      UNDERLYING
                                   OPTIONS      EMPLOYEES      PRICE       OPTIONS ON THE
                                  GRANTED(1)   IN FISCAL    ($/COMMON      DATE OF GRANT
              NAME                   (#)         YEAR         SHARE)     ($/COMMON SHARE)       EXPIRATION DATE
--------------------------------- ----------- ------------ ------------- ------------------ ------------------------
Dr. Francesco Bellini, O.C.        200,000        22%          8.11            8.11            January 27, 2013
Dr. Philippe Calais                200,000        22%          8.11            8.11            January 27, 2013
Claude Michaud                     250,000       27.5%         5.30            5.30           September 30, 2012
Dr. Denis Garceau                    Nil          Nil          Nil              Nil                   Nil
Dr. Francine Gervais                 Nil          Nil          Nil              Nil                   Nil
Dr. Lise Hebert                     24,000       2.6%          6.79            6.79            December 11, 2012

(1) These options are exercisable prior to their expiration date or the date of earlier termination of the options, on a cumulative basis, in 48 equal monthly installments beginning one month from the date of grant other than the options granted to Drs. Bellini and Calais whose options vest on a cumulative basis, in 60 equal monthly instalments beginning one month from the date of grant.

AGGREGATED OPTION EXERCISES DURING MOST RECENTLY COMPLETED FISCAL YEAR AND FISCAL YEAR-END OPTION VALUES


The following table indicates, for each of the Named Executive Officers, information regarding the options exercised during the fiscal year ended June 30, 2003, the total number of unexercised options held at June 30, 2003 and the value of such unexercised options at that date:


                                                                                                VALUE OF IN-THE-MONEY
                                                                           OPTIONS HELD AS AT     OPTIONS HELD AS AT
                                     COMMON SHARES                            JUNE 30, 2003         JUNE 30, 2003
                                      ACQUIRED ON       AGGREGATE VALUE       EXERCISABLE /         EXERCISABLE /
                                        EXERCISE            REALIZED          UNEXERCISABLE         UNEXERCISABLE
              NAME                        (#)                 ($)                  (#)                  ($)(1)
---------------------------------- ------------------- ------------------- -------------------- -----------------------
Dr. Francesco Bellini, O.C.               Nil                 Nil            16,667/183,333        98,169/1,079,831
Dr. Philippe Calais                       Nil                 Nil            16,667/183,333        98,169/1,079,831
Claude Michaud                            Nil                 Nil            46,875/203,125       407,813/1,767,188
Dr. Denis Garceau                         Nil                 Nil            222,688/54,312       2,655,914/597,531
Dr. Francine Gervais                      Nil                 Nil            235,188/54,312       2,826,414/597,531
Dr. Lise Hebert                           Nil                 Nil             19,740/30,260        233,613/253,087

(1) The value of unexercised in-the-money options at financial year-end is the difference between the exercise price and the closing sale price of the Common Shares on the TSX on June 30, 2003. This gain has not been, and may never be, realized. The options have not been, and may never be, exercised and actual gains, if any, on exercise will depend on the value of the Common Shares on the date of exercise. The closing sale price of the Common Shares on the TSX, on June 30, 2003 was $14.00.

REMUNERATION OF DIRECTORS


Each of our directors is remunerated for his services in that capacity with cash compensation and options to acquire Common Shares. Each member of our Board of Directors is paid an annual fee of $12,000, an attendance fee of $1,000 per meeting and an annual grant of 5,000 options. Additionally,

DIRECTORS AND MANAGEMENT
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directors who serve on committees of our Board of Directors are entitled to an annual fee of $2,000 ($3,000 for the chairman of the committee), an attendance fee of $750 per committee meeting and an annual grant of 1,000 options. Upon joining our Board of Directors, a director is entitled to a one time option grant of 25,000 options.

INDEBTEDNESS OF EXECUTIVE OFFICERS


There is no indebtedness of the senior executive officers to the Company.

EMPLOYEE STOCK OPTION PLAN


Under our amended and restated stock option plan (the "Stock Option Plan"), we may grant options to purchase Common Shares to key employees, officers, directors, consultants and members of our scientific advisory board.

The total number of Common Shares which may be issued pursuant to the Stock Option Plan, together with any Common Shares reserved for issuance under any options for services or employee stock purchase or stock option plans or any other plans, is currently 3,196,973 shares. The maximum number of Common Shares which may be optioned in favor of any single individual shall not exceed 5% of the number of our issued and outstanding Common Shares.

The terms, number of Common Shares covered by each option, as well as the permitted frequency of the exercise of such options are determined by our Board of Directors at the time the options are granted to beneficiaries. Such determination is based on recommendations of the Compensation Committee. The option price per share will in no circumstances be lower than the fair market value of the Common Shares at the date of the grant of the option less any discount permitted by any regulatory authority. The fair market value of the Common Shares will be the reported closing sale price for such Common Shares on the last trading day before the day on which the option is granted or, if no sale is reported on that day, the weighted average trading price for such Common Shares for the five (5) days preceding the date of the grant of the option. In no event may the term of any option exceed ten years from the date of the grant of the option.

Pursuant to the Stock Option Plan, options to purchase 2,223,397 Common Shares were outstanding at July 31, 2003, at a weighted average exercise price of $4.49 per share. From 1993 to 1996, prior to establishing the Stock Option Plan, we granted a total of 400,000 options to various officers, key consultants and shareholders of which 100,000 remained outstanding as at July 31, 2003 at a weighted average exercise price of US$2.50. These options are not covered by our Stock Option Plan. See Notes 8(c) and 8(d) to our audited consolidated financial statements included in this prospectus.

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PRINCIPAL SHAREHOLDERS

The following table sets forth, to our knowledge, information regarding holdings of our Common Shares as of July 31, 2003, and as adjusted to give effect to the sale of the Common Shares offered hereby, by (i) our directors and Named Executive Officers individually, (ii) our directors and Named Executive Officers as a group and (iii) persons beneficially owning, directly or indirectly, or exercising control or direction over, more than 10% of our Common Shares.

Beneficial ownership is determined in accordance with the rules of the United States Securities and Exchange Commission (the "SEC"). These rules generally attribute beneficial ownership of securities to persons who possess sole or shared voting power or investment power with respect to those securities and include Common Shares issuable upon the exercise of stock options or warrants that are immediately exercisable or exercisable within 60 days from July 31, 2003. Common Shares subject to options or warrants currently exercisable or exercisable within 60 days from July 31, 2003 are deemed outstanding for computing the percentage of the person holding these options but are not deemed outstanding for computing the percentage of any other person. Unless otherwise indicated, the persons or entities identified in this table have sole voting and investment power with respect to all Common Shares shown as beneficially owned by them, subject to applicable community of property laws.

                                                                                  PERCENTAGE OF COMMON SHARES(1)
                                                                              --------------------- ------------------
NAME OF SHAREHOLDER                                          NUMBER OF
                                                           COMMON SHARES
                                                            BENEFICIALLY
                                                              OWNED(1)                  ACTUAL        AS ADJUSTED
------------------------------------------------------- --------------------- --------------------- ------------------
Dr. Francesco Bellini, O.C............................         26,667(2)                 *(2)               *(2)
Dr. Colin Bier........................................         20,900(3)                  *                 *
Richard Cherney.......................................         16,523(4)                  *                 *
Michael Du Cros.......................................         11,500(5)                  *                 *
Peter Kruyt...........................................         44,700(6)                  *                 *
Dr. Louis R. Lamontagne...............................         59,500(7)                  *                 *
John Molloy...........................................         39,500(8)                  *                 *
Ronald M. Nordmann....................................         20,250(9)                  *                 *
Dr. Emil Skamene......................................         18,750(10)                 *                 *
Dr. Philippe Calais...................................         26,762(11)                 *                 *
Claude Michaud........................................         57,292(12)                 *                 *
Dr. Denis Garceau.....................................        227,969(13)                 *                 *
Dr. Francine Gervais..................................        240,569(14)                 1%                *
Dr. Lise Hebert.......................................         22,714(15)                 *                 *
Directors and Named Executive Officers as a group(14).        833,596(2) (16)            3.4%(2)            2.9%(2)
P.P. Luxco Holdings II S.A.R.L........................      9,371,568(17)                33.9%                 %

* Less than 1%

(1) Actual percentage of Common Shares is based on 23,658,256 Common Shares outstanding on July 31, 2003, and as adjusted for this Offering is based on 27,858,256 Common Shares outstanding immediately following this Offering assuming an Offering of 4,200,000 Common Shares. Excludes (i) up to 630,000 Common Shares, if any, issuable on the exercise of the Over-Allotment Option as described under "Underwriting"; (ii) 4,000,000 Common Shares issuable upon the exercise of warrants outstanding as of July 31, 2003 at a weighted average exercise price of $4.53 per Common Share; (iii) 100,000 additional Common Shares reserved for issuance as of July 31, 2003 pursuant to options granted in 1994 prior to establishing our Stock

PRINCIPAL SHAREHOLDERS
--------------------------------------------------------------------------------



     Option Plan at a weighted average exercise price of US$2.50 per Common Share; and (iv) up to 3,196,973 additional Common Shares reserved for issuance as of July 31, 2003 under our Stock Option Plan.

(2) Represents 26,667 Common Shares which may be purchased pursuant to currently exercisable options. Dr. Bellini's sons hold, directly, 57,600 Common Shares in the aggregate. Dr. Bellini disclaims any voting and investment power with respect to the Common Shares held by his sons. Dr. Bellini is a beneficiary of the FMRC Family Trust which holds, directly, 166,666 Common Shares and indirectly, through its 50% ownership of Picchio Pharma, through its wholly owned subsidiary P.P. Luxco Holdings II S.A.R.L., 5,371,568 Common Shares and warrants to subscribe for four million Common Shares.

(3) Includes 20,000 Common Shares which may be purchased pursuant to currently exercisable options.

(4) Includes 10,833 Common Shares which may be purchased pursuant to currently exercisable options. Mr. Cherney's spouse holds, directly, 4,940 Common Shares. Mr. Cherney disclaims any voting and investment power with respect to the Common Shares held by his spouse.

(5) Represents 11,500 Common Shares which may be purchased pursuant to currently exercisable options.

(6) Includes 19,500 Common Shares which may be purchased pursuant to currently exercisable options.

(7) Represents 59,500 Common Shares which may be purchased pursuant to currently exercisable options.

(8) Includes 23,500 Common Shares which may be purchased pursuant to currently exercisable options.

(9) Represents 20,250 Common Shares which may be purchased pursuant to currently exercisable options.

(10) Represents 18,750 Common Shares which may be purchased pursuant to currently exercisable options.

(11) Includes 26,667 Common Shares which may be purchased pursuant to currently exercisable options.

(12) Includes 42,292 Common Shares which may be purchased pursuant to currently exercisable options.

(13) Represents 227,969 Common Shares which may be purchased pursuant to currently exercisable options.

(14) Includes 220,469 Common Shares which may be purchased pursuant to currently exercisable options.

(15) Includes 22,114 Common Shares which may be purchased pursuant to currently exercisable options.

(16) Includes 750,011 Common Shares which may be purchased pursuant to currently exercisable options.

(17) Includes four million Common Shares which may be purchased pursuant to currently exercisable warrants. Picchio Pharma has confirmed its intention to purchase up to of the Common Shares offered hereby, being approximately 331/3?% of the Offering up to a maximum amount of $20 million, without giving effect to the exercise of the Over-Allotment Option. Accordingly, immediately following the Offering, Picchio Pharma will hold Common Shares (including the four million Common Shares which may be purchased pursuant to currently exercisable warrants).

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RELATED PARTY TRANSACTIONS AND INTERESTS OF MANAGEMENT IN MATERIAL TRANSACTIONS

SHARE CAPITAL TRANSACTIONS WITH PICCHIO PHARMA


On July 25, 2002, we issued 2.8 million units at a price of $2.50 per unit to Picchio Pharma. Each unit was comprised of one Common Share and one warrant to purchase an additional Common Share at any time and from time to time within a three-year period from issuance at an exercise price of $3.13. In connection with this investment, we covenanted to cause a total of three nominees of Picchio Pharma to be included in the list of management nominees to be proposed for election to our Board of Directors at each meeting of our shareholders called therefor. The subscription agreement provides that this obligation shall terminate on the date Picchio Pharma ceases to beneficially hold at least 15% of the outstanding Common Shares (including shares issuable upon exercise of the warrants issued to Picchio Pharma on July 25, 2002). Dr. Bellini and Messrs. Kruyt and Nordmann are the current nominees of Picchio Pharma.

Picchio Pharma made an additional investment in the Company on February 18, 2003 when we issued 1.2 million units at a price of $6.79 per unit. Each unit was comprised of one Common Share and one warrant to purchase an additional Common Share at any time and from time to time within a three-year period from issuance at an exercise price of $7.81. The disinterested shareholders of Neurochem approved, confirmed and ratified the issuance of the units at a shareholders meeting held on February 18, 2003. Shares held by Picchio Pharma and its associates were excluded from voting in respect of such issuance.

Picchio Pharma has confirmed its intention to purchase up to     of the Common
Shares offered hereby, being approximately 331/3% of the Offering (without giving effect to the exercise of the Over-Allotment Option), up to a maximum of $20 million. Dr. Francesco Bellini, O,C., our Chairman and Chief Executive Officer, is a beneficiary of the FMRC Family Trust, which holds 50% of the shares of Picchio Pharma and Mr. Peter Kruyt, one of our directors, is the President of Power Technology Investment Corporation which holds the balance of the shares of Picchio Pharma. Picchio Pharma is a company established in 2001 by FMRC Family Trust and Power Technology Investment Corporation, a subsidiary of Power Corporation of Canada. In addition, Picchio Pharma has committed, subject to certain conditions, to making an additional investment in us, up to a maximum of $20 million, if the Offering is not completed and if we are not able to raise such amount from other sources.

MANAGEMENT SERVICES AGREEMENT


On March 1, 2003, we entered into a management services agreement with Picchio International Inc. ("Picchio International") into which Picchio Pharma intervened (Picchio International and Picchio Pharma are sometimes referred to collectively in this prospectus as the "Picchio Group"). Picchio International is wholly-owned by Dr. Bellini and his spouse.

The management services agreement provides that Picchio International shall provide the services of Dr. Francesco Bellini, O.C., as Chairman and Chief Executive Officer of the Company and provide the services of other members of the Picchio Group including all senior managers of Picchio Pharma. Under the agreement, the Picchio Group is currently providing, and will continue to provide, on-going regular consulting and advisory services, including services related to reviewing existing and potential research and development activities, and existing potential clinical programs, financing activities, partnering and licensing opportunities, commercialization plans and programs, and advising and assisting in investor relations activities.

In consideration of all services rendered under the agreement, Picchio International receives a monthly fee of $80,000. This amount includes all direct and indirect costs and expenses, including travel and all other out-of-pocket expenses, incurred by Dr. Bellini and the Picchio Group relating to the services provided pursuant to such agreement. The term of the agreement is two years and each party has the right to terminate such agreement at any time upon sending a written prior notice of 180 days. The

RELATED PARTY TRANSACTIONS AND INTERESTS OF MANAGEMENT IN MATERIAL TRANSACTIONS
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agreement provides that it shall be automatically renewed for successive one year terms unless either party sends a prior written notice of non-renewal to the other party at least 90 days prior to the then current termination date.

The management services agreement provides that the Picchio Group shall not, without our written consent, during the term of such agreement and for the 24 months following the termination of the agreement, carry on or be engaged in any business which is the same or similar to or in competition in any material way with any of the businesses which we now or which we shall, during the term of the agreement, carry on anywhere in the world. The Picchio Group also agreed not to hire any of our employees during the term of the agreement and for the twelve months following its expiration.

INNODIA


We incorporated a wholly-owned subsidiary, Canco, to operate our Diabetes program. On May 7, 2003, we entered into a license agreement with Canco pursuant to which we granted to Canco an exclusive, perpetual, royalty free, worldwide license to our Diabetes program. Immediately following such transaction, we entered into a share purchase agreement with Innodia, a company focused exclusively on developing therapeutic treatments for Diabetes, pursuant to which we sold the shares of Canco to Innodia in return for common shares of Innodia valued at $5,400,000. In addition, we subscribed for $500,000 of preferred shares of Innodia, as part of a $7 million private placement of Innodia. P.P. Luxco Holdings II S.A.R.L., a wholly owned subsidiary of Picchio Pharma, also participated in the private placement. Subsequent to the private placement, we transferred our entire interest in Innodia to 4166591 Canada Inc., a single purpose entity whose other shareholders are P.P. Luxco Holdings II S.A.R.L. and the FMRC Family Trust, of which Dr. Bellini is a beneficiary. The majority of the voting shares of 4166591 Canada Inc. are held by the FMRC Family Trust. The majority of the equity ownership of 4166591 Canada Inc. is held by us. As a result of these transactions, and a subsequent $3 million private placement of Innodia by a third party, we indirectly own approximately 26.8% of the outstanding equity interest of Innodia. We are entitled to nominate one director to the board of directors of Innodia for so long as (i) Innodia is actively developing a product incorporating the rights to which it acquired a license from us or (ii) we (or our affiliates) hold(s) in the aggregate at least 10% of the issued and outstanding shares of Innodia.

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DESCRIPTION OF SHARE CAPITAL

Our authorized share capital consists of an unlimited number of Common Shares and an unlimited number of preferred shares ("Preferred Shares"), all without nominal or par value. Before giving effect to this Offering (and excluding the exercise of the outstanding warrants and of the options issued under and outside of our Stock Option Plan), 23,661,931 Common Shares and no Preferred Shares are issued and outstanding. We have no current intention to issue Preferred Shares.

Common Shares. Each Common Share entitles the holder thereof to one vote at any meeting of the shareholders of the Company, except meetings at which only holders of a specified class of shares are entitled to vote. Subject to the rights of holders of the Preferred Shares, the Common Shares are entitled to receive, as and when declared by our Board of Directors, dividends in such amounts as shall be determined by our Board of Directors. The holders of Common Shares have the right, subject to the rights of the holders of Preferred Shares, to receive the remaining property of the Company in the event of liquidation, dissolution or winding-up of the Company, whether voluntary or involuntary.

Preferred Shares. The Preferred Shares may be issued from time to time in one or more series, the terms of each series including the number of shares, the designation, rights, preferences, privileges, priorities, restrictions, conditions and limitations to be determined at the time of creation of each such series by our Board of Directors without shareholder approval, provided that all Preferred Shares will rank, with respect to dividends and return of capital in the event of liquidation, dissolution, winding-up or other distribution of our assets for the purpose of winding-up its affairs, pari passu among themselves and in priority to all Common Shares or shares of any class ranking junior to the Preferred Shares. Except as provided for in our articles of incorporation (as amended), the holders of Preferred Shares shall not be entitled to receive notice of meetings of our shareholders nor to attend thereat and shall not be entitled to vote at any such meeting.

Warrants. As at July 31, 2003, warrants (collectively, the "Warrants") to purchase 4,000,000 Common Shares were outstanding. All of the Warrants are held by Picchio Pharma. Of these Warrants, 2.8 million are exercisable at a price of $3.13 per share and expire on July 25, 2005, and 1.2 million are exercisable at a price of $7.81 per share and expire on February 17, 2006.

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CERTAIN CANADIAN FEDERAL INCOME TAX CONSIDERATIONS


The following summarizes the principal Canadian federal income tax consideration under the Income Tax Act (Canada) (the "Tax Act") generally applicable to holders of Common Shares who, at all relevant times, for purposes of the Tax Act, are resident in Canada, deal at arm's length and are not affiliated with Neurochem, all within the meaning of the Tax Act, and acquire and hold their Common Shares as capital property ("Resident Shareholders"), and to holders of Common Shares who, at all relevant times, for purposes of the Tax Act, are not resident in Canada, deal at arm's length with Neurochem, acquire and hold their Common Shares as capital property, do not use and are not deemed to use or hold their Common Shares in the course of carrying on, or otherwise in connection with, a business in Canada and who, at all relevant times, for the purposes of the Canada-United States Income Tax Convention 1980, as amended, (the "Treaty"), are resident in the United States, have never been resident in Canada, and have not held or used (and do not hold or use) Common Shares in connection with a permanent establishment or fixed base in Canada ("US Shareholders"). Generally, Common Shares will be considered to be capital property to a holder thereof provided that the holder does not use the Common Shares in the course of carrying on a business and has not acquired them in one or more transactions considered to be an adventure in the nature of trade. Certain Resident Shareholders may, in certain circumstances, treat Common Shares as capital property by making an irrevocable election permitted by subsection 39(4) of the Tax Act. This summary does not deal with special situations, such as the particular circumstances of traders or dealers in securities, limited liability companies, tax-exempt entities, insurers, "specified financial institutions" and "financial institutions" as defined in the Tax Act (including those to which the mark-to-market provisions of the Tax Act apply), holders an interest in which is a "tax shelter investment" for the purposes of the Tax Act, or otherwise.

This summary is based on the current provisions of the Tax Act and the regulations thereunder (the "Regulations"), all specific proposals to amend the Tax Act and Regulations publicly announced by the Minister of Finance (Canada) prior to the date hereof (the "Proposed Amendments"), the current provisions of the Treaty and counsel's understanding of the current administrative policy and practices of the Canada Customs and Revenue Agency (the "Administrative Practices"). It has been assumed that all Proposed Amendments will be enacted substantially as proposed and that there will be no other relevant changes in any governing law, the Treaty or Administrative Practices, although no assurances can be given in these respects. This summary does not take into account provincial, territorial, United States or other foreign income tax considerations, which may differ significantly from those discussed herein.

This summary is not exhaustive of all possible Canadian federal income tax consequences. It is not intended as legal or tax advice to any prospective holder of Common Shares and should not be construed as such. No representations with respect to the income tax consequences to any such holder are made. The tax consequences to any prospective holder of Common Shares will vary according to the status of that holder as an individual, trust, corporation or member of a partnership, the jurisdictions in which that holder is subject to taxation and, generally, according to that holder's particular circumstances. Each holder should consult the holder's own tax advisor with respect to the tax consequences applicable to the holder's own particular circumstances including the application and effect of the income and other tax law of any country, province, state or local tax authority.

All amounts relevant in computing the liability of an US Shareholder under the Tax Act are to be reported in Canadian currency at the rate of exchange prevailing at the relevant time.

TAXATION OF RESIDENT SHAREHOLDERS


In the case of a Resident Shareholder who is an individual, any dividends received on the Common Shares will be included in computing his income and will be subject to gross-up and dividend tax credit rules normally applicable to taxable dividends paid by taxable Canadian corporations.

CERTAIN INCOME TAX CONSIDERATIONS
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In the case of a Resident Shareholder that is a corporation, dividends received on the Common Shares will be included in computing the corporation's income and will generally be deductible in computing its taxable income. A Resident Shareholder that is a corporation may be liable to pay refundable tax under Part IV of the Tax Act on dividends received on the Common Shares to the extent that such dividends are deductible in computing the corporation's taxable income. However, a public corporation which is not controlled, whether because of a beneficial interest in one or more trusts or otherwise, by or for the benefit of an individual (other than a trust) or a related group of individuals (other than trusts) will not be liable to pay refundable tax under Part IV of the Tax Act.

A disposition, or a deemed disposition, of a Common Share will give rise to a capital gain (or a capital loss) equal to the amount by which the proceeds of disposition of the Common Share, net of any costs of disposition, exceed (or are less than) the adjusted cost base of the Common Shares to the Resident Shareholder. For this purpose, the adjusted cost base to a Resident Shareholder of a Common Share will be determined by averaging the cost of that Common Share with the adjusted cost base of all Common Shares held at that time by the Resident Shareholder.

One-half of any capital gain realized by a Resident Shareholder will be included in computing the Resident Shareholder's income as a taxable capital gain. One-half of any capital loss realized by a Resident Shareholder may generally be deducted against taxable capital gains realized in the year of realization of such loss or the three preceding taxation years or any subsequent taxation year, subject to detailed rules contained in the Tax Act in this regard. A capital loss realized by a Resident Shareholder that is a corporation, a partnership of which a corporation is a member or a trust of which a corporation is a beneficiary will be reduced by the amount of dividends received in certain circumstances.

Capital gains realized by an individual may give rise to a liability for alternative minimum tax.

TAXATION OF US SHAREHOLDERS


Amounts in respect of Common Shares paid or credited or deemed to be paid or credited as, on account or in lieu of payment of, or in satisfaction of, dividends to an US Shareholder by Neurochem are subject to Canadian withholding tax at a rate of 25%. Under the Treaty, the rate of withholding tax on dividends beneficially owned by a US Shareholder is generally limited to 15% of the gross amount of the dividend (or 5% in the case of corporate US Shareholders owning at least 10% of the voting shares of Neurochem).

A US Shareholder is generally not subject to tax under the Tax Act in respect of a capital gain realized on the disposition of a Common Share unless such share is "taxable Canadian property", as defined in the Tax Act, to the holder thereof and the US Shareholder is not entitled to relief from taxation in Canada under the Treaty with respect to such disposition.

A Common Share will generally not be taxable Canadian property to a US Shareholder at the time of a disposition provided that the Common Shares are listed on a prescribed stock exchange (which includes the TSX) and that at no time during the 60 month period ending at the time of disposition of the Common Share did the US Shareholder, persons with whom the US Shareholder did not deal at arm's length, or the US Shareholder together with such persons, own or have options, warrants or other rights to acquire, 25% or more of the issued shares of any class or series of Neurochem. In the case of a US Shareholder to whom Common Shares constitute, or are deemed to constitute, taxable Canadian property, no tax under the Tax Act will generally be payable on a capital gain realized on the disposition of such shares by virtue of the relieving provisions of the Treaty unless, at the time of disposition, the value of such shares is derived principally from real property situated in Canada. We believe that, at the date of this prospectus, the value of the Common Shares is not derived principally from real property situated in Canada.

CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS


The following is a summary of the material US federal income tax consequences to US Holders (as defined below) of the ownership of Common Shares by a US Holder who holds Common Shares as capital assets and who does not own, directly or constructively, 10% or more of Neurochem's

CERTAIN INCOME TAX CONSIDERATIONS
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outstanding voting stock. The following opinion is not a complete analysis or description of all potential tax consequences to US Holders and does not address all tax considerations that may be relevant to specific categories of investors (such as persons who are not US Holders, dealers in securities, insurance companies, investors whose functional currency is not the US dollar and other investors subject to special rules). US Holders are therefore urged to consult their own tax advisors concerning the US federal, state and local tax consequences of the ownership of Common Shares in light of their particular circumstances.

This following is based on the Internal Revenue Code of 1986, as amended (the "Code"), judicial decisions, administrative pronouncements, and final, temporary and proposed US Treasury regulations, changes to any of which after the date of this prospectus could apply on a retroactive basis and affect the tax consequences described herein.

As used below, the term "US Holder" means a beneficial owner of Common Shares that is, for US federal income tax purposes, (i) a citizen or resident of the United States, (ii) a corporation (or other entity taxable as a corporation) created or organized in or under the laws of the United States or of any political subdivision thereof (including the States and the District of Columbia), (iii) an estate the income of which is includible in gross income subject to United States federal income regardless of its source, or (iv) a trust, the administration of which is subject to the primary supervision of a court in the United States and for which one or more US persons have the authority to control all substantial decisions.

Distributions made by Neurochem with respect to Common Shares, including deemed dividends and certain distributions of stock or stock rights (which for these purposes will include the amount of any Canadian withholding tax paid with respect to such distributions and withheld therefrom) will generally be includible in the gross income of a US Holder as foreign source dividend income to the extent that such distributions are paid out of Neurochem's current or accumulated earnings and profits as determined under US federal income tax principles. To the extent, if any, that the amount of any such distribution exceeds Neurochem's current and accumulated earnings and profits as so computed, it will first reduce the US Holder's tax basis in its Common Shares to the extent thereof, and to the extent in excess of such tax basis, will be treated as gain from the sale or exchange of property. The amount of any cash distribution paid in Canadian dollars will be equal to the US dollar value of the Canadian dollars on the date of distribution regardless of whether the payment is in fact converted into US dollars at that time. Gain or loss, if any, realized on the sale or disposition of Canadian dollars will generally be US source ordinary income or loss. The amount of any distribution of property other than cash will be the fair market value of such property on the date of distribution. US Holders generally will not be entitled to claim a dividend received deduction with respect to distributions by Neurochem.

Subject to certain limitations and restrictions, Canadian taxes withheld from or paid on dividend distributions generally will be eligible for credit against the US Holder's US federal income taxes. A US Holder must satisfy minimum holding requirements in order to be eligible to claim a foreign tax credit for taxes withheld on dividends. A foreign tax credit is not allowed for foreign taxes withheld on dividends in circumstances where the US Holder is under an obligation to make related payments in connection with positions in "substantially similar or related property". The limitation on foreign taxes eligible for credit is calculated separately with respect to specific classes of income. For this purpose, dividends paid by Neurochem with respect to Common Shares will generally constitute "passive income" or, in the case of certain US Holders, "financial services income". The rules relating to foreign tax credits are complex, and US Holders should consult with their own tax advisors with regard to the availability of a foreign tax credit and the application of foreign tax credit limitations to their particular circumstances.

A US Holder will recognize a capital gain or loss for US federal income tax purposes on the sale or disposition of Common Shares in the same manner as on the sale or disposition of any other shares held as capital assets. Gain or loss, if any, will generally be US source gain or loss. US Holders should consult their own tax advisors with respect to their ability to credit Canadian capital gains tax or withholding tax, if any, against their US federal income taxes.

CERTAIN INCOME TAX CONSIDERATIONS
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We will be a passive foreign investment company ("PFIC") for US federal income tax purposes if 75% or more of our gross income in a taxable year, including the pro-rata share of the gross income of any company in which we are considered to own 25% or more of the shares by value, is passive income. Alternatively, we will be considered to be a PFIC if at least 50% of our assets in a taxable year, averaged over the year and ordinarily determined based on fair market value, including the pro-rata share of the assets of any company in which we are considered to own 25% or more of the shares by value, are held for the production of, or produce, passive income.

If we are a PFIC, each US holder, upon certain distributions by us and upon disposition of Common Shares at a gain, would be liable to pay tax at the then prevailing income tax rate on ordinary income plus interest on the tax, as if the distribution or gain had been recognized ratably over the taxpayer's holding period for the Common Shares. This tax would only be applicable if the US holder did not elect either to treat us as a qualified electing fund ("QEF") or mark our Common Shares to market, as discussed below. Additionally, if we are a PFIC, a US holder who acquires Common Shares from a deceased person who was a US holder would not receive the step-up of the income tax basis to fair market value for such Common Shares. Instead, such US holder would have a tax basis equal to the deceased's basis, if lower than fair market value.

If a US holder has made a QEF election covering all taxable years during which the holder held the Common Shares and we were a PFIC, distributions and gains will not be taxed as if recognized ratably over the taxpayer's holding period or subject to an interest charge, nor will the denial of a basis step-up at death described above apply. Instead, a US holder that makes a QEF election is required for each taxable year to include in income the holder's pro-rata share of the ordinary earnings of the qualified electing fund as ordinary income and a pro-rata share of the net capital gain of the qualified electing fund as long-term capital gain, regardless of whether such earnings or gain have in fact been distributed, and subject to a separate election to defer payment of taxes. If deferred, the taxes will be subject to an interest charge.

Consequently, in order to comply with the requirements of a QEF election, a US holder must receive certain information from us. We will supply US holders with the information needed to report income and gain pursuant to the QEF election in the event that we are classified as a PFIC. US holders may not make a QEF election with respect to warrants or rights to acquire Common Shares, or with respect to Common Shares acquired through the exercise of such warrants or rights. US holders should consult their tax advisor concerning the PFIC consequences of holding warrants or rights to acquire Common Shares or of holding Common Shares acquired through the exercise of such warrants or rights.

The QEF election is made on a shareholder-by-shareholder basis and can be revoked only with the consent of the United States Internal Revenue Service ("IRS"). A shareholder makes a QEF election by attaching a completed IRS Form 8621, including the information provided in the PFIC annual information statement, to a timely filed US federal income tax return and by filing a copy of the form with the IRS. As stated above, we have agreed to supply the PFIC annual information statement to all shareholders for each year in which we determine that we are a PFIC, and we will also supply such additional information as the IRS may require in order to enable shareholders to make the QEF election. Even if a shareholder in a PFIC does not make a QEF election, if such shareholder is a US holder, such shareholder must annually file with the shareholder's tax return and with the IRS a completed Form 8621. In addition, certain classes of investors may be subject to special rules regarding the QEF election and should consult their tax advisors concerning the application of the QEF rules to their particular circumstances.

Although a determination as to a corporation's PFIC status is made annually, an initial determination that a corporation is a PFIC will generally apply for subsequent years, whether or not it meets the requirements for PFIC status in those years. A US holder who makes the QEF election discussed above for the first year the US holder holds or is deemed to hold our shares and for which we are determined to be a PFIC, however, is not subject to the PFIC rules for the years that we are not a PFIC.

Under certain circumstances, a US holder may also obtain treatment similar to that afforded a shareholder who has made a QEF election by making an election in a year subsequent to the first year that we are classified as a PFIC to treat such holder's interest in us as subject to a deemed sale and

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recognizing gain, but not loss, on such sale in accordance with the general PFIC rules, including the interest charge provisions described above, and thereafter treating such interest in us as an interest in a QEF.

A US holder of PFIC shares could elect to mark the stock to market annually, recognizing as ordinary income or loss each year an amount equal to the difference between the shareholder's adjusted tax basis in the PFIC stock and its fair market value. Losses would be allowed only to the extent of net mark-to-market gain previously included by the US holder under the election in previous taxable years. As with the QEF election, a US holder who makes a mark-to-market election would not be subject to the interest charge and the restrictions on capital gain and the denial of basis step-up at death described above.

US holders of Common Shares are urged to consult their tax advisors about the PFIC rules, including the advisability, procedure and timing of making a QEF election, in connection with their holding of Common Shares, including warrants or rights to acquire Common Shares.

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UNDERWRITING

We and the Underwriters will enter into an underwriting agreement concerning the sale of the shares offered hereby (the "Underwriting Agreement"). Subject to conditions, each Underwriter will severally agree to purchase the number of shares indicated in the following table at an aggregate price of US$
(including the US dollar equivalent of any Common Shares paid for in Canadian dollars) payable in cash, as determined by negotiation between us and the Underwriters. UBS Securities LLC is the sole book-running manager of the Offering.




UNDERWRITER                                                                       NUMBER OF COMMON SHARES
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UBS Securities LLC.........................................................
Banc of America Securities Canada Co.......................................
RBC Dominion Securities Inc. ..............................................
CIBC World Markets Inc. ...................................................
Loewen, Ondaatje, McCutcheon Limited ......................................
Orion Securities Inc.......................................................
                                                                                         ---------
         Total.............................................................              4,200,000
                                                                                         =========

The gross proceeds from the sale of the Common Shares will be paid to the Company in Canadian and US dollars in proportion to the number of shares paid for in each currency. For convenience only, the offering price, underwriting fees and commissions and the net proceeds from the Offering are shown in US dollars; the whole based on the US-Canadian dollar noon exchange rate on August 18, 2003, as quoted by the Bank of Canada, being US$0.7190.


We will pay to the Underwriters underwriting fees and commissions equal to     %
of the gross proceeds from the sale of shares to the public. Picchio Pharma, one of our principal shareholders, has confirmed its intention to purchase up to of the Common Shares offered hereby, being approximately 33 1/3% of the Common Shares offered hereby (without giving effect to the exercise of the Over-Allotment Option), up to a maximum of $20 million. We will pay to the
Underwriters underwriting fees and commissions equal to    % of the gross
proceeds from the sale of shares to Picchio Pharma.


If the Underwriters sell more shares than the total number set forth in the table above, the Underwriters will have a 30-day option (the "Over-Allotment Option") to buy from us up to an additional 630,000 shares at the public offering price less the underwriting fees and commissions, to cover these sales. If any shares are purchased under the Over-Allotment Option, the Underwriters will severally purchase shares in approximately the same proportion as set forth in the table above.


The following table shows the per share and total underwriting fees and commissions we will pay to the Underwriters. These amounts are shown assuming both no exercise and full exercise of the Over-Allotment Option. The per share amounts reflect the weighted average of the underwriting fees and commissions that we will pay to the Underwriters, giving effect to the sale of the shares to the public and to Picchio Pharma.




                                                                              NO EXERCISE       FULL EXERCISE
                                                                              ------------      -------------
      Per Share..............................................................     US$                US$
      Total .................................................................     US$                US$


We estimate that the total expenses of the Offering payable by us, excluding
underwriting fees and commissions, will be approximately US$     .

The obligations of the Underwriters under the Underwriting Agreement may be terminated at their discretion on the basis of their assessment of the state of the financial markets and may also be

UNDERWRITING
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terminated upon the occurrence of certain stated events. The Underwriters will, however, be obligated to take up and pay for all of the Common Shares if any Common Shares are purchased under the Underwriting Agreement.


The Offering is being made concurrently in the United States and all of the provinces of Canada pursuant to the multijurisdictional disclosure system implemented by the securities regulatory authorities in the United States and Canada. The Common Shares will be offered in the United States and Canada through the Underwriters either directly or through their respective United States or Canadian broker-dealer affiliates or agents, as applicable. Subject to applicable law, the Underwriters may offer the Common Shares outside of the United States and Canada, as is contemplated in the case of Picchio Pharma.


Shares sold by the Underwriters to the public will initially be offered at the public offering price set forth on the cover of this prospectus. Any shares sold by the Underwriters to securities dealers may be sold at a discount of up to US$
   per share from the public offering price. Any of these securities dealers may resell any shares purchased from the Underwriters to other brokers or dealers at
a discount of up to US$         per share from the public offering price. If all
the shares are not sold at the public offering price, the Underwriters may change the offering price and the other selling terms.


We, each of our directors and officers and Picchio Pharma will agree with the Underwriters not to offer, sell, contract to sell, hedge or otherwise dispose of, directly or indirectly, any of our Common Shares or securities convertible into or exchangeable for Common Shares during the period from the date of the Underwriting Agreement continuing through the date that is 90 days after the date of the Underwriting Agreement, subject to certain permitted exceptions, without the prior written consent of UBS Securities LLC, acting on behalf of the Underwriters.


In connection with the Offering, the Underwriters may purchase and sell Common Shares in the open market. These transactions may include stabilizing transactions, short sales and purchases to cover positions created by short sales. Stabilizing transactions consist of bids or purchases made for the purpose of preventing or retarding a decline in the market price of the Common Shares while the offering is in progress. Short sales involve the sale by the Underwriters of a greater number of shares than they are required to purchase in the Offering. Short sales may be either "covered short sales" or "naked short sales." Covered short sales are sales made in an amount not greater than the Underwriters' Over-Allotment Option. The Underwriters may close out any covered short position by either exercising their Over-Allotment Option or purchasing shares in the open market. In determining the source of shares to close out the covered short position, the Underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the Over-Allotment Option. Naked short sales are in excess of the Over-Allotment Option. The Underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the Underwriters are concerned that there may be downward pressure on the price of the shares in the open market after pricing that could adversely affect investors who purchase in the Offering.


The Underwriters also may impose a penalty bid. This occurs when a particular Underwriter repays to the Underwriters a portion of the underwriting discount received by it because the representatives have repurchased shares sold by or for the account of that Underwriter in stabilizing or short covering transactions.


These activities by the Underwriters may stabilize, maintain or otherwise affect the market price of the Common Shares. As a result, the price of the Common Shares may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued by the Underwriters at any time. These transactions may be effected on NASDAQ, the TSX, in the over-the-counter market or otherwise.

UNDERWRITING
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We will agree to indemnify the Underwriters against certain liabilities, including liabilities under the United States Securities Act of 1933, as amended, and applicable Canadian securities legislation, and to contribute to payments that the Underwriters may be required to make in respect thereof.


In connection with the Offering, certain of the Underwriters or securities dealers may distribute prospectuses electronically.


Certain of the Underwriters and their affiliates have in the past performed investment banking, commercial lending and financial advisory services for us and our Affiliates for which they have received customary compensation, and they may from time to time do so in the future.

We have applied to have our Common Shares quoted on NASDAQ under the symbol "NRMX" and to have the Common Shares offered hereby listed on the TSX. Listing will be subject to us fulfilling all the listing requirements of NASDAQ and of the TSX.

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CORPORATE INFORMATION AND REGISTERED OFFICE

Neurochem Inc. was incorporated on June 17, 1993 under the Canada Business Corporations Act. Neurochem Inc. has an indirect wholly-owned subsidiary, Neurochem (International) Limited, a Swiss corporation. Neurochem (International) Limited is wholly-owned by Neurochem Holdings Limited, a Swiss corporation which is, in turn, wholly-owned by Neurochem Luxco II S.A.R.L., a Luxembourg corporation. Neurochem Luxco II S.A.R.L. is wholly-owned by Neurochem Luxco I S.C.S., a Luxembourg limited partnership whose sole limited partner is Neurochem Inc. and whose sole general partner is Neurochem Luxco I S.A.R.L., a Luxembourg corporation wholly-owned by Neurochem Inc. Neurochem Inc. is also the sole shareholder of Neurochem U.S. LLC, a Delaware limited liability company. All of such entities, other than Neurochem Inc., are sometimes collectively referred to in this prospectus as our "Affiliates".

Our drug development facilities, laboratories and registered office, are located in Montreal, Quebec, Canada, at 7220 Frederick-Banting Street, Suite 100, Saint-Laurent, Quebec, H4S 2A1.

DOCUMENTS INCORPORATED BY REFERENCE

INFORMATION HAS BEEN INCORPORATED BY REFERENCE IN THIS PROSPECTUS FROM DOCUMENTS FILED WITH SECURITIES COMMISSIONS OR SIMILAR AUTHORITIES IN CANADA (INCLUDING THE PERMANENT INFORMATION RECORD IN THE PROVINCE OF QUEBEC). Copies of documents incorporated by reference herein and not delivered with this prospectus may be obtained upon request without charge from our Secretary at 7220 Frederick-Banting Street, Suite 100, Saint-Laurent, Quebec H4S 2A1, telephone
(514) 337-4646 or by accessing the disclosure documents available through the Internet on the Canadian System for Electronic Document Analysis and Retrieval (SEDAR), which can be accessed at www.sedar.com. For the purpose of the Province of Quebec, this simplified prospectus contains information to be completed by consulting the permanent information record. A copy of the permanent information record may be obtained from our Secretary at the above-mentioned address and telephone number.

The following documents filed with the securities commission or similar regulatory authority in each of the provinces of Canada are specifically incorporated by reference in, and form an integral part of, this prospectus:


>> the Audited Consolidated Balance Sheets of Neurochem as at June 30, 2003 and 2002 and the Statements of Operations, Statements of Deficit and Statements of Cash Flows of Neurochem for the years ended June 30, 2003, 2002 and 2001 and for the period from inception (June 17, 1993) to June 30, 2003, together with the auditors' report thereon, the notes thereto and Management's discussion and analysis of financial condition and results of operations in respect of the years ended June 30, 2003, June 2002 and June 30, 2001; and

>> the Annual Information Form of Neurochem dated November 15, 2002 for the year ended June 30, 2002.

Any document of the type referred to in the preceding paragraph along with any management proxy circulars and material change reports (other than any confidential material change reports) filed by Neurochem with a securities commission or similar regulatory authority in any province of Canada, after the date of this prospectus and before the termination of this Offering, will be deemed to be incorporated by reference in this prospectus.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein will be deemed to be modified or superseded for the purposes of this prospectus to the extent that a statement contained herein or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes that statement. The modifying or superseding statement need not state that it has modified or superseded a prior statement or include any information set forth in the document that it modifies or supersedes. The making of a modifying or superseding statement will not be deemed an admission that the modified or superseded statement, when made, constituted a misrepresentation, an untrue statement of a material fact or an

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omission of a material fact that is required to be stated or that is necessary to make a statement not misleading in light of the circumstances in which it was made. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

DOCUMENTS FILED AS PART OF THE REGISTRATION STATEMENT

The following documents have been filed with the SEC as part of the registration statement of which this prospectus forms a part: (i) the documents listed under "Documents Incorporated by Reference"; and (ii) powers of attorney from our directors and officers and from our authorized representative in the United States.

WHERE YOU CAN FIND MORE INFORMATION

Copies of this prospectus and the documents incorporated by reference herein may be obtained on request without charge from the Secretary of Neurochem, at our registered office; 7220 Frederick-Banting Street, Suite 100, St-Laurent, Quebec, H4S 2A1, telephone (514) 337-4646. Copies of these documents are available on the System for Electronic Document Analysis and Retrieval of the Canadian Securities Administrators (SEDAR), at www.sedar.com.

We have filed with the SEC under the United States Securities Act of 1933, as amended, a registration statement on Form F-10 relating to the Common Shares and of which this prospectus is a part. This prospectus does not contain all of the information set forth in such registration statement, as to which reference is made for further information. Upon effectiveness of such registration statement on Form F-10, we will become subject to the informational requirements of the United States Securities Exchange Act of 1934 (the "Exchange Act"), as amended, and in accordance therewith will be required to file reports and other information with the SEC. Under the multijurisdictional disclosure system adopted by the United States, such reports and other information may be prepared in accordance with the disclosure requirements of Canada, which requirements are different from those of the United States. Such registration statement, reports and other information may be inspected without charge at the Public Reference Section of the SEC at Room 1024, Judicial Plaza, 450 Fifth Street, Washington, D.C. 20549, and at regional offices of the SEC located at 233 Broadway, New York, New York 10279 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of all or any portion of the registration statement and such reports and other information may be obtained from the Public Reference Section of the SEC, upon payment of the prescribed fees.

As a "foreign private issuer" under the Exchange Act, we intend to provide to our shareholders proxy statements and annual reports prepared in accordance with applicable Canadian law. Our annual reports will be available within 140 days of the end of each fiscal year and will contain our audited consolidated financial statements. We will also make available quarterly reports containing unaudited summary consolidated financial information for each of the first three fiscal quarters. We intend to prepare these financial statements, in accordance with Canadian GAAP and to include a reconciliation to US GAAP in the notes to the annual consolidated financial statements. We are exempt from provisions of the Exchange Act which require us to provide proxy statements in prescribed form to shareholders and which relate to short swing profit reporting and liability.

ENFORCEMENT OF CIVIL LIABILITIES

We are incorporated under the laws of Canada. Most of our directors and officers are residents of Canada. Most of our assets and the assets of such persons are located outside of the United States. As a result, it may be difficult for our US-based shareholders to initiate a lawsuit within the United States. It may also be difficult for shareholders to enforce a United States judgment in Canada or elsewhere or to succeed in a lawsuit in Canada or elsewhere based only on violations of United States securities laws.

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TRANSFER AGENT AND REGISTRAR

Computershare Trust Company of Canada is the Canadian transfer agent and registrar for our Common Shares and Computershare Trust Company, Inc. is the US transfer agent and registrar for our Common Shares.

LEGAL MATTERS

Certain legal matters in connection with the Offering will be passed upon on our behalf by Davies Ward Phillips & Vineberg LLP (Montreal) and Davies Ward Phillips & Vineberg LLP (New York). Ogilvy Renault, a general partnership, is Canadian counsel and Dewey Ballantine LLP is US counsel to the Underwriters in connection with the Offering. As of August 18, 2003, the partners and associates of each of Davies Ward Phillips & Vineberg LLP, Davies Ward Phillips & Vineberg LLP (New York), Ogilvy Renault, a general partnership, and Dewey Ballantine LLP, respectively, beneficially owned, directly or indirectly, less than 1% of any class of securities of Neurochem or any associated party or affiliate of Neurochem.

LEGAL PROCEEDINGS

We executed an agreement with Immtech International, Inc. ("Immtech") of Vernon Hills, Illinois in 2002 pursuant to which Immtech provided us with certain compounds for testing and granted to us an option to license such compounds. On August 12, 2003, Immtech filed certain legal proceedings with the United States District Court with respect to a dispute regarding the agreement. We are vigorously defending these proceedings. None of the compounds involved in the dispute are relevant to our product candidates and we do not believe these proceedings will have any material impact on our business.

ELIGIBILITY FOR INVESTMENT

In the opinion of Davies Ward Phillips & Vineberg LLP (counsel to the Company) and Ogilvy Renault, a general partnership (Canadian counsel to the Underwriters), the Common Shares, if issued on the date hereof would be qualified investments under the Income Tax Act (Canada) (the "Tax Act") and the regulations thereunder for a trust governed by a registered retirement savings plan, a registered retirement income fund, a deferred profit sharing plan and a registered education savings plan. Also in the opinion of such counsel, at the date of their issue, the Common Shares will not be "foreign property" for the purposes of part XI of the Tax Act. The foregoing opinions assume that there will be no changes in the applicable legislation currently in effect prior to the date of issue of the Common Shares.

INDEPENDENT CHARTERED ACCOUNTANTS

Our auditors are KPMG LLP, located at 2000 McGill College Avenue, Suite 1900, Montreal, Quebec, Canada H3A 3H8. Our consolidated balance sheets as of June 30, 2003 and 2002 and our consolidated statements of operations, deficit and cash flows for each of the years in the three-year period ended June 30, 2003, and for the period from inception (June 17, 1993) to June 30, 2003, included herein have been audited by independent chartered accountants and have been included herein in reliance on the reports of KPMG LLP, given their authority as experts in auditing and accounting.

PURCHASERS' STATUTORY RIGHTS

Securities legislation in several of the provinces of Canada provides purchasers with the right to withdraw from an agreement to purchase securities within two business days after receipt or deemed receipt of a prospectus, the accompanying prospectus supplement relating to securities purchased by a purchaser and any amendment thereto. In several of the provinces, securities legislation further provides a purchaser with remedies for rescission or, in some provinces, damages where the

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prospectus, the accompanying prospectus supplement relating to securities purchased by a purchaser or any amendment thereto, contains a misrepresentation or is not delivered to the purchaser, provided that such remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser's province. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser's province for the particulars of these rights or consult with a legal advisor.

INDEX OF CONSOLIDATED FINANCIAL STATEMENTS OF NEUROCHEM




Auditors' Report..........................................................................F-2

Audited Consolidated Balance Sheets as at June 30, 2003 and 2002 and Statements
of Operations, Statements of Deficit and Statements of Cash Flows for the Years
Ended June 30, 2003, 2002 and 2001 and for the period from inception (June 17,
1993) to June 30, 2003.....................................................................F-3

Notes to Audited Consolidated Financial Statements.........................................F-7

(KPMG LOGO)


       KPMG LLP                                        Telephone  (514) 840-2100
       Chartered Accountants                           Telefax    (514) 840-2187
       2000 McGill College Avenue                             http://www.kpmg.ca
       Suite 1900
       Montreal (Quebec)  H3A 3H8


AUDITORS' REPORT TO THE SHAREHOLDERS


We have audited the consolidated balance sheets of Neurochem Inc. as at June 30, 2003 and 2002 and the consolidated statements of operations, deficit and cash flows for each of the years in the three-year period ended June 30, 2003 and for the period from inception (June 17, 1993) to June 30, 2003. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with Canadian generally accepted auditing standards. Those standards require that we plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.

In our opinion, these consolidated financial statements present fairly, in all material respects, the financial position of the Company as at June 30, 2003 and 2002 and the results of its operations and its cash flows for each of the years in the three-year period ended June 30, 2003 and for the period from inception (June 17, 1993) to June 30, 2003 in accordance with Canadian generally accepted accounting principles.



(Signed) KPMG LLP



Chartered Accountants


Montreal, Canada

August 8, 2003 (except note 18 (b), which is as of August 12, 2003)




KPMG LLP, a Canadian owned limited liability partnership established under the laws of Ontario, is a member firm of KPMG International, a Swiss association.

NEUROCHEM INC.
Consolidated Balance Sheets

June 30, 2003 and 2002
(in thousands of Canadian dollars)
(in accordance with Canadian GAAP)

================================================================================

                                                                2003           2003           2002
                                                            -----------      --------       --------
                                                              (US$ -          (Cdn$)         (Cdn$)
                                                            note 2 (l))
Assets

Current assets:
     Cash and cash equivalents                                $  4,759       $  6,450       $  1,149
     Marketable securities                                       7,292          9,884         23,013
     Grants receivable (note 3)                                    390            529          1,017
     Sales taxes and other receivables                             651            882            405
     Research tax credits receivable                               866          1,174            718
     Prepaid expenses and deposits                                 685            928            249
                                                              --------       --------       --------
                                                                14,643         19,847         26,551

Long-term security deposits (note 9 (e))                           174            236            226

Long-term investment (note 4)                                    3,262          4,421             --

Property and equipment (note 5)                                  3,003          4,070          3,750

Patent costs (note 6)                                            1,908          2,586          2,206
                                                              --------       --------       --------
                                                              $ 22,990       $ 31,160       $ 32,733
                                                              ========       ========       ========

Liabilities and Shareholders' Equity

Current liabilities:
     Accounts payable                                         $  2,253       $  3,054       $  2,216
     Accrued liabilities                                         1,741          2,359          2,044
     Current portion of obligations under capital leases
       (note 7)                                                    303            411            552
                                                              --------       --------       --------
                                                                 4,297          5,824          4,812

Obligations under capital leases (note 7)                          467            633          1,044
                                                              --------       --------       --------
                                                                 4,764          6,457          5,856
Shareholders' equity:
     Share capital (note 8)                                     64,544         87,482         69,501
     Deficit                                                   (46,318)       (62,779)       (42,624)
                                                              --------       --------       --------
                                                                18,226         24,703         26,877
Commitments and contingencies (notes 3 (a) and 9))
Subsequent events (note 18)
                                                              --------       --------       --------
                                                              $ 22,990       $ 31,160       $ 32,733
                                                              ========       ========       ========

See accompanying notes to consolidated financial statements.

On behalf of the Board of Directors by:

(Signed) John Molloy                                  (Signed) Colin Bier, Ph.D.
Director                                              Director

NEUROCHEM INC.
Consolidated Statements of Operations

Years ended June 30, 2003, 2002 and 2001 and for the period from inception
   (June 17, 1993) to June 30, 2003
(in thousands of Canadian dollars, except per share data)
(in accordance with Canadian GAAP)

================================================================================

                                                                                                     Cumulative
                                                                                                          since
                                                                                                   inception of
                                             2003           2003           2002           2001       operations
                                          -----------     --------       --------       --------   ------------
                                           (US$ -          (Cdn$)         (Cdn$)         (Cdn$)        (Cdn$)
                                          note 2 (l))
Revenues:
     Research contracts                    $     --       $     --       $  2,271       $  6,370       $  9,216
     License fees                                --             --             --             --          1,106
                                           --------       --------       --------       --------       --------
                                                 --             --          2,271          6,370         10,322

Expenses:
     Research and development                13,857         18,782         15,304          9,926         68,108
     Research tax credits                    (1,040)        (1,410)        (1,048)          (752)        (9,376)
     Research grants and other               (1,398)        (1,895)        (2,071)        (1,837)        (7,608)
                                           --------       --------       --------       --------       --------
                                             11,419         15,477         12,185          7,337         51,124
     General and administrative               5,300          7,184          3,698          3,189         22,221
     Depreciation of property and
       equipment                                752          1,019            758            348          3,035
     Amortization of patent costs               131            178            130             74            541
     Interest and bank charges                  106            144            232            127            862
                                           --------       --------       --------       --------       --------
                                             17,708         24,002         17,003         11,075         77,783

                                           --------       --------       --------       --------       --------
Net loss before undernoted items            (17,708)       (24,002)       (14,732)        (4,705)       (67,461)

Investment and other income:
     Interest income                            590            800          1,144          1,979          4,964
     Foreign exchange                            74            100            113             39            248
     Gain on disposal of intellectual
       property (note 4)                      2,570          3,484             --             --          3,484
                                           --------       --------       --------       --------       --------
                                              3,234          4,384          1,257          2,018          8,696

                                           --------       --------       --------       --------       --------
Net loss before income taxes                (14,474)       (19,618)       (13,475)        (2,687)       (58,765)

Income taxes:
     Quebec credit for losses                    --             --             --             --            700
                                           --------       --------       --------       --------       --------

Net loss                                   $(14,474)      $(19,618)      $(13,475)      $ (2,687)      $(58,065)
                                           ========       ========       ========       ========       ========

Net loss per share (note 12):
     Basic and diluted                     $  (0.66)      $  (0.90)      $  (0.75)      $  (0.15)
                                           ========       ========       ========       ========

See accompanying notes to consolidated financial statements.

NEUROCHEM INC.
Consolidated Statements of Deficit

Years ended June 30, 2003, 2002 and 2001 and for the period from inception
   (June 17, 1993) to June 30, 2003
(in thousands of Canadian dollars)
(in accordance with Canadian GAAP)

================================================================================

                                                                                          Cumulative
                                                                                               since
                                                                                        inception of
                                  2003           2003           2002           2001       operations
                               -----------     --------       --------       --------   ------------
                                 (US$ -         (Cdn$)          (Cdn$)         (Cdn$)         (Cdn$)
                               note 2 (l))

Deficit, beginning of year      $(31,448)      $(42,624)      $(29,149)      $(25,897)      $     --

Net loss                         (14,474)       (19,618)       (13,475)        (2,687)       (58,065)

Share issue costs                   (396)          (537)            --           (565)        (4,714)

                                --------       --------       --------       --------       --------
Deficit, end of year            $(46,318)      $(62,779)      $(42,624)      $(29,149)      $(62,779)
                                ========       ========       ========       ========       ========

See accompanying notes to consolidated financial statements.

NEUROCHEM INC.
Consolidated Statements of Cash Flows

Years ended June 30, 2003, 2002 and 2001 and for the period from inception
   (June 17, 1993) to June 30, 2003
(in thousands of Canadian dollars)
(in accordance with Canadian GAAP)

================================================================================

                                                                                                                 Cumulative
                                                                                                                      since
                                                                                                               inception of
                                                         2003           2003           2002           2001       operations
                                                     -----------      --------       --------       --------   ------------
                                                        (US$ -         (Cdn$)         (Cdn$)         (Cdn$)        (Cdn$)
                                                     note 2 (l))
Cash flows from operating activities:
     Net loss                                          $(14,474)      $(19,618)      $(13,475)      $ (2,687)      $(58,065)
     Adjustments for:
         Gain on disposal of intellectual
           property                                      (2,570)        (3,484)            --             --         (3,484)
         Depreciation and amortization                      883          1,197            888            422          3,576
         Write-off of patents                                --             --            119             --            119
         Share issued for services                           --             --             --             --             41
     Changes in operating assets and liabilities:
         Grants receivable                                  360            488            (37)          (370)          (529)
         Sales taxes and other
           receivables                                     (352)          (477)            12            (64)          (882)
         Research tax credits receivable                   (336)          (456)            34            536         (1,174)
         Prepaid expenses and deposits                     (508)          (689)           (31)           (72)        (1,163)
         Accounts payable and accrued
           liabilities                                      801          1,086          1,565            116          5,448
                                                       --------       --------       --------       --------       --------
                                                        (16,196)       (21,953)       (10,925)        (2,119)       (56,113)

Cash flows from financing activities:
     Proceeds from issue of share capital                13,266         17,981             11          8,891         87,440
     Share issue costs                                     (396)          (537)            --           (565)        (4,714)
     Proceeds from sale-leaseback                            --             --          1,649             --          2,168
     Repayment of obligations under
       capital lease                                       (407)          (552)          (618)          (443)        (2,118)
                                                       --------       --------       --------       --------       --------
                                                         12,463         16,892          1,042          7,883         82,776

Cash flows from investing activities:
     Additions to property and equipment                 (1,209)        (1,638)          (946)        (2,122)        (6,280)
     Additions to patent costs                             (397)          (538)        (1,156)          (424)        (3,458)
     Long-term investment                                  (436)          (591)            --             --           (591)
     Investment in marketable securities                     --             --             --             --        (31,000)
     Proceeds from maturity of
       marketable securities                              9,686         13,129          7,045            942         21,116
                                                       --------       --------       --------       --------       --------
                                                          7,644         10,362          4,943         (1,604)       (20,213)
                                                       --------       --------       --------       --------       --------

Net (decrease) increase in cash and
   cash equivalents                                       3,911          5,301         (4,940)         4,160          6,450

Cash and cash equivalents,
   beginning of year                                        848          1,149          6,089          1,929             --
                                                       --------       --------       --------       --------       --------
Cash and cash equivalents,
   end of year                                         $  4,759       $  6,450       $  1,149       $  6,089       $  6,450
                                                       ========       ========       ========       ========       ========

Supplemental disclosures to cash flow statements (note 13)

See accompanying notes to consolidated financial statements.

NEUROCHEM INC.
Notes to Consolidated Financial Statements

Years ended June 30, 2003, 2002 and 2001 and for the period from inception (June
   17, 1993) to June 30, 2003
(in thousands of Canadian dollars, except per share data)

================================================================================

1.   ORGANIZATION AND BUSINESS ACTIVITIES:

     Neurochem Inc. (the "Company" or "Neurochem"), incorporated under the Canada Business Corporations Act in 1993, is a Canadian biopharmaceutical company focused on the development and commercialization of innovative therapeutics for neurological disorders.

     Since inception, the business activities of the Company have been devoted principally to research and development of the Company's core technology platform, amyloid inhibitors, which focuses on the design and synthesis of chemical compounds that inhibit the formation, deposition and toxicity of amyloid fibrils implicated as the underlying causes of certain diseases. The Company's therapeutic focus is on developing treatments for a number of important disease indications characterized by the presence of toxic deposits of amyloid protein. The diseases currently targeted by the Company include Alzheimer's Disease, Hemorrhagic Stroke due to Cerebril Amyloid Angiopathy ("CAA"), and certain Systemic Amyloidosis disorders. In addition, the Company is also conducting research and development work for other neurological disorders principally Epileptic Seizures induced by Traumatic Brain Injury. In 2003, the Company disposed of its intellectual property and lead compounds for Diabetes Type II (see note 4). The status of the Company's principal product candidates are as follows:

     Disease indication                       Product candidates                  Stage of development
     ------------------                       ------------------                  --------------------
     Amyloid A (AA) Amyloidosis                    Fibrillex(TM)           Phase II/III clinical trial
     Alzheimer's Disease                            Alzhemed(TM)   Phase III clinical trials in design
     Hemorrhagic Stroke due to CAA                  Cerebril(TM)               Phase II clinical trial
     Epileptic Seizures induced by
       Traumatic Brain Injury              Lead compound NC-1461                  Pre-clinical testing

     Neurochem is considered to be in the development stage, with a significant emphasis in clinical trials for three of its product candidates. Substantially all of the Company's research and development expenditures, and all revenues from milestone payments and research contracts, since inception, relate to the Company's core technology platform. The Company's capital expenditures since inception, including costs incurred to secure patents, relate principally to the Company's core technology platform.

NEUROCHEM INC.
Notes to Consolidated Financial Statements, Continued

Years ended June 30, 2003, 2002 and 2001 and for the period from inception (June
   17, 1993) to June 30, 2003
(in thousands of Canadian dollars, except per share data)

================================================================================


2.   SIGNIFICANT ACCOUNTING POLICIES:

     The consolidated financial statements, which have been prepared in accordance with Canadian generally accepted accounting principles ("GAAP"), would differ in some respects from those prepared in the United States. A reconciliation of the net loss and shareholders' equity reported in accordance with Canadian GAAP with US GAAP is presented in note 16.

     (a) Principles of consolidation:

         The consolidated financial statements include the accounts of the Company and its subsidiaries. All significant intercompany balances and transactions have been eliminated on consolidation.

     (b) Cash and cash equivalents:

         The Company considers all investments with maturities of three months or less that are highly liquid and readily convertible into cash to be cash equivalents.

     (c) Marketable securities:

         Marketable securities are investments with maturities greater than three months and less than a year, and consist principally of corporate bonds and commercial paper. Interest bearing financial assets are intended to be held to maturity and are carried at amortized cost. Interest is recognized on an effective yield basis. These investments are written down to their estimated fair market value when this amount is less than amortized cost, unless the Company has reason to believe it will be able to recover the carrying amount. Estimated fair market value is based on quoted or market prices.

     (d) Long-term investment:

         The long-term investment is recorded at cost. When, in the opinion of management, a permanent decline in value has occurred, the investment is written down to its estimated realizable value. In determining the estimated realizable value, management relies on its judgment and knowledge of the investment as well as assumptions of general business and economic conditions that prevail and are expected to prevail. These assumptions are limited due to the uncertainty of predictions concerning future events.

NEUROCHEM INC.
Notes to Consolidated Financial Statements, Continued

Years ended June 30, 2003, 2002 and 2001 and for the period from inception (June
   17, 1993) to June 30, 2003
(in thousands of Canadian dollars, except per share data)

================================================================================

2.   SIGNIFICANT ACCOUNTING POLICIES (CONTINUED):

     (e) Property and equipment:

         Property and equipment are stated at cost. Equipment under capital leases are stated at the present value of minimum lease payments. Depreciation and amortization are provided at the following annual rates:

         Asset                                              Basis          Rate/period
         -----                                              -----          -----------
         Research equipment                     Declining balance                  20%
         Office equipment                       Declining balance                  20%
         Computer hardware                      Declining balance                  30%
         Computer software                          Straight-line                 100%
         Equipment under capital leases         Declining balance               20-30%
         Leasehold improvements                     Straight-line        Over the term
                                                                          of the lease

         The Company performs a review for the impairment of its property and equipment whenever events or changes in circumstances indicate that the carrying amount of property and equipment may not be recoverable. An impairment loss would be recognized when estimates of non-discounted future cash flows expected to result from the use of such property and equipment and its eventual disposition are less than its carrying amount. No impairment losses have been identified by the Company for the years ended June 30, 2003, 2002 and 2001.

     (f) Patent costs:

         Patents are stated at cost and are amortized using the straight-line method over the life of the patent ranging from 17 to 20 years. The capitalized amount with respect to patents relates to direct costs incurred in connection with securing the patents. The cost of the patents does not necessarily reflect their present or future value and the amount ultimately recoverable is dependent upon the continued development and successful commercialization of the related products. Management reviews the unamortized balance of patent costs on an annual basis, or whenever events or changes in circumstances indicate that the carrying amount may not be recoverable, and recognizes any impairment in carrying values in the year of impairment. An impairment would be recognized when estimates of non-discounted future cash flows expected to result from the use of the asset and its eventual disposition are less then the carrying amount. In 2003, the Company recorded nil in write-downs in patent costs for which no future benefits were expected (2002 - $119; 2001 - nil).

NEUROCHEM INC.
Notes to Consolidated Financial Statements, Continued

Years ended June 30, 2003, 2002 and 2001 and for the period from inception (June
   17, 1993) to June 30, 2003
(in thousands of Canadian dollars, except per share data)

================================================================================

2.   SIGNIFICANT ACCOUNTING POLICIES (CONTINUED):

     (g) Goodwill and other intangible assets:

         Effective July 1, 2002, the Company adopted the new recommendations of the Canadian Institute of Chartered Accountants (CICA), Handbook
         Section 3062, with respect to the accounting for goodwill and other intangible assets. The standard changes the accounting for goodwill from an amortization method to an impairment-only approach. In addition, the standard requires acquired intangible assets to be separately recognized if the benefit of the intangible assets is obtained through contractual or other legal right, or if the intangible assets can be sold, transferred, licensed, rented or exchanged.

         There was no impact on the Company's financial position, results of operations and cash flows as a result of adopting these recommendations. In addition, there has been no change in the estimated useful life of the patent costs which continue to be amortized.

     (h) Revenue recognition:

         Revenue from research contracts is recognized when services to be provided are rendered and all conditions under the terms of the underlying agreement are met. Revenue subject to the achievement of milestones is recorded only when the specified events have occurred and collectibility is assured.

         Up-front payments and initial technology access fees are deferred and recognized as revenue on a systematic basis over the period that the related products or services are delivered and all obligations are performed.

         License fees are recorded when conditions and events under the license agreement have occurred and collectibility is reasonably assured.

     (i) Research and development:

         Research expenditures are expensed as incurred. Development expenditures, if any, are capitalized when they meet the criteria for capitalization in accordance with Canadian generally accepted accounting principles and the future benefits could be regarded as being reasonably certain. At June 30, 2003 and 2002, no development costs were deferred.

     (j) Government assistance:

         Government assistance, consisting of grants and research tax credits, is recorded as a reduction of the related expense or the cost of the asset acquired. Government assistance is recorded in the accounts when reasonable assurance exists that the Company has complied with the terms and conditions of the approved grant program or, for tax credits, when there is reasonable assurance that they will be realized.

NEUROCHEM INC.
Notes to Consolidated Financial Statements, Continued

Years ended June 30, 2003, 2002 and 2001 and for the period from inception (June
   17, 1993) to June 30, 2003
(in thousands of Canadian dollars, except per share data)

================================================================================

2.   SIGNIFICANT ACCOUNTING POLICIES (CONTINUED):

     (k) Foreign exchange:

         Monetary assets and liabilities denominated in foreign currencies are translated at year-end exchange rates. Other balance sheet items denominated in foreign currencies are translated at rates of exchange in effect at the transaction date. Income and expenses denominated in foreign currencies are translated at average rates prevailing during the year. Translation gains and losses are included in income.

         The Company's foreign subsidiaries are considered to be integrated foreign operations and their accounts have been translated using the temporal method with translation gains and losses included in the consolidated statements of operations.

     (l) Translation of convenience:

         The Company's functional currency is the Canadian dollar. As a convenience to certain users, the Company has also presented the 2003 consolidated financial statements in US dollars using the convenience translation method whereby all Canadian dollar amounts were converted into US dollars at the noon exchange rate quoted by the Bank of Canada at June 30, 2003, which was $0.7378 US dollar per Canadian dollar. The information in US dollars is presented only for the convenience of some readers and thus has limited usefulness. This translation should not be viewed as a representation that such Canadian dollar amounts actually represent such US dollar amounts or could be or would have been converted into US dollars at the rate indicated.

     (m) Stock-based compensation plan:

         Effective July 1, 2002, the Company adopted prospectively the new recommendations of the CICA, Handbook Section 3870, with respect to the accounting for stock-based compensation and other stock-based payments. The new recommendations require that all stock-based payments to non-employees, and employee awards that are direct awards of stock, call for settlement in cash or other assets, or are stock appreciation rights that call for settlement by the issuance of equity instruments, granted on or after July 1, 2002, be accounted for using the fair value method. For all other stock-based employee compensation awards, the new standards permit the Company to continue to follow its existing policy of using the settlement date method of accounting. Under this method, no compensation expense is recognized when stock options are issued to employees. Any consideration received from the plan participants upon exercise of stock options is credited to share capital.

NEUROCHEM INC.
Notes to Consolidated Financial Statements, Continued

Years ended June 30, 2003, 2002 and 2001 and for the period from inception (June
   17, 1993) to June 30, 2003
(in thousands of Canadian dollars, except per share data)

================================================================================

2.   SIGNIFICANT ACCOUNTING POLICIES (CONTINUED):

     (m) Stock-based compensation plan (continued):

         The new standard requires that the Company disclose the pro forma effect of accounting for all stock-based awards granted during the year ended June 30, 2003 under the fair value-based method (refer to note
         12). In the first year of application, comparative disclosures need not be provided for prior periods.

     (n) Income taxes:

         The Company utilizes the asset and liability method for accounting for income taxes. Under this method, future income tax assets and liabilities are determined based on "temporary differences" (differences between the accounting basis and the tax basis of the assets and liabilities), and are measured using the currently enacted, or substantively enacted, tax rates and laws expected to apply when these differences reverse. A valuation allowance is recorded against any future tax asset if it is more likely than not that the asset will not be realized.

     (o) Earnings per share:

         Basic earnings per share are determined using the weighted average number of common shares outstanding during the period. Diluted earnings per share are computed in a manner consistent with basic earnings per share except that the weighted average shares outstanding are increased to include additional shares from the assumed exercise of options and warrants, if dilutive. The number of additional shares is calculated by assuming that outstanding options and warrants were exercised and that the proceeds from such exercises were used to acquire shares of common stock at the average market price during the reporting period.

     (p) Use of estimates:

         The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Significant areas requiring the use of management estimates include estimating the useful lives of long-lived assets, including property and equipment and patent costs, as well as assessing the recoverability of the long-term investment, research tax credits and future tax assets. The reported amounts and note disclosures are determined to reflect the most probable set of economic conditions and planned course of actions. Actual results could differ from these estimates.

NEUROCHEM INC.
Notes to Consolidated Financial Statements, Continued

Years ended June 30, 2003, 2002 and 2001 and for the period from inception (June
   17, 1993) to June 30, 2003
(in thousands of Canadian dollars, except per share data)

================================================================================

3.   GRANTS RECEIVABLE:

     (a) Technology Partnerships Canada Program:

         During the year ended June 30, 2000, the Company signed an agreement with the federal Ministry of Industry under its Technology Partnerships Canada Program (the "Agreement"). Under the Agreement, the Company is entitled to a financial contribution based on eligible expenditures incurred by the Company with respect to a project for the development of effective oral therapeutics for Alzheimer's Disease. The contributions were earned over a period of four years ended March 31, 2003.

         The Company submitted total claims under the Agreement in the amount of $1,498 in 2003, $2,019 in 2002, $1,777 in 2001 and $1,443 in 2000 for a
         cumulative amount of $6,737. The Company recorded $1,405 in 2003, $1,657 in 2002, $1,413 in 2001 in "research grants and other" in the consolidated statements of operations and $93 in 2003, $362 in 2002 and $364 in 2001 against property and equipment.

         Under the Agreement, the Company is committed to pay the federal government royalties equal to 7.24% of gross revenues realized from the commercialization of effective orally-administered therapeutics for the treatment of Alzheimer's Disease until June 30, 2010. After June 30, 2010, the Company may have to continue to pay royalties until such time as the aggregate amount of royalties paid pursuant to the Agreement reaches $20,540.

     (b) Food and Drug Administration:

         During the year ended June 30, 2002, the Company was awarded a $1,400 grant from the US Food and Drug Administration for certain direct costs to be incurred by the Company for a Phase II/III trial of Fibrillex(TM). Funds under the grant are expected to be received by the Company in equal quarterly instalments over a period of three years. Included in "research grants and other" on the statement of operations for the twelve-month period ended June 30, 2003 is an amount of $460 (2002 - $356) received under this agreement.

NEUROCHEM INC.
Notes to Consolidated Financial Statements, Continued

Years ended June 30, 2003, 2002 and 2001 and for the period from inception (June
   17, 1993) to June 30, 2003
(in thousands of Canadian dollars, except per share data)

================================================================================

4.   LONG-TERM INVESTMENT:

     In May 2003, the Company entered into the following transactions with respect to its Diabetes Type II pre-clinical program:

     (i) the Company disposed of its intellectual property rights relating to the pre-clinical diabetes program, including an exclusive perpetual, royalty-free, worldwide license to Innodia Inc. ("Innodia"), a privately held Canadian biopharmaceutical company. The carrying value of these rights, which amount to $346, were exchanged for 1,904,464 Innodia common shares having a fair market value of $5,400. The fair market value of the Innodia common shares was determined based on the pricing of a $7,000 private placement financing completed by Innodia concurrent with this transaction. Since the Company transferred its ownership of a controlled productive asset to Innodia in exchange for a non-controlling equity interest of 31% in Innodia, the Company accounted for this transaction as a partial sale and recognized a gain on the transaction only to the extent of the interest of the other shareholders in Innodia. Accordingly, the gain on sale of intellectual property rights of $3,484 included in the 2003 statement of operations represents approximately 69% of the total gain of $5,054 on the transaction;

     (ii) the Company subscribed for 176,339 Class A1 preferred shares of Innodia as part of a private placement for a cash consideration of $500, plus related costs of $91.

     In June 2003, the Company transferred its 31% interest in Innodia to a holding company which is controlled indirectly by a shareholder. As consideration for this transfer, Neurochem received 176,339 non-voting Class A1 preferred shares, 1,904,464 non-voting, participating Class A common shares and 352,537 voting, non-participating Class V preferred shares. The Class A1 preferred shares are convertible into common shares on a one-for-one basis at any time at the option of the holder and automatically convertible under specified circumstances. At June 30, 2003, the Company's long-term investment represents voting rights of approximately 12% and equity ownership of approximately 70% in the holding company, which represents the same economic interest as that held directly in Innodia prior to the transfer.

NEUROCHEM INC.
Notes to Consolidated Financial Statements, Continued

Years ended June 30, 2003, 2002 and 2001 and for the period from inception (June
   17, 1993) to June 30, 2003
(in thousands of Canadian dollars, except per share data)

================================================================================

5.   PROPERTY AND EQUIPMENT:

                                                                                                          2003
                                                   -----------------------------------------------------------
                                                                              Accumulated
                                                                             depreciation             Net book
                                                            Cost         and amortization                value
                                                   -------------         ----------------        -------------
     Research equipment                            $       2,484            $       1,253        $       1,231
     Computer hardware and software                        1,331                      750                  581
     Office equipment                                        560                      187                  373
     Equipment under capital leases                        1,198                      429                  769
     Leasehold improvements                                1,532                      416                1,116
                                                   -------------            -------------        -------------
                                                   $       7,105            $       3,035        $       4,070
                                                   =============            =============        =============

                                                                                                          2002
                                                   -----------------------------------------------------------
                                                                              Accumulated
                                                                             depreciation             Net book
                                                            Cost         and amortization                value
                                                   -------------         ----------------        -------------
     Research equipment                            $       1,694            $         822        $         872
     Computer hardware and software                          587                      376                  211
     Office equipment                                        357                      126                  231
     Equipment under capital leases                        1,782                      429                1,353
     Leasehold improvements                                1,346                      263                1,083
                                                   -------------            -------------        -------------
                                                   $       5,766            $       2,016        $       3,750
                                                   =============            =============        =============

     Included in "depreciation of property and equipment" in the consolidated statements of operations is depreciation of equipment under capital lease of $251 (2002 - $245).

NEUROCHEM INC.
Notes to Consolidated Financial Statements, Continued

Years ended June 30, 2003, 2002 and 2001 and for the period from inception (June
   17, 1993) to June 30, 2003
(in thousands of Canadian dollars, except per share data)

================================================================================

6.   PATENT COSTS:

                                        2003                 2002
                                       ------               ------
Cost                                   $2,946               $2,562
Accumulated amortization                  360                  356
                                       ------               ------
                                       $2,586               $2,206
                                       ======               ======

     The remaining weighted average amortization period of patents at June 30, 2003 is 15.4 years (2002 - 16.2 years). The estimated amortization expense for each of the next five years is approximately $196 per annum or $980 in the aggregate.

7.   OBLIGATIONS UNDER CAPITAL LEASES:

     Minimum lease payments under capital leases expiring in 2006 are as follows:

                                                                              2003                2002
                                                                            ---------          ---------
     2003                                                                   $      --          $     645
     2004                                                                         470                470
     2005                                                                         470                470
     2006                                                                         196                196
                                                                            ---------          ---------
                                                                                1,136              1,781
     Less amount representing interest at rates ranging
       from 6.88% to 9.75%                                                         92                185
                                                                            ---------          ---------
                                                                                1,044              1,596

     Less current portion                                                         411                552
                                                                            ---------          ---------
                                                                            $     633          $   1,044
                                                                            =========          =========

     Interest expense related to obligations under capital leases was $92 in 2003 (2002 - $80; 2001 - $50) and is included in "interest and bank charges" in the consolidated statements of operations.

     In December 2001, the Company entered into a sale-leaseback agreement with a Canadian chartered bank to sell previously acquired research equipment and concurrently leased the same property back over a four-year period. The Company received proceeds from the sale in the amount of $1,649.

NEUROCHEM INC.
Notes to Consolidated Financial Statements, Continued

Years ended June 30, 2003, 2002 and 2001 and for the period from inception (June
   17, 1993) to June 30, 2003
(in thousands of Canadian dollars, except per share data)

================================================================================

8.   SHARE CAPITAL:

     (a) The authorized share capital of the Company consists of:

         o    an unlimited number of voting common shares

         o an unlimited number of non-voting preferred shares, issuable in one or more series

     (b) Issued and outstanding:

         The issued and outstanding share capital consists of:

                                                                               2003                 2002
                                                                          --------------       --------------
         23,483,024 common shares (2002 - 18,028,344 common shares)       $       87,482       $       69,501
                                                                          ==============       ==============

         Changes in the issued and outstanding common shares for the past three fiscal periods were as follows:

                                                    Number        Dollars
                                                  ----------      -------
Balance, June 30, 2000                            16,623,481      $60,599

Exercise of over allotment option (i)                581,818        4,800
Issued for cash from private placement (ii)          321,035        3,807
Exercise of options                                  435,438          205
Exercise of warrants                                  34,447           79
                                                  ----------      -------
Balance, June 30, 2001                            17,996,219       69,490

Exercise of options                                   32,125           11
                                                  ----------      -------
Balance, June 30, 2002                            18,028,344       69,501

Issued for cash from private placement (iii)       4,000,000       15,148
Exercise of warrants                                 836,644        1,904
Exercise of options                                  618,036          929
                                                  ----------      -------
Balance, June 30, 2003                            23,483,024      $87,482
                                                  ==========      =======

NEUROCHEM INC.
Notes to Consolidated Financial Statements, Continued

Years ended June 30, 2003, 2002 and 2001 and for the period from inception (June
   17, 1993) to June 30, 2003
(in thousands of Canadian dollars, except per share data)

================================================================================

8.   SHARE CAPITAL (CONTINUED):

     (b) Issued and outstanding (continued):

         Fiscal 2001:

         (i) In August 2000, the underwriters fully exercised their over-allotment option issued in connection with the Company's 2000 initial public offering to purchase an additional 581,818 common shares for a cash consideration of $4,800.

         (ii) In January 2001, the Company issued 321,035 common shares to a shareholder for a cash consideration of $3,807.

         Fiscal 2003:

         (iii) On July 25, 2002 and February 18, 2003, the Company completed equity financing agreements with Picchio Pharma Inc. In July 2002, the Company issued 2.8 million units at a cost of $2.50 per unit, and received aggregate proceeds of $7,000. The units were comprised of one common share and one warrant exercisable any time within a three-year period at the exercise price of $3.13, which represents a premium of 25% over the issue price of the unit. The warrants expire on July 25, 2005.

               In February 2003, the Company issued 1.2 million units at a cost of $6.79 per unit and received aggregate proceeds of $8,148. The units were comprised of one common share and one warrant exercisable any time within a three-year period at an exercise price of $7.81, which represents a premium of 15% over the issue price of the unit. The warrants expire on February 18, 2006.

         Share issue costs related to these transactions were charged to the deficit.

     (c) Stock option plan:

         Under its stock option plan, the Company may grant options to purchase common shares to key employees, directors, officers, consultants and members of the Scientific Advisory Board of the Company. The terms, number of common shares covered by each option as well as the permitted frequency of the exercise of such options is determined by the Board of Directors. In general, options vest over periods ranging from one to five years. The total number of common shares which may be issued pursuant to the plan is 3,196,973 shares. The maximum number of common shares which may be optioned in favor of any single individual shall not exceed 5% of the issued and outstanding common shares of the Company. The option price per share will, in no circumstances, be lower than the fair market value of the common shares at the date of the grant of the option, less any discount permitted by any regulatory authority. In no event may the term of any option exceed ten years from the date of the grant of the option.

NEUROCHEM INC.
Notes to Consolidated Financial Statements, Continued

Years ended June 30, 2003, 2002 and 2001 and for the period from inception (June
   17, 1993) to June 30, 2003
(in thousands of Canadian dollars, except per share data)

================================================================================

8.   SHARE CAPITAL (CONTINUED):

     (c) Stock option plan (continued):

         Changes in outstanding options issued under the stock option plan for the past three fiscal periods were as follows:

                                                             Weighted
                                                              average
                                          Number       exercise price
                                         ---------     --------------
Options outstanding, June 30, 2000       1,489,725       $   1.73

Exercised                                 (186,438)          0.37

Cancelled or expired                        (2,562)          0.41

                                         ---------       --------
Options outstanding, June 30, 2001       1,300,725           1.93

Granted                                    704,400           3.00

Exercised                                  (22,125)          0.36

Cancelled or expired                       (19,500)          3.13

                                         ---------       --------
Options outstanding, June 30, 2002       1,963,500           2.32

Granted                                    909,000           7.22

Exercised                                 (577,036)          1.59

Cancelled or expired                        (3,620)          3.25

                                         ---------       --------
Options outstanding, June 30, 2003       2,291,844       $   4.48
                                         =========       ========

NEUROCHEM INC.
Notes to Consolidated Financial Statements, Continued

Years ended June 30, 2003, 2002 and 2001 and for the period from inception (June
   17, 1993) to June 30, 2003
(in thousands of Canadian dollars, except per share data)

================================================================================

8.   SHARE CAPITAL (CONTINUED):

     (c) Stock option plan (continued):

         The following table summarizes information about options outstanding and exercisable at June 30, 2003:

                                                                          Weighted average
                                                                                 remaining
                                           Options            Options     contractual life
         Exercise price/share          outstanding        exercisable              (years)
         --------------------          -----------        -----------     ----------------
         $ 0.36 - $ 0.65                   272,500            272,500                  3.8
         $ 2.99 - $ 3.75                 1,116,011            684,595                  7.5
         $ 5.30 - $ 6.79                   377,333             98,708                  9.3
         $ 8.11 - $ 9.85                   526,000             41,000                  9.6
                                         ---------          ---------                  ---
                                         2,291,844          1,096,803                  7.8
                                         =========          =========                  ===

     (d) Other outstanding options at June 30, 2003:

         The Company had previously issued 400,000 options to purchase common shares at prices ranging from US$0.20 to US$2.50 per share which are not covered by the stock option plan. In the fiscal period ended June 30, 2003, 41,000 (10,000 in 2002; 249,000 in 2001) of these options were exercised for gross proceeds of $12 ($3 in 2002; $135 in 2001). The remaining 100,000 outstanding options are detailed as follows:

                                                              Options             Options
         Exercise price/share                             outstanding         exercisable               Expiry
         --------------------                             -----------         -----------               ------
         US$    2.50                                          100,000             100,000                 2004
                                                              =======             =======                 ====

NEUROCHEM INC.
Notes to Consolidated Financial Statements, Continued

Years ended June 30, 2003, 2002 and 2001 and for the period from inception (June
   17, 1993) to June 30, 2003
(in thousands of Canadian dollars, except per share data)

================================================================================

8.   SHARE CAPITAL (CONTINUED):

     (e) Outstanding warrants at June 30, 2003:

         Each warrant entitles the holder to purchase one common share. Changes in outstanding warrants issued in connection with various private placements for the past three fiscal periods were as follows:

                                                                                        Weighted
                                                                                         average
                                                                      Number      exercise price
                                                                     ---------    --------------
Warrants outstanding, June 30, 2000                                    977,876          $   2.22

Exercised                                                              (34,447)             2.31

                                                                     ---------          --------
Warrants outstanding, June 30, 2001 and 2002                           943,429              2.22

Issued in connection with private placement (note 8 (b) (iii))       4,000,000              4.53

Exercised                                                             (836,644)             2.28

                                                                     ---------          --------
Warrants outstanding, June 30, 2003                                  4,106,785          $   4.46
                                                                     =========          ========

         The following table summarizes information about outstanding warrants at June 30, 2003:

            Warrants        Exercise price               Expiry
            --------        --------------               ------
             106,785              $   1.80           April 2005
           2,800,000              $   3.13            July 2005
           1,200,000              $   7.81        February 2006
           ---------              --------
           4,106,785              $   4.46
           =========              ========

NEUROCHEM INC.
Notes to Consolidated Financial Statements, Continued

Years ended June 30, 2003, 2002 and 2001 and for the period from inception (June
   17, 1993) to June 30, 2003
(in thousands of Canadian dollars, except per share data)

================================================================================

9.   COMMITMENTS:

     (a) Operating leases:

         Minimum annual lease payments for the next five years and thereafter under operating leases relating to premises are as follows:

         2004                             $    574
         2005                                  479
         2006                                  400
         2007                                  323
         2008                                  196
         Thereafter                            717
                                          --------
                                          $  2,689
                                          ========

         In addition, the Company is also responsible for operating costs and taxes under the operating leases.

     (b) License agreements and research collaborations:

         Effective January 1, 1994, the Company entered into a number of license agreements (the "License Agreements") with Parteq Research and Development Innovations ("Parteq"), the commercialization arm and exclusive worldwide licensee of Queen's University. Pursuant to these agreements, the Company was granted the worldwide exclusive license to use, market and sublicense certain technologies, patents and patent applications developed and belonging to Queen's University. While the title and interest in the intellectual property rights remain the property of Queen's University, the Company will be the owner of all intellectual property rights in and to all improvements to the intellectual property rights developed, invented or acquired by the Company. Pursuant to the terms of the License Agreements, the Company has agreed to pay certain fees (including milestone payments) and royalties, and to assume all expenses related to the protection of the intellectual property rights. Each of the License Agreements will terminate upon the later of (i) the expiry date of the last-to-expire of the licensed patents or (ii) ten years after its first sales of products that use the license, should no patent be issued.

NEUROCHEM INC.
Notes to Consolidated Financial Statements, Continued

Years ended June 30, 2003, 2002 and 2001 and for the period from inception (June
   17, 1993) to June 30, 2003
(in thousands of Canadian dollars, except per share data)

================================================================================

9.   COMMITMENTS (CONTINUED):

     (b) License agreements and research collaborations (continued):

         The Company is a party to research and license agreements under which it has obtained rights to use certain technologies to develop certain of its product candidates. These agreements impose various milestones, commercialization, sublicensing, royalty and other payment, insurance, indemnification and other obligations and are subject to certain reservations of rights.

     (c) Agreement with H. Lundbeck A/S:

         In 1999, the Company entered into a Collaborative Research and License Agreement and a Master Private Placement and Stock Option Agreement (the "Agreements") with H. Lundbeck A/S ("Lundbeck"), a European pharmaceutical company specializing in the research, development, production and marketing of drugs for treating diseases of the central nervous system.

         Pursuant to the Agreements, the parties agreed to collaborate on the development of compounds (GAG and GAG mimetic) useful in treating Alzheimer's Disease.

         In October 2000, the Company achieved a research and development objective under its Agreements. In 2001, as a result of the determination of "proof of concept" in connection with the research program, the Company received a milestone payment in the amount of $3,807 (US$2,500). In addition, the Company received research funding of $1,933 (US$1,250) ($1,912 (US$1,250) in 2001) under a research program that commenced January 2001 under the Agreements and $338 ($651 in 2001) under other research agreements with Lundbeck.

         In October 2001, the Company and Lundbeck mutually agreed to terminate the Agreements and, as a result, the Company regained ownership and control of its anti-amyloid drug molecules program for Alzheimer's Disease at no cost to the Company. Consequently, the Company received the last payments from Lundbeck under the Agreements in October 2001.

NEUROCHEM INC.
Notes to Consolidated Financial Statements, Continued

Years ended June 30, 2003, 2002 and 2001 and for the period from inception (June
   17, 1993) to June 30, 2003
(in thousands of Canadian dollars, except per share data)

================================================================================


9. COMMITMENTS (CONTINUED):

     (d)  Management services agreement:

          Payments under a management services agreement with a shareholder-affiliated entity (see note 10 (d)) are as follows: 2004 - $960; 2005 - $640.

     (e)  Guarantees:

          On January 1, 2003, the Company adopted the new recommendations of the CICA, accounting Guideline 14, Disclosure of Guarantees, which clarifies disclosure requirements for certain guarantees. The guideline does not provide guidance on nor require the measurement and recognition of a guarantor's liability for obligations under guarantees. The guideline defines a guarantee to be a contract (including an indemnity) that contingently requires the Company to make payments to a third party based on (i) changes in an underlying interest rate, foreign exchange rate, equity or commodity instrument, index or other variable, that is related to an asset, a liability or an equity security of the counterparty, (ii) failure of another party to perform under an obligating agreement or (iii) failure of another party to pay its indebtedness when due.

          At June 30, 2003, the Company is contingently liable for a letter of guarantee granted in favor of a landlord in the amount of $200. A long-term security deposit of $200 is pledged under the letter of guarantee. In addition, the Company has granted a movable hypothec in the amount of $100 under a lease agreement covering the universality of movable property at a leased location.

NEUROCHEM INC.
Notes to Consolidated Financial Statements, Continued

Years ended June 30, 2003, 2002 and 2001 and for the period from inception (June
   17, 1993) to June 30, 2003
(in thousands of Canadian dollars, except per share data)

================================================================================

10.  RELATED PARTY TRANSACTIONS:

     (a) Included in revenues are amounts received under various agreements with Lundbeck, a shareholder, of nil in 2003, $2,271 in 2002 and $6,370 in 2001.

     (b) Included in research and development are the following amounts paid to Queen's University at Kingston, a shareholder, under various research agreements:


         2003                                                       $      5
         2002                                                            295
         2001                                                            137

     (c) The Company paid Parteq Research and Development Innovations, a shareholder, the following amounts for patent fees in the normal course of operations:

         2003                                                       $     10
         2002                                                             16
         2001                                                             --

     (d) Under the terms of a management services agreement entered into in March 2003 with Picchio International Inc., a company controlled by a shareholder, the Company recorded a management fee of $320 for the year ended June 30, 2003. In addition, the Company reimbursed this company for $209 of expenses incurred prior to the date of the management services agreement.

     (e) Accounts payable and accrued liabilities include balances due to shareholders of $13 (2002 and 2001 - $47).

     These transactions are in the normal course of operations and are measured at the exchange amount, which is the amount of consideration established and agreed to by the related parties.

NEUROCHEM INC.
Notes to Consolidated Financial Statements, Continued

Years ended June 30, 2003, 2002 and 2001 and for the period from inception (June
   17, 1993) to June 30, 2003
(in thousands of Canadian dollars, except per share data)

================================================================================

11. INCOME TAXES:

     (a)  Details of the components of income taxes are as follows:

                                                  2003           2002           2001
                                               ----------     ----------     ----------

Loss before income taxes:
     Canadian operations                       $  (18,559)    $  (13,475)    $   (2,687)
     Foreign operations                            (1,059)            --             --
                                               ----------     ----------     ----------
                                                  (19,618)       (13,475)        (2,687)

Basic income tax rate                                  34%            36%            38%

                                               ----------     ----------     ----------
Computed income tax recovery                       (6,670)        (4,851)        (1,021)

Adjustment in income taxes resulting from:
     Non-recognition of losses and other
       unclaimed deductions                         2,403          4,851          1,021
     Reduction of future tax assets due to
       differences in tax rates with foreign
       subsidiaries                                 4,592             --             --
     Permanent differences                           (325)            --             --
                                               ----------     ----------     ----------
                                               $       --     $       --     $       --
                                               ==========     ==========     ==========

     (b)  Future income taxes:

          The temporary differences that give rise to future tax assets and liabilities at June 30, 2003 and 2002 are as follows:

                                                         2003          2002
                                                      ----------    ----------

Future tax assets:
     Patent costs                                     $   10,053    $       --
     Unclaimed scientific research and experimental
       development expenditures for tax purposes           5,750         9,546
     Share issue costs                                       376           522
     Non-capital losses carried forward                       --         2,669
     Long-term investment                                    271            --
     Cumulative eligible capital                               6            33
                                                      ----------    ----------
                                                          16,456        12,770

Less: valuation allowance                                (15,621)      (12,178)
                                                      ----------    ----------
                                                             835           592

Future tax liabilities:
     Property and equipment, and patent costs               (835)         (592)
                                                      ----------    ----------
Net future tax assets                                 $       --    $       --
                                                      ==========    ==========

NEUROCHEM INC.
Notes to Consolidated Financial Statements, Continued

Years ended June 30, 2003, 2002 and 2001 and for the period from inception (June
   17, 1993) to June 30, 2003
(in thousands of Canadian dollars, except per share data)

================================================================================

11.  INCOME TAXES (CONTINUED):

     (b)  Future income taxes (continued):

          In assessing the realizability of future tax assets, management considers whether it is more likely than not that some portion or all of the future income tax assets will be realized. The ultimate realization of future tax assets is dependent upon the generation of future taxable income and/or tax planning strategies. Since the Company is a development stage enterprise, the generation of future taxable income is dependent on the successful commercialization of its products and technologies.

     (c) The Company has the following unclaimed deductions available to reduce future taxable income in Canada:

                                                      Federal         Quebec
                                                    ------------   -----------

Research expenditure pool (no expiry)               $     26,093   $       149
                                                    ============   ===========

          The Company also has approximately $3,685 in federal research investment tax credits that can be used to reduce future federal taxes payable and which expire as follows:

2012                                                                    $1,434
2013                                                                     2,251
                                                                        ------
                                                                        $3,685
                                                                        ======

NEUROCHEM INC.
Notes to Consolidated Financial Statements, Continued

Years ended June 30, 2003, 2002 and 2001 and for the period from inception (June
   17, 1993) to June 30, 2003
(in thousands of Canadian dollars, except per share data)

================================================================================

12.  EARNINGS PER SHARE:

     (a)  Basic and diluted earnings per share:

          The reconciliation between basic and diluted earnings per share is as follows:

                                            2003            2002            2001
                                        ------------    ------------    ------------

Basic:
     Basic weighted average number of
       common shares outstanding          21,770,541      18,007,392      17,436,716
                                        ============    ============    ============

Basic net loss per share                $      (0.90)   $      (0.75)   $      (0.15)
                                        ============    ============    ============

Diluted:
     Basic weighted average number of
       common shares outstanding          21,770,541      18,007,392      17,436,716
     Plus impact of stock options and
       warrants (1)                        2,858,010       1,239,910       1,976,280
                                        ------------    ------------    ------------
Diluted common shares                     24,628,551      19,247,302      19,412,996
                                        ============    ============    ============

Diluted net loss per share (1)          $      (0.90)   $      (0.75)   $      (0.15)
                                        ============    ============    ============

(1) The impact of stock options and warrants is anti-dilutive because the Company incurred losses in 2003, 2002 and 2001. All outstanding options and warrants included in this computation could potentially be dilutive in the future.

NEUROCHEM INC.
Notes to Consolidated Financial Statements, Continued

Years ended June 30, 2003, 2002 and 2001 and for the period from inception (June
   17, 1993) to June 30, 2003
(in thousands of Canadian dollars, except per share data)

================================================================================

12.  EARNINGS PER SHARE (CONTINUED):

     (b)  Stock-based compensation:

          Effective July 1, 2002, the Company adopted prospectively the new recommendations with respect to the accounting for stock-based compensation and other stock-based payments (see note 2 (m)). If the fair value-based accounting method had been used to account for and measure stock-based compensation costs relating to exempt options granted to employees after July 1, 2002, the net earnings and related earnings per share figures would have been as follows:

Reported net loss                                                   $    (19,618)
Pro forma adjustments to compensation expense                               (718)
                                                                    ------------
Pro forma net loss                                                  $    (20,336)
                                                                    ============

Pro forma loss per share:
     Basic                                                          $      (0.93)
     Diluted                                                               (0.93)
                                                                    ============

         The weighted average fair value of each option granted is estimated on the date of grant using the Black-Scholes pricing model with the following assumptions:

Risk free interest rate                                                     4.68%
Expected volatility                                                           61%
Expected life in years                                                         7
Expected dividend yield                                                      nil

NEUROCHEM INC.
Notes to Consolidated Financial Statements, Continued

Years ended June 30, 2003, 2002 and 2001 and for the period from inception (June
   17, 1993) to June 30, 2003
(in thousands of Canadian dollars, except per share data)

================================================================================

12.  EARNINGS PER SHARE (CONTINUED):

     (b)  Stock-based compensation (continued):

          The following table summarizes the weighted average grant-date fair value per share for options granted during the year ended June 30, 2003:

                                                                    Weighted
                                                                    average
                                                                   grant-date
                                                     Number of     fair value
                                                      options       per share
                                                   ------------   ------------
Exercise price per share equal to market                909,000   $       4.66
                                                   ============   ============

         Dividend yield was excluded from the calculation since it is the present policy of the Company to retain all earnings to finance operations.

13.  STATEMENT OF CASH FLOWS - SUPPLEMENTARY DISCLOSURE:

     (a)  Cash and cash equivalents:

          Cash and cash equivalents consist of cash balances with banks and short-term investments:

                                                         2003           2002
                                                    ------------   ------------

Cash balances with banks                            $      2,462   $        115
Short-term investments (yielding interest between
  3.24% to 3.29% (2002: 1.3% to 2.7%)                      3,988          1,034
                                                    ------------   ------------
                                                    $      6,450   $      1,149
                                                    ============   ============

     (b)  Interest and income taxes:

                                                        2003           2002
                                                    ------------   ------------

Cash paid in the year for:
     Interest                                       $         92   $        143
     Income taxes                                             --             --

NEUROCHEM INC.
Notes to Consolidated Financial Statements, Continued

Years ended June 30, 2003, 2002 and 2001 and for the period from inception (June
   17, 1993) to June 30, 2003
(in thousands of Canadian dollars, except per share data)

================================================================================

13. STATEMENT OF CASH FLOWS - SUPPLEMENTARY DISCLOSURE (CONTINUED):

     (c)  Non-cash transactions:

                                              2003           2002           2001
                                          ------------   ------------   ------------

Disposal of intellectual property to
  Innodia in exchange
  for an equity interest (note 4)         $      3,830   $         --   $         --

Additions to property and equipment
  and patent costs included in accounts
  payable and accrued liabilities at
  year-end                                         590            523            625

14. SEGMENT DISCLOSURES:

     (a)  Business segment:

          The Company operates in one business segment, namely the development and commercialization of innovative therapeutics for neurological disorders. The Company's operations are conducted principally in Canada.

     (b)  Information about major customers:

          All of the Company's revenues in 2002 and 2001 were derived from one customer (see note 9 (c) and 10 (a)).

     (c) Property and equipment and intangible assets (patent costs) by geographic area are as follows:

                                                       2003           2002
                                                   ------------   ------------

Canada                                             $      4,070   $      5,956
Europe                                                    2,586             --
                                                   ------------   ------------
                                                   $      6,656   $      5,956
                                                   ============   ============

NEUROCHEM INC.
Notes to Consolidated Financial Statements, Continued

Years ended June 30, 2003, 2002 and 2001 and for the period from inception (June
   17, 1993) to June 30, 2003
(in thousands of Canadian dollars, except per share data)

================================================================================

15. FINANCIAL INSTRUMENTS:

     (a)  Fair value disclosure:

          Fair value estimates are made as of a specific point in time, using available information about the financial instrument. These estimates are subjective in nature and often cannot be determined with precision.

          The Company has determined that the carrying value of its short-term financial assets and liabilities, including cash and cash equivalents, grants receivable, sales taxes receivable, interest and other receivables, research tax credits receivable as well as accounts payable and accrued liabilities, approximates their fair value because of the relatively short periods to maturity of these instruments.

          Marketable securities are comprised of fixed income instruments with a high credit rating (not less than R1 (mid) rating). The weighted average effective interest rate of the marketable securities is approximately 3.25%. The fair market value of the marketable securities amounts to $9,947 as at June 30, 2003 ($22,976 in 2002).

          The fair value of obligations under capital leases, calculated at the present value of future contractual payments of principal and interest, discounted at the current market rates of interest available to the Company for debt instruments with similar terms and maturity, approximates their carrying value.

     (b)  Credit risk:

          Credit risk results from the possibility that a loss may occur from the failure of another party to perform according to the terms of the contract. The Company regularly monitors the credit risk exposure and takes steps to mitigate the likelihood of these exposures from resulting in actual loss.

          Financial instruments that potentially subject the Company to significant concentrations of credit risk consist principally of marketable securities. The Company has investment policies that ensure the safety and preservation of principal, that ensure that the Company's liquidity needs are met and that optimize yields. Authorized investments include bankers' acceptances, bearer deposit notes, corporate and government bonds, certificates of deposit, commercial paper and treasury bills, and are limited to 10% per issuer.

NEUROCHEM INC.
Notes to Consolidated Financial Statements, Continued

Years ended June 30, 2003, 2002 and 2001 and for the period from inception (June
   17, 1993) to June 30, 2003
(in thousands of Canadian dollars, except per share data)

================================================================================

15. FINANCIAL INSTRUMENTS (CONTINUED):

     (c)  Foreign currency risk management:

          A substantial portion of the Company's revenues from research contracts and milestone payments in prior years, as well as expenses, are denominated in US dollars. This results in financial risk due to fluctuations in the value of the Canadian dollar relative to the US dollar. The Company does not use derivative financial instruments to reduce its foreign exchange exposure. Fluctuations in payments made for the Company's services could cause unanticipated fluctuations in the Company's operating results.

     (d)  Interest rate risk:

          The Company's exposure to interest rate risk is as follows:


          Cash and cash equivalents                        Fixed interest rate
          Marketable securities                            Fixed interest rate
          Obligations under capital leases                 Fixed interest rate


16. CANADIAN/US REPORTING DIFFERENCES:

     (a)  Consolidated statements of operations:

          The reconciliation of earnings reported in accordance with Canadian GAAP with US GAAP is as follows:

                                                                           Cumulative
                                                                             since
                                                                          inception of
                                              2003            2002         operations
                                          ------------    ------------    ------------

Net loss in accordance with
  Canadian GAAP                           $    (19,618)   $    (13,475)   $    (58,065)

Adjustment for:
     Stock-based compensation costs (1)            (83)           (111)         (1,967)
                                          ------------    ------------    ------------
Net loss in accordance with US GAAP       $    (19,701)   $    (13,586)   $    (60,032)
                                          ============    ============    ============

Loss per share under US GAAP:
     Basic and diluted                    $      (0.90)   $      (0.75)
                                          ============    ============

NEUROCHEM INC.
Notes to Consolidated Financial Statements, Continued

Years ended June 30, 2003, 2002 and 2001 and for the period from inception (June
   17, 1993) to June 30, 2003
(in thousands of Canadian dollars, except per share data)

================================================================================

16. CANADIAN/US REPORTING DIFFERENCES (CONTINUED):

     (a)  Consolidated statements of operations (continued):

          The weighted average number of common shares outstanding for purposes of determining basic and diluted loss per share is the same amount as the one used for Canadian GAAP purposes.

     (b)  Consolidated balance sheets:

          A reconciliation of balance sheet items in accordance with Canadian GAAP with US GAAP is as follows:

          (i)  Share capital:

                                                    2003            2002
                                                ------------    ------------

Share capital, Canadian GAAP                    $     87,482    $     69,501

Adjustment for:
    Share issue costs (2)                             (4,714)         (4,177)
                                                ------------    ------------
Share capital, US GAAP                          $     82,768    $     65,324
                                                ============    ============

          (ii) Additional paid-in capital:

                                                    2003           2002
                                                ------------   ------------

Additional paid-in capital, Canadian GAAP       $         --   $         --

Adjustment for:
    Stock-based compensation (1):
        Current year                                      83            111
        Cumulative effect of prior years               1,610          1,499
                                                ------------   ------------
                                                       1,693          1,610
                                                ------------   ------------
Additional paid-in capital, US GAAP             $      1,693   $      1,610
                                                ============   ============

NEUROCHEM INC.
Notes to Consolidated Financial Statements, Continued

Years ended June 30, 2003, 2002 and 2001 and for the period from inception (June
   17, 1993) to June 30, 2003
(in thousands of Canadian dollars, except per share data)

================================================================================

16. CANADIAN/US REPORTING DIFFERENCES (CONTINUED):

     (b)  Consolidated balance sheets (continued):

          (iii) Deficit:

                                                    2003            2002
                                                ------------    ------------

Deficit, Canadian GAAP                          $    (62,779)   $    (42,624)

Adjustment for:
    Stock-based compensation (1):
        Current year                                     (83)           (111)
        Cumulative effect of prior years              (1,610)         (1,499)
                                                ------------    ------------
                                                      (1,693)         (1,610)

    Share issue expenses (2)                           4,714           4,177
                                                ------------    ------------
Deficit, US GAAP                                $    (59,758)   $    (40,057)
                                                ============    ============

          (1)  Stock-based compensation:

               Employees

               For US GAAP purposes, the Company has elected to follow the intrinsic value method of Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" ("APB 25") in accounting for stock options granted to employees and directors. Under the intrinsic value method, compensation cost is recognized for the difference, if any, between the quoted market price of the stock as at the grant date and the amount the individual must pay to acquire the stock. The Company recorded compensation expense of $83 (2002 - $111) in respect of options granted to employees prior to the Company's initial public offering at prices other than the quoted market price at date of grant.

               Non-employees

               In accordance with FAS 123, Accounting for Stock-Based Compensation, compensation related to stock options granted to non-employees prior to July 1, 2002 is recorded in the accounts based on the fair value of the stock options at the grant date. For purposes of reconciliation to US GAAP, the Company recorded compensation expense of nil in respect of options granted to non-employees (2002 - nil).

NEUROCHEM INC.
Notes to Consolidated Financial Statements, Continued

Years ended June 30, 2003, 2002 and 2001 and for the period from inception (June
   17, 1993) to June 30, 2003
(in thousands of Canadian dollars, except per share data)

================================================================================

16. CANADIAN/US REPORTING DIFFERENCES (CONTINUED):

     (b)  Consolidated balance sheets (continued):

          (1)  Stock-based compensation (continued):

               Fair value method

               Both Canadian and US GAAP require disclosure of the pro forma net loss using the fair value method of accounting for stock options granted to employees. The calculation under Canadian GAAP is presented in note 12 (b); the US GAAP calculation presented hereafter considers options granted prior to the effective date of the Canadian GAAP requirements.

               If the fair value based accounting method under FAS 123 had been used to account for stock-based compensation costs relating to options issued to employees, the net loss and related loss per share figures under US GAAP would have been as follows:

                                                                    Cumulative
                                                                      since
                                                                   inception of
                                       2003            2002         operations
                                   ------------    ------------    ------------

Reported net loss, US GAAP         $    (19,701)   $    (13,586)   $    (60,032)

Add: Stock-based employee
  compensation expense
  determined under the
  intrinsic value method
  included in reported net
  earnings, net of related
  taxes of $nil                              83             111           1,967

Deduct: Total stock-based
  employee compensation
  expense determined under
  fair value based method for
  all awards, net of related
  taxes of $nil                          (1,115)           (431)         (3,820)
                                   ------------    ------------    ------------
Pro forma net loss, US GAAP        $    (20,733)   $    (13,906)   $    (61,885)
                                   ============    ============    ============

NEUROCHEM INC.
Notes to Consolidated Financial Statements, Continued

Years ended June 30, 2003, 2002 and 2001 and for the period from inception (June
   17, 1993) to June 30, 2003
(in thousands of Canadian dollars, except per share data)

================================================================================

16. CANADIAN/US REPORTING DIFFERENCES (CONTINUED):

     (b)  Consolidated balance sheets (continued):

          (1)  Stock-based compensation (continued):

                                                    2003            2002
                                                ------------    ------------

Loss per share (US GAAP)
    Basic:
         As reported                            $      (0.90)   $      (0.75)
         Pro forma                                     (0.95)          (0.77)

    Diluted:
         As reported                                   (0.90)          (0.75)
         Pro forma                                     (0.95)          (0.77)

               The weighted average fair value of each option granted is estimated on the date of grant using the Black-Scholes pricing model with the following weighted average assumptions:

                                                     2003            2002
                                                ------------    ------------

Risk-free interest rate                                 4.68%           5.19%
Expected volatility                                       61%             54%
Expected life in years                                     7               7
Expected dividend yield                                   --              --

               The following table summarizes the weighted average grant date fair value per shares for options granted:

                                                                  Weighted
                                                                  average
                                                                 grant-date
                                                  Number of      fair value
                                                   options       per share
                                                ------------   ------------
2003                                                 909,000   $       4.66
2002                                                 704,400           1.54

NEUROCHEM INC.
Notes to Consolidated Financial Statements, Continued

Years ended June 30, 2003, 2002 and 2001 and for the period from inception (June
   17, 1993) to June 30, 2003
(in thousands of Canadian dollars, except per share data)

================================================================================

16. CANADIAN/US REPORTING DIFFERENCES (CONTINUED):

     (b)  Consolidated balance sheets (continued):

          (2)  Share issue costs:

               For US GAAP purposes, share issue costs are recorded as a reduction of the proceeds raised from the issuance of share capital. For Canadian GAAP purposes, share issue costs were charged to the deficit.

     (c)  Consolidated comprehensive income:

          FAS 130, Reporting Comprehensive Income, requires the Company to report and display information related to comprehensive income for the Company. Comprehensive income consists of net income and all other changes in shareholders' equity that do not result from changes from transactions with shareholders, such as cumulative foreign currency translation adjustments and unrealized gains or losses on securities. There were no adjustments to the net loss, US GAAP, required to reconcile to the comprehensive loss.

     (d)  Other disclosures required by US GAAP:

          (i)  Debt and equity investments:

               In accordance with FAS 115, Accounting for Certain Investments in Debt and Equity Securities, the Company's marketable securities are classified as held-to-maturity and the amortized cost, gross unrealized holding gains, unrealized holding losses and fair value by security-type were as follows:

               At June 30, 2003

                                         Gross          Gross
                                    unrealized     unrealized
                      Amortized        holding        holding           Fair
                           cost          gains         losses          value
                   ------------   ------------   ------------   ------------
Commercial paper   $      9,884   $         63   $         --   $      9,947
                   ============   ============   ============   ============

NEUROCHEM INC.
Notes to Consolidated Financial Statements, Continued

Years ended June 30, 2003, 2002 and 2001 and for the period from inception (June
   17, 1993) to June 30, 2003
(in thousands of Canadian dollars, except per share data)

================================================================================

16. CANADIAN/US REPORTING DIFFERENCES (CONTINUED):

     (d)  Other disclosures required by US GAAP (continued):

          (i)  Debt and equity investments (continued):

               At June 30, 2002

                                            Gross           Gross
                                       unrealized      unrealized
                         Amortized        holding         holding            Fair
                              cost          gains          losses           value
                      ------------   ------------    ------------    ------------

Canadian money
  market securities   $     13,987   $         --    $         --    $     13,987
Canadian corporate
  debt securities            9,026             --             (37)          8,989
                      ------------   ------------    ------------    ------------
                      $     23,013   $         --    $        (37)   $     22,976
                      ============   ============    ============    ============

          (ii) Supplementary information:

               Under US GAAP and SEC rules, separate disclosure is required for the following statement of operations item. There is not similar requirement under Canadian GAAP.

                                                     2003             2002
                                                --------------   --------------
Rental expense                                  $          485   $          407
                                                ==============   ==============

NEUROCHEM INC.
Notes to Consolidated Financial Statements, Continued

Years ended June 30, 2003, 2002 and 2001 and for the period from inception (June
   17, 1993) to June 30, 2003
(in thousands of Canadian dollars, except per share data)

================================================================================

16. CANADIAN/US REPORTING DIFFERENCES (CONTINUED):

     (d)  Other disclosures required by US GAAP (continued):

          (iii) Development stage company (continued):

                The Company is a development stage enterprise as defined in FAS 7 and the following additional disclosures are provided.

                The statement of shareholders' equity since date of inception under US GAAP is presented below:

                                        Common shares             Class A shares            1st Preference
                                   -----------------------   -----------------------   -----------------------
                                     Number       Dollars      Number      Dollars       Number      Dollars
                                   ----------   ----------   ----------   ----------   ----------   ----------

Period ended October 14, 1994:
    Shares issued
      for cash                        850,000           --           --           --      400,000          546
    Net loss                               --           --           --           --           --           --
                                   ----------   ----------   ----------   ----------   ----------   ----------
    Balance, October 14,
       1994                           850,000           --           --           --      400,000          546

Period ended September 30, 1995:
    Shares issued
      for cash                             --           --           --           --      600,000          811
    Net loss                               --           --           --           --           --           --
                                   ----------   ----------   ----------   ----------   ----------   ----------
    Balance, September 30,
       1995                           850,000           --           --           --    1,000,000        1,357

Year ended September 30, 1996:
    Shares issued
      for cash                             --           --           --           --           --           --
    Shares issued
      for services                    275,076           41           --           --           --           --
    Share issue costs                      --           --           --           --           --           --
    Net loss                               --           --           --           --           --           --
                                   ----------   ----------   ----------   ----------   ----------   ----------
    Balance, September 30,
       1996                         1,125,076           41           --           --    1,000,000        1,357

Year ended September 30, 1997:
    Net loss                               --           --           --           --           --           --
                                   ----------   ----------   ----------   ----------   ----------   ----------
    Balance, September 30,
       1997                         1,125,076           41           --           --    1,000,000        1,357



                                        Special shares        Additional                        Total
                                   -----------------------       paid-in                shareholders'
                                     Number      Dollars         capital      Deficit          equity
                                   ----------   ----------    ----------   ----------   -------------

Period ended October 14, 1994:
    Shares issued
      for cash                             --           --    $       --   $       --      $      546
    Net loss                               --           --            --         (551)           (551)
                                   ----------   ----------    ----------   ----------      ----------
    Balance, October 14,
       1994                                --           --            --         (551)             (5)

Period ended September 30, 1995:
    Shares issued
      for cash                             --           --            --           --             811
    Net loss                               --           --            --       (1,787)         (1,787)
                                   ----------   ----------    ----------   ----------      ----------
    Balance, September 30,
       1995                                --           --            --       (2,338)           (981)

Year ended September 30, 1996:
    Shares issued
      for cash                      5,595,001       10,071            --           --          10,071
    Shares issued
      for services                         --           --            --           --              41
    Share issue costs                      --         (217)           --           --            (217)
    Net loss                               --           --            --       (2,169)         (2,169)
                                   ----------   ----------    ----------   ----------      ----------
    Balance, September 30,
       1996                         5,595,001        9,854            --       (4,507)          6,745

Year ended September 30, 1997:
    Net loss                               --           --            --       (2,391)         (2,391)
                                   ----------   ----------    ----------   ----------      ----------
    Balance, September 30,
       1997                         5,595,001        9,854            --       (6,898)          4,354

NEUROCHEM INC.
Notes to Consolidated Financial Statements, Continued

Years ended June 30, 2003, 2002 and 2001 and for the period from inception (June
   17, 1993) to June 30, 2003
(in thousands of Canadian dollars, except per share data)

================================================================================

16. CANADIAN/US REPORTING DIFFERENCES (CONTINUED):

     (d)  Other disclosures required by US GAAP (continued):

          (iii) Development stage company (continued):

                The Company is a development stage enterprise as defined in FAS 7 and the following additional disclosures are provided (continued):

                The statement of shareholders' equity since date of inception under US GAAP is presented below (continued):

                                       Common shares             Class A shares            1st Preference
                                 -----------------------   -----------------------    ------------------------
                                    Number      Dollars        Number      Dollars       Number      Dollars
                                 ----------   ----------   ----------   ----------    ----------    ----------

Balance, September 30, 1997
  brought forward                 1,125,076           41           --           --     1,000,000         1,357
                                 ----------   ----------   ----------   ----------    ----------    ----------

Year ended September 30, 1998:
    Conversion into
      Class A shares                     --           --    6,595,001       11,211    (1,000,000)       (1,357)
    Shares issued
      for cash                           --           --    3,138,770       10,201            --            --
    Exercise of options               5,500            2           --           --            --            --
    Share issue costs                    --           --           --         (550)           --            --
    Net loss                             --           --           --           --            --            --
                                 ----------   ----------   ----------   ----------    ----------    ----------
    Balance, September 30,
      1998                        1,130,576           43    9,733,771       20,862            --            --

Period ended June 30, 1999:
    Shares issued
      for cash                           --           --    1,483,224        5,562            --            --
    Exercise of options              29,314           11           --           --            --            --
    Share issue costs                    --           --           --         (106)           --            --
    Net loss                             --           --           --           --            --            --
                                 ----------   ----------   ----------   ----------    ----------    ----------
    Balance, June 30,
      1999                        1,159,890           54   11,216,995       26,318            --            --


                                      Special shares         Additional                        Total
                                 ------------------------       paid-in                shareholders'
                                  Number      Dollars           capital      Deficit          equity
                                 ----------    ----------    ----------   ----------   -------------

Balance, September 30, 1997
  brought forward                 5,595,001         9,854    $       --   $   (6,898)     $    4,354
                                 ----------    ----------    ----------   ----------      ----------

Year ended September 30, 1998:
    Conversion into
      Class A shares             (5,595,001)       (9,854)           --           --              --
    Shares issued
      for cash                           --            --            --           --          10,201
    Exercise of options               5,500            --            --           --               2
    Share issue costs                    --            --            --           --            (550)
    Net loss                             --            --           602       (6,824)         (6,222)
                                 ----------    ----------    ----------   ----------      ----------
    Balance, September 30,
      1998                               --            --           602      (13,722)          7,785

Period ended June 30, 1999:
    Shares issued
      for cash                           --            --            --           --           5,562
    Exercise of options              29,314            --            --           --              11
    Share issue costs                    --            --            --           --            (106)
    Net loss                             --            --           303       (3,887)         (3,584)
                                 ----------    ----------    ----------   ----------      ----------
    Balance, June 30,
      1999                               --            --           905      (17,609)          9,668

NEUROCHEM INC.
Notes to Consolidated Financial Statements, Continued

Years ended June 30, 2003, 2002 and 2001 and for the period from inception (June
   17, 1993) to June 30, 2003
(in thousands of Canadian dollars, except per share data)

================================================================================

16. CANADIAN/US REPORTING DIFFERENCES (CONTINUED):

     (d)  Other disclosures required by US GAAP (continued):

          (iv) Development stage company (continued):

               The Company is a development stage enterprise as defined in FAS 7 and the following additional disclosures are provided (continued):

               The statement of shareholders' equity since date of inception under US GAAP is presented below (continued):


                                        Common shares                Class A shares               1st Preference
                                 --------------------------    --------------------------   -------------------------
                                    Number        Dollars         Number        Dollars        Number        Dollars
                                 -----------    -----------    -----------    -----------   -----------   -----------

Balance, June 30, 1999
  brought forward                  1,159,890             54     11,216,995         26,318            --            --

Year ended June 30, 2000:
    Shares issued
      for cash                       180,723            750         63,442            238            --            --
    Exercise of options               12,177              4             --             --            --            --
    Exercise of warrants -                --             --        111,467            362            --            --
    Conversion of
      Class A shares              11,391,904         26,918    (11,391,904)       (26,918)           --            --
    Initial public offering        3,878,787         32,000             --             --            --            --
    Share issue costs                     --         (2,739)            --             --            --            --
    Net loss                              --             --             --             --            --            --
                                 -----------    -----------    -----------    -----------   -----------   -----------
    Balance June 30,
       2000                       16,623,481         56,987             --             --            --            --

Year ended June 30, 2001:
    Exercise of over-
      allotment option               581,818          4,800             --             --            --            --
    Shares issued
      for cash                       321,035          3,807             --             --            --            --
    Exercise of options              435,438            205             --             --            --            --
    Exercise of warrants              34,447             79             --             --            --            --
    Share issue expenses                  --           (565)            --             --            --            --
    Net loss                              --             --             --             --            --            --
                                 -----------    -----------    -----------    -----------   -----------   -----------
    Balance, June 30,
       2001                       17,996,219         65,313             --             --            --            --



                                       Special shares         Additional                        Total
                                 -------------------------       paid-in                shareholders'
                                    Number       Dollars         capital       Deficit         equity
                                 -----------   -----------   -----------   -----------  -------------

Balance, June 30, 1999
  brought forward                         --            --   $       905   $   (17,609)   $     9,668

Year ended June 30, 2000:
    Shares issued
      for cash                            --            --            --            --            988
    Exercise of options                   --            --            --            --              4
    Exercise of warrants -                --            --            --            --            362
    Conversion of
      Class A shares                      --            --            --            --             --
    Initial public offering               --            --            --            --         32,000
    Share issue costs                     --            --            --            --         (2,739)
    Net loss                              --            --           334        (5,915)        (5,581)
                                 -----------   -----------   -----------   -----------    -----------
    Balance June 30,
       2000                               --            --         1,239       (23,524)        34,702

Year ended June 30, 2001:
    Exercise of over-
      allotment option                    --            --            --            --          4,800
    Shares issued
      for cash                            --            --            --            --          3,807
    Exercise of options                   --            --            --            --            205
    Exercise of warrants                  --            --            --            --             79
    Share issue expenses                  --            --            --            --           (565)
    Net loss                              --            --           260        (2,947)        (2,687)
                                 -----------   -----------   -----------   -----------    -----------
    Balance, June 30,
       2001                               --            --         1,499       (26,471)        40,341

NEUROCHEM INC.
Notes to Consolidated Financial Statements, Continued

Years ended June 30, 2003, 2002 and 2001 and for the period from inception (June
   17, 1993) to June 30, 2003
(in thousands of Canadian dollars, except per share data)

================================================================================

16. CANADIAN/US REPORTING DIFFERENCES (CONTINUED):

     (d) Other disclosures required by US GAAP (continued):

         (iii) Development stage company (continued):

              The Company is a development stage enterprise as defined in FAS 7 and the following additional disclosures are provided (continued):

              The statement of shareholders' equity since date of inception under US GAAP is presented below (continued):

                                  Common shares             Class A shares            1st Preference           Special shares
                            -----------------------    -----------------------   -----------------------   -----------------------
                              Number       Dollars       Number       Dollars      Number       Dollars      Number       Dollars
                            ----------   ----------    ----------   ----------   ----------   ----------   ----------   ----------

Balance, June 30, 2001
  brought forward           17,996,219       65,313            --           --           --           --           --           --

Year ended June 30, 2002:
    Exercise of options         32,125           11            --           --           --           --           --           --
    Net loss                        --           --            --           --           --           --           --           --
                            ----------   ----------    ----------   ----------   ----------   ----------   ----------   ----------
    Balance, June 30,
      2002                  18,028,344       65,324            --           --           --           --           --           --

Year ended June 30, 2003:
    Shares issued for
      cash                   4,000,000       15,148            --           --           --           --           --           --
    Exercise of warrants       836,644        1,904            --           --           --           --           --           --
    Exercise of options        618,036          929            --           --           --           --           --           --
    Share issue costs               --         (537)           --           --           --           --           --           --
    Net loss                        --           --            --           --           --           --           --           --
                            ----------   ----------    ----------   ----------   ----------   ----------   ----------   ----------
    Balance, June 30,
      2003                  23,483,024       82,768            --           --           --           --           --           --
                            ----------   ----------    ----------   ----------   ----------   ----------   ----------   ----------


                             Additional                        Total
                                paid-in                shareholders'
                                capital      Deficit          equity
                             ----------   ----------   -------------

Balance, June 30, 2001
  brought forward            $    1,499   $  (26,471)     $   40,341

Year ended June 30, 2002:
    Exercise of options              --           --              11
    Net loss                        111      (13,586)        (13,475)
                             ----------   ----------      ----------
    Balance, June 30,
      2002                        1,610      (40,057)         26,877

Year ended June 30, 2003:
    Shares issued for
      cash                           --           --          15,148
    Exercise of warrants             --           --           1,904
    Exercise of options              --           --             929
    Share issue costs                --           --            (537)
    Net loss                         83      (19,701)        (19,618)
                             ----------   ----------      ----------
    Balance, June 30,
      2003                   $    1,693   $  (59,758)     $   24,703
                             ----------   ----------      ----------

NEUROCHEM INC.
Notes to Consolidated Financial Statements, Continued

Years ended June 30, 2003, 2002 and 2001 and for the period from inception (June
   17, 1993) to June 30, 2003
(in thousands of Canadian dollars, except per share data)

================================================================================

16. CANADIAN/US REPORTING DIFFERENCES (CONTINUED):

     (d)  Other disclosures required by US GAAP (continued):

          (iv) Recent accounting pronouncements:

               In April 2003, the Financial Accounting Standards Board ("FASB") issued FAS 149, Amendment of Statement 133 on Derivative Instruments and Hedging Activities, which is effective for contracts entered into or modified after June 30, 2003 and hedging relationships designated after June 30, 2003. In May 2003, FASB issued FAS 150, Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity. The provisions of this statement are effective for financial instruments entered into or modified after May 31, 2003. The Company does not expect FAS 149 and 150 to have a material impact on its financial statements.

               The Emerging Issues Task Force ("EITF") reached a consensus on issue 00-21, Revenue Arrangements with Multiple Deliverables. This consensus addresses issues related to separating and allocating value to the individual elements of a single customer arrangement involving obligations regarding multiple products, services, or rights which may be fulfilled at different points in time or over different periods of time. The EITF guidance is applicable for arrangements entered into in fiscal periods beginning after June 15, 2003. The Company does not expect this guidance to have a material impact on its financial statements.

               In December 2002, the Canadian Institute of Chartered Accountants ("CICA") issued Handbook Section 3063, Impairment or Disposal of Long-lived Assets and revised Section 3475, Disposal of Long-Lived Assets and Discontinued Operations. Together, these two Sections supersede the write-down and disposal provisions of
               Section 3061, Property, Plant and Equipment as well as Section 3475, Discontinued Operations. Section 3063 amends existing guidance on long-lived asset impairment measurement and establishes standards for the recognition, measurement and disclosure of the impairment of long-lived assets held for use by the Company. It requires that an impairment loss be recognized when the carrying amount of an asset to be held and used exceeds the sum of the undiscounted cash flows expected from its use and disposal; the impairment recognized is measured as the amount by which the carrying amount of the asset exceeds its fair value.
               Section 3475 provides a single accounting model for long-lived assets to be disposed of by sale. Section 3475 provides specified criteria for classifying an asset as held-for-sale to be measured at the lower of their carrying amounts or fair value, less costs to sell.

NEUROCHEM INC.
Notes to Consolidated Financial Statements, Continued

Years ended June 30, 2003, 2002 and 2001 and for the period from inception (June
   17, 1993) to June 30, 2003
(in thousands of Canadian dollars, except per share data)

================================================================================

16. CANADIAN/US REPORTING DIFFERENCES (CONTINUED):

     (d)  Other disclosures required by US GAAP (continued):

          (iv) Recent accounting pronouncements (continued):

               Section 3475 also broadens the scope of businesses that qualify for reporting as discontinued operations to include any disposals of a component of an entity, which comprises operations and cash flows that can be clearly distinguished from the rest of the Company, and changes the timing of recognizing losses on such operations. The new standards contained in Section 3063 on the impairment of long-lived assets held for use are applicable for years beginning on or after April 1, 2003. The revised standards contained in Section 3475 on disposal of long-lived assets and discontinued operations are applicable to disposal activities initiated by the Company's commitment to a plan on or after May 1, 2003. The Company does not expect that the adoption of these standards will have a material effect on its financial statements.

17. COMPARATIVE FIGURES:

     Certain of the comparative figures have been reclassified to conform to the presentation adopted in the current year.

18. SUBSEQUENT EVENTS:

     (a)  Exercise of warrants and options:

          In July and August 2003, the Company issued 178,907 common shares pursuant to the exercise of 106,785 warrants and 72,122 options for an aggregate cash consideration of $400.

NEUROCHEM INC.
Notes to Consolidated Financial Statements, Continued

Years ended June 30, 2003, 2002 and 2001 and for the period from inception (June
   17, 1993) to June 30, 2003
(in thousands of Canadian dollars, except per share data)

================================================================================

18. SUBSEQUENT EVENTS (CONTINUED):

     (b)  Litigation:

          The Company executed an agreement with Immtech International, Inc. ("Immtech") of Vernon Hills, Illinois in 2002 pursuant to which Immtech provided the Company with certain compounds for testing and granted the Company an option to license such compounds. On August 12, 2003, Immtech filed certain legal proceedings with the United States District Court with respect to a dispute regarding the agreement. The Company is vigorously defending these proceedings. In the opinion of management, none of the compounds involved in the dispute are relevant to the Company's product candidates and the Company does not believe these proceedings will have any material impact on its business.

                                     PART II

                   INFORMATION NOT REQUIRED TO BE DELIVERED TO
                             OFFEREES OR PURCHASERS

Indemnification

     Under the Canada Business Corporations Act, the Registrant may indemnify a director or officer of the Registrant, a former director or officer of the Registrant or another individual who acts or acted at the Registrant's request as a director or officer, or an individual acting in a similar capacity, of another entity, against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by the individual in respect of any civil, criminal, administrative, investigative or other proceeding in which the individual is involved because of that association with the Registrant or other entity. The Registrant may not indemnify an individual unless the individual (i) acted honestly and in good faith with a view to the best interests of the Registrant or, as the case may be, in the best interests of the other entity for which the individual acted as director or officer or in a similar capacity at the Registrant's request and (ii) in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, had reasonable grounds for believing that his or her conduct was lawful. Such indemnification may be made in connection with an action by or on behalf of the Registrant or other entity to procure a judgment in its favour only with court approval. A director or officer is entitled to indemnification from the Registrant as a matter of right if he or she was not judged by the Court or other competent authority to have committed any fault or omitted to do anything that he or she ought to have done and fulfilled the conditions set forth above.

     The Registrant may advance moneys to a director, officer or other individual for the costs, charges and expenses of a proceeding referred to above. The individual shall repay the moneys if he or she does not fulfill the conditions set forth above to qualify for indemnification.

     In accordance with provisions of the Canada Business Corporations Act described above, the by-laws of the Registrant provide that the Registrant shall, unless its board of directors otherwise determines in any particular case, indemnify a director or officer of the Registrant, a former director or officer of the Registrant, or another individual who acts or acted at the Registrant's request as a director or officer or an individual acting in a similar capacity, of another entity, to the maximum extent not prohibited by the Canada Business Corporations Act.

     The Registrant maintains directors' and officers' liability insurance that provides coverage for losses as a result of claims against directors and officers of the Registrant and former directors and officers of the Registrant in their capacities as directors or officers of the Registrant.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing provisions, the Registrant has been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act of 1933, as amended, and is therefore unenforceable.

EXHIBITS


Exhibit No.    Description
-----------    -----------------------------------------------------------------
3. *           Form of Underwriting Agreement.

4.1            The Audited Consolidated Balance Sheets of Neurochem as at June 30,
               2003 and 2002 and the Statements of Operations, Statements of Deficit
               and Statements of Cash Flows of Neurochem for the years ended June 30,
               2003, 2002 and 2001 and for the period from inception (June 17, 1993)
               to June 30, 2003, together with the auditors' report thereon, the notes thereto and Management's discussion and analysis of financial condition and results of operations in respect of the years ended June 30, 2003,
               June 2002 and June 30, 2001; and

4.3            The Annual Information Form of the Registrant dated November 15,
               2002 for the year ended June 30, 2002.

5.*            Consent of KPMG LLP.

6.*            Consent of Davies Ward Phillips & Vineberg LLP.

7. *           Consent of Davies Ward Phillips & Vineberg LLP (New York).

8. *           Consent of Ogilvy Renault, a general partnership.

9. *           Consent of Dewey Ballantine, LLP.

10. Powers of Attorney (contained on the signature pages of this Registration Statement on Form F-10).


-------------------------------
* To be filed by amendment.

                                    PART III

                  UNDERTAKING AND CONSENT TO SERVICE OF PROCESS

ITEM 1. UNDERTAKING

     The Registrant undertakes to make available, in person or by telephone, representatives to respond to inquiries made by the Commission Staff, and to furnish promptly, when requested to do so by the Commission Staff, information relating to the securities registered pursuant to Form F-10 or to transactions in said securities.

ITEM 2. CONSENT TO SERVICE OF PROCESS

     Concurrently with the filing of this Form F-10, the Registrant is filing with the Commission a written irrevocable consent and power of attorney on Form F-X.




                                     III-1

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-10 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Saint-Laurent, Province of Quebec, Country of Canada, on this 19th day of August, 2003.

                                NEUROCHEM INC.



                                By:         /s/ FRANCESCO BELLINI
                                    --------------------------------------------
                                     Name:  Francesco Bellini, Ph.D.
                                     Title: Chairman of the Board and
                                            Chief Executive Officer




                                     III-2

                                POWER OF ATTORNEY

         KNOW ALL PERSONS BY THESE PRESENTS that each of the undersigned officers, directors, and Authorized Representative in the United States of Neurochem Inc. hereby constitutes and appoints Claude Michaud, David Skinner and Dr. Lise Hebert, or any of them (with full power to each of them to act alone), his true and lawful attorney-in-fact and agent, with full power of substitution, for him and on his behalf and in his name, place and stead, in any and all capacities, to sign, execute and file any and all documents relating to this Registration Statement, including any and all amendments, exhibits and supplements thereto, with any regulatory authority, granting unto the said attorneys, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises in order to effectuate the same as fully to all intents and purposes as he himself might or could do if personally present, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done.

         Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities indicated on this 19th day of August, 2003.


Name                                        Title

/s/ FRANCESCO BELLINI                       Chairman of the Board,
------------------------------------        Chief Executive Officer and Director
Francesco Bellini, Ph.D.                    (Principal Executive Officer)

/s/ CLAUDE MICHAUD                          Senior Vice President, Finance and
------------------------------------        Chief Financial Officer
Claude Michaud                              (Principal Financial and
                                            Accounting Officer)

/s/ COLIN BIER                              Director
------------------------------------
Colin Bier, Ph.D.

/s/ RICHARD CHERNEY                         Director
------------------------------------
Richard Cherney

/s/ MICHAEL DUCROS                          Director
------------------------------------
Michael DuCros

                                            Director
------------------------------------
Peter Kruyt

                                            Director
------------------------------------
Louis R. Lamontagne, Ph.D.


/s/ JOHN MOLLOY                             Director
------------------------------------
John Molloy

/s/ RONALD M. NORDMANN                      Director
------------------------------------
Ronald M. Nordmann

/s/ EMIL SKAMENE                            Director
------------------------------------
Dr. Emil Skamene




                                     III-3

                            AUTHORIZED REPRESENTATIVE


         Pursuant to the requirements of Section 6(a) of the Securities Act of 1933, the authorized representative has duly caused this Registration Statement to be signed on its behalf by the undersigned, solely in its capacity as the duly authorized representative of Neurochem Inc. in the United States, in the State of New Jersey, Country of the United States of America, on the 19th day of August, 2003.






                                  By: /s/ RONALD M. NORDMANN
                                      ------------------------------------------
                                       Name:  Ronald M. Nordmann



                                     III-4

                                  EXHIBIT INDEX


Exhibit No.    Description
-----------    -----------------------------------------------------------------
3.*            Form of Underwriting Agreement.

4.1            The Audited Consolidated Balance Sheets of Neurochem as at June 30,
               2003 and 2002 and the Statements of Operations, Statements of Deficit
               and Statements of Cash Flows of Neurochem for the years ended June 30,
               2003, 2002 and 2001 and for the period from inception (June 17, 1993)
               to June 30, 2003, together with the auditors' report thereon, the notes thereto and Management's discussion and analysis of financial condition and results of operations in respect of the years ended June 30, 2003,
               June 2002 and June 30, 2001; and

4.3            The Annual Information Form of the Registrant dated November 15,
               2002 for the year ended June 30, 2002.

5.*            Consent of KPMG LLP.

6.*            Consent of Davies Ward Phillips & Vineberg LLP.

7.*            Consent of Davies Ward Phillips & Vineberg LLP (New York).

8.*            Consent of Ogilvy Renault, a general partnership.

9.*            Consent of Dewey Ballantine, LLP.

10. Powers of Attorney (contained on the signature pages of this Registration Statement on Form F-10).


--------
*To be filed by amendment.